Exhibit 10.2

OCCIDENTAL PETROLEUM CORPORATION

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 3, 2019

$5,000,000,000
_________________________

JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.,
BARCLAYS BANK PLC,
CITIBANK, N.A.,
HSBC SECURITIES (USA) INC.,
MUFG BANK, LTD,
RBC CAPITAL MARKETS,
SOCIETE GENERALE,
SUMITOMO MITSUI BANKING CORPORATION
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.,
as Syndication Agent,

BARCLAYS BANK PLC,
CITIBANK, N.A.,
HSBC BANK USA, NATIONAL ASSOCIATION,
MUFG BANK, LTD,
ROYAL BANK OF CANADA,
SOCIETE GENERALE,
SUMITOMO MITSUI BANKING CORPORATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

TABLE OF CONTENTS
Page

Schedules

1.01	Certain definitions
I	Revolving Credit Commitments
II	Addresses, Facsimile, E-Mails and Telephone Numbers

Exhibits

A-1	Form of Competitive Note
A-2	Form of Revolving Credit Note
B	Form of Competitive Bid Request
C	Form of Notice of Competitive Bid Request
D	Form of Competitive Bid
E	Form of Revolving Credit Borrowing Request
F	Form of Assignment and Acceptance
G	Form of Solvency Certificate

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 3, 2019, is among OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation (hereinafter called the “Company”); the Banks (as defined below); BANK OF AMERICA, N.A., as syndication agent (hereinafter called, in such capacity, together with any successor thereto in such capacity, the “Syndication Agent”); BARCLAYS BANK PLC, CITIBANK, N.A., HSBC BANK USA, NATIONAL ASSOCIATION, MUFG BANK, LTD, ROYAL BANK OF CANADA, SOCIETE GENERALE, SUMITOMO MITSUI BANKING CORPORATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as documentation agents (hereinafter called, in such capacity, together with any successor to any thereof in such capacity, the “Documentation Agents”) and JPMORGAN CHASE BANK, N.A., as administrative agent (hereinafter called, in such capacity, together with any successor thereto in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS the Company, the Administrative Agent, the Banks and the other parties thereto entered into that certain Credit Agreement dated as of January 31, 2018 (as amended, restated, modified or supplemented from time to time through the date hereof, the “Existing Credit Agreement”);

WHEREAS the Company, the Administrative Agent and the Banks desire to amend and restate the terms of the Existing Credit Agreement on the terms and conditions contained herein, which  Agreement shall become effective and shall supersede and replace the Existing Credit Agreement upon satisfaction of the conditions precedent set forth in Section 7.01; and

WHEREAS the Banks are willing to provide such credit facilities to the Company on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated below in this Section 1.01 (the meanings given to terms defined herein being equally applicable to both the singular and plural forms of such terms); provided that capitalized terms used in Sections 6.02(b) and 6.02(c) hereof and defined in Schedule 1.01 hereto shall have the meanings indicated in such Schedule 1.01:

“Accession Agreement” has the meaning assigned to that term in Section 4.01(b)(i).

“Acquired Business” means Anadarko and its Subsidiaries.

“Additional Commitment” means, each Bank’s commitment hereunder to extend credit to the Company in the amount set forth opposite the name of such Bank on Schedule I hereto in the column headed “Additional Commitment”.

“Additional Commitment Availability Date” means the date upon which the conditions of Section 7.03 shall have been satisfied or waived in accordance with Section 10.01.

 “Additional Commitment Termination Date” means the earliest of (i) the date on which the Anadarko Acquisition Agreement is terminated in accordance with its terms and such termination has either been publicly announced by a party thereto or the Joint Lead Arrangers have received written notice thereof from the Company and (ii) at 11.59 pm (New York City time) on February 14, 2020; provided, that, to the extent that the “End Date” set forth in the Anadarko Acquisition Agreement as in effect on May 9, 2019 is extended by a period of not more than three (3) months pursuant to Section 9.1(b)(i) of the Anadarko Acquisition Agreement as in effect on May 9, 2019, then the date first referred to in this clause (ii) shall, be automatically extended by an equal period.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Administrative Questionnaire” means an administrative questionnaire, in a form supplied by the Administrative Agent, which each Bank shall complete and provide to the Administrative Agent.

“Affected Bank” means, respectively, (i) any Bank or Participant affected by the events described in Section 2.08(a), Section 2.08(b), Section 2.08(f) or Section 2.12 hereof, (ii) any Bank affected by the events described in Section 2.13 hereof, or (iii) any Bank affected by the events described in Section 4.03(a) hereof, as the case may be, but only for any period during which such Bank or Participant shall be affected by such events.

“Agents” means, collectively, the Syndication Agent, the Administrative Agent and the Documentation Agents.

“Agreement” means this Amended and Restated Credit Agreement, as the same may at any time be amended or modified and in effect.

“Allocable Share” means, when used with reference to any Assenting Bank at the time any determination thereof is to be made, (a) in the case of the Revolving Credit Commitment and Revolving Credit Loans of an Affected Bank, a fraction, the numerator of which shall be the Revolving Credit Commitment of such Assenting Bank at such time and the denominator of which shall be the aggregate of the Revolving Credit Commitments of all Assenting Banks at such time (or such other amount of such Revolving Credit Commitment and Revolving Credit Loans as the Company and the Assenting Banks shall agree), and (b) in the case of the Competitive Loans, if any, of an Affected Bank, the outstanding principal amount thereof, divided among the Assenting Banks in such proportion as the Company and such Assenting Banks shall agree.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1%  per annum and (c) the Eurodollar Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% per annum.  For purposes of clause (c) above, the Eurodollar Rate on any day shall be based on the Eurodollar Screen Rate on such day for a deposit in Dollars with a maturity of one month (or, if the Eurodollar Screen Rate is not available for such one month maturity, the Interpolated Rate) at approximately 11:00 a.m., London time, on such day; provided that if such rate shall be less than zero, such rate shall be deemed to be zero.

For purposes hereof, any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, as the case may be.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain either the NYFRB Rate or the Eurodollar Rate, or both such Interest Rates, for any reason, the Alternate Base Rate shall be the higher of the Prime Rate and such other rate, if any, referred to in the definition of Alternate Base Rate that the Administrative Agent is able to ascertain until the circumstances giving rise to such inability no longer exist.

“Alternate Base Rate Loan” means any Loan with respect to which the Interest Rate is based on the Alternate Base Rate.

“Anadarko” means Anadarko Petroleum Corporation, a Delaware corporation.

 “Anadarko Acquisition” means the series of transactions which will result in the acquisition by the Company of the Acquired Business pursuant to the Anadarko Acquisition Agreement.

“Anadarko Acquisition Agreement” means the Agreement and Plan of Merger dated as of May 9, 2019 among the Company, Baseball Merger Sub 1, Inc. and Anadarko (together with the schedules and exhibits thereto), as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith and herewith.

 “Anadarko Bridge Facility” means the 364-Day Bridge Facility contemplated by that certain Second Amended and Restated Commitment Letter dated May 9, 2019 among the Company, CGMI, BofA Securities, Inc. (f/k/a Merrill Lynch, Pierce, Fenner & Smith Incorporated) and Bank of America N.A., which term shall include any definitive documentation evidencing such facility.

 “Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Facility Fee Percentage” means, on any date, the applicable percentage set forth below based upon the ratings applicable on such date to Index Debt:

Percentage
Level 1
AA or better by S&P Aa2 or better by Moody’s	0.040%
Level 2
AA- by S&P Aa3 by Moody’s	0.050%
Level 3
A+ by S&P A1 by Moody’s	0.060%
Level 4
A by S&P A2 by Moody’s	0.075%
Level 5
A- by S&P A3 by Moody’s	0.100%
Level 6
BBB+ by S&P Baa1 by Moody’s	0.125%
Level 7
BBB by S&P Baa2 by Moody’s	0.150%
Level 8
BBB- by S&P Baa3 by Moody’s	0.200%
Level 9
BB+ or lower by S&P Ba1 or lower by Moody’s	0.300%

For purposes hereof, (i) if the ratings established (or deemed to have been established, as provided in clause (ii) below) by Moody’s and S&P shall fall within different Levels, the applicable Level shall be the category in which the higher of the ratings shall fall unless the ratings differ by two or more Levels, in which case the applicable Level shall be the next Level below that corresponding to the higher rating, (ii) if Moody’s or S&P shall not have in effect a rating for Index Debt (other than (a) because such rating agency shall no longer be in the business of rating corporate debt obligations or (b) as a result of a change in the rating system of Moody’s or S&P), then such rating agency will be deemed to have established a rating for Index Debt in Level 9 and (iii) if any rating established (or deemed to have been established, as provided in clause (ii) above) by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first publicly announced by the applicable rating agency.  Each change in the Applicable Facility Fee Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks (acting through the Administrative Agent) shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency.

“Applicable Margin” means, on any date, with respect to any Eurodollar Loan or Alternate Base Rate Loan, as the case may be, the applicable spread set forth below based upon the ratings applicable on such date to Index Debt:

	Eurodollar	Alternate Base Rate
Level 1
AA or better by S&P Aa2 or better by Moody’s	0.460%	0.000%
Level 2
AA- by S&P Aa3 by Moody’s	0.575%	0.000%
Level 3
A+ by S&P A1 by Moody’s	0.690%	0.000%
Level 4
A by S&P A2 by Moody’s	0.800%	0.000%
Level 5
A- by S&P A3 by Moody’s	0.900%	0.000%
Level 6
BBB+ by S&P Baa1 by Moody’s	1.000%	0.000%
Level 7
BBB by S&P Baa2 by Moody’s	1.100%	0.100%
Level 8
BBB- by S&P Baa3 by Moody’s	1.300%	0.300%

	Eurodollar	Alternate Base Rate
Level 9
BB+ or lower by S&P Ba1 or lower by Moody’s	1.450%	0.450%

For purposes hereof, (i) if the ratings established (or deemed to have been established, as provided in clause (ii) below) by Moody’s and S&P shall fall within different Levels, the applicable Level shall be the category in which the higher of the ratings shall fall unless the ratings differ by two or more Levels, in which case the applicable Level shall be the next Level below that corresponding to the higher rating, (ii) if Moody’s or S&P shall not have in effect a rating for Index Debt (other than (a) because such rating agency shall no longer be in the business of rating corporate debt obligations or (b) as a result of a change in the rating system of Moody’s or S&P), then such rating agency will be deemed to have established a rating for Index Debt in Level 9 and (iii) if any rating established (or deemed to have been established, as provided in clause (ii) above) by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first publicly announced by the applicable rating agency.  Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks (acting through the Administrative Agent) shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency.

“Assenting Bank” has the meaning assigned to that term in Section 2.08(e)(ii) hereof.

“Assignment and Acceptance” means an instrument substantially in the form of Exhibit F hereto.

“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bank” and “Banks” mean, respectively, (i) each bank or financial institution (other than any Issuing Bank in its capacity as such) which becomes a party to this Agreement by signing on the signature pages hereto or pursuant to an Accession Agreement or Section 10.06(c) hereof, and (ii) all such banks and financial institutions.

“Bank Funding Default” means any failure by the Company to repay any portion of a Loan which otherwise would have been repaid in accordance with the second sentence of Section 2.06 hereof from proceeds of a new Loan or Loans, which failure is attributable solely to the failure of any Bank to make available all or any portion of the new Loan or Loans to be made by such Bank pursuant to Section 2.06 hereof.

“Bank Parent” means, with respect to any Bank, any Person in respect of which such Bank is a Subsidiary.

“Bankruptcy Event” means, with respect to any Bank, that such Bank has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Bank by a governmental authority if such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such governmental authority) to reject, repudiate, disavow or disaffirm any agreements made by such Bank.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowing” means a borrowing by the Company from the Banks (or any of them) pursuant to this Agreement (including any such borrowing made as a result of the operation of Section 2.06, Section 2.08(e)(ii), Section 2.08(e)(iii), Section 2.12(c)(i), Section 2.13(i), Section 4.03(b)(ii), or Section 4.03(b)(iv) hereof, as the case may be).

“Borrowing Date” means the date on which a Borrowing is, or is to be, consummated, as the context may indicate.

“Business Day” means any day not a Saturday, Sunday or legal holiday in the State of New York or the State of California and on which (i) banks and the Federal Reserve Bank of New York are open for business in New York City, and (ii) banks are open for business in California; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Business Entity” means a corporation, association, business trust, partnership, limited liability company or other business entity.

“Calendar Quarter” means a calendar quarter ending on the last day of any March, June, September or December.

“Capital Adequacy or Liquidity Change” has the meaning assigned to that term in Section 2.08(b) hereof.

“Capital Adequacy or Liquidity Rule” has the meaning assigned to that term in Section 2.08(b) hereof.

“Capital Stock” means (a) in the case of a corporation, common stock, preferred stock and any other capital stock, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, limited liability company interests, and (d) in the case of any other Business Entity, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, such Business Entity, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“CGMI” means Citigroup Global Markets Inc.

 “Code” means the Internal Revenue Code of 1986, as amended from time to time and in effect.

“Commitment Increase” has the meaning assigned to that term in Section 4.01(b)(i).

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Competitive Bid” means an offer by a Competitive Bid Bank to make a Competitive Loan pursuant to Section 2.02 hereof.

“Competitive Bid Banks” means those Banks from time to time designated by the Company, by written notice to the Administrative Agent, as Competitive Bid Banks entitled to submit Competitive Bids pursuant to Section 2.02(c) hereof.

“Competitive Bid Rate” means, as to any Competitive Bid made by a Bank pursuant to Section 2.02(c) hereof, (a) in the case of a Eurodollar Loan, the Margin, and (b) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Bank making such Competitive Bid.

“Competitive Bid Request” means a request made pursuant to Section 2.02 hereof substantially in the form of Exhibit B hereto.

“Competitive Borrowing” means, as the case may be, (a) a Borrowing consisting of a Competitive Loan from a Competitive Bid Bank whose Competitive Bid, accepted by the Company, is equal to the entire amount of such Borrowing, or (b) a Borrowing consisting of concurrent Competitive Loans from each of the Competitive Bid Banks whose Competitive Bid as a part of such Borrowing has been accepted by the Company, in each case pursuant to the bidding procedure described in Section 2.02 hereof.

“Competitive Loan” means a Loan from a Competitive Bid Bank to the Company pursuant to the bidding procedure described in Section 2.02 hereof.

“Competitive Notes” and “Competitive Note” mean, respectively, (a) the promissory notes of the Company substantially in the form of Exhibit A-1 hereto, issued pursuant to and in accordance with this Agreement, as such promissory notes may be amended or modified and in effect, and (b) a single such promissory note.

“Confidential Information” has the meaning assigned to that term in Section 10.02 hereof.

“Consenting Bank” has the meaning assigned to that term in Section 4.01(c).

 “Consolidated Subsidiary” means any Subsidiary of the Company included in the financial statements of the Company and its Subsidiaries prepared on a consolidated basis in accordance with United States generally accepted accounting principles.

“Declining Bank” has the meaning assigned to that term in Section 4.01(c).

“Defaulting Bank” means any Bank that (a) has failed, within three Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Event of Default or Unmatured Event of Default) has not been satisfied, (b) has notified the Company, the Administrative Agent or any Issuing Bank or Bank in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Event of Default or Unmatured Event of Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or any Issuing Bank or Bank made in good faith to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans and participations in Letters of Credit; provided, that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Administrative Agent’s or the applicable Issuing Bank’s or Bank’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or has a Bank Parent that has become, the subject of a Bankruptcy Event or a Bail-In Action.

“Documentation Agents” has the meaning assigned to that term in the introduction to this Agreement.

“Dollars” and the symbol “$” mean the lawful currency of the United States.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date upon which the conditions of Section 7.01 shall have been satisfied.  The Effective Date is June 3, 2019.

“Eligible Assignee” means a commercial bank having total assets in excess of $8,000,000,000 or any other financial institution mutually acceptable to the Company and the Administrative Agent.

“Employee Benefit Plan” has the meaning assigned to the term “employee benefit plan” in Section 3(3) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and in effect, and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” means any Loan with respect to which the Company shall have selected an Interest Rate based on the Eurodollar Rate in accordance with the provisions of Article II hereof.

“Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period, the Eurodollar Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (a) if no Eurodollar Screen Rate shall be available at such time for such Interest Period but Eurodollar Screen Rates shall be available for periods both longer and shorter than such Interest Period, then the “Eurodollar Rate” for such Interest Period shall be the Interpolated Rate and (b) if the Eurodollar Rate, determined as set forth above, shall be less than zero, then the Eurodollar Rate shall be deemed to be zero for all purposes hereof.

“Eurodollar Screen Rate” means, with respect to any Eurodollar Loan for any Interest Period, or with respect to any determination of the Alternative Base Rate pursuant to clause (c) of the definition thereof, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the applicable Reuters screen page (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion.

“Event of Default” has the meaning assigned to that term in Section 8.01 hereof.

“Excepted Subsidiary” means (a) effective as of the date of the Officers’ Certificate hereinafter referred to, any Subsidiary of the Company which has been designated as an Excepted Subsidiary after the Effective Date by an Officers’ Certificate and has not been withdrawn from status as an Excepted Subsidiary by a subsequent Officers’ Certificate effective as of the date of such subsequent Officers’ Certificate; provided that no Subsidiary of the Company may be designated as an Excepted Subsidiary unless, immediately after giving effect to such designation, the Company shall be in compliance with Section 6.02(d) hereof, calculated on a pro forma basis and (b) every Subsidiary of one or more Excepted Subsidiaries.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, a Bank, an Issuing Bank or any other recipient or required to be withheld or deducted from a payment to such recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Bank or Issuing Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank or an Issuing Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such recipient with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Bank or Issuing Bank acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Company under Section 2.08(e), Section 2.12(c), Section 2.13, Section 4.01(c), Section 4.03(b) or Section 10.08) or (ii) such Bank or Issuing Bank changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Bank’s or Issuing Bank’s assignor immediately before such Bank or Issuing Bank became a party hereto or to such Bank or Issuing Bank immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.12(b) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Maturity Date” has the meaning assigned to that term in Section 4.01(c).

“Facility Fee” has the meaning assigned to that term in Section 2.07(a) hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices included in or adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that such rate shall in no event be less than zero.

“Fees” means the Facility Fee, the LC Participation Fees and the Issuing Bank Fees.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Fixed Rate Loan” means any Competitive Loan made by a Bank pursuant to Section 2.02 hereof based upon a fixed rate per annum offered by such Bank (expressed as a percentage to 1/10,000 of one percent) and accepted by the Company.

“Funded Debt” means, with respect to any Person, all Indebtedness of such Person (a) maturing one year or more from the date of the creation thereof, (b) directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and (c) under a revolving credit, term loan or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Increase Effective Date” has the meaning assigned to that term in Section 4.01(b)(ii).

“Increased Cost Change” has the meaning assigned to that term in Section 2.08(a) hereof.

“Increasing Bank” has the meaning assigned to that term in Section 4.01(b)(i).

“Indebtedness” means, with respect to any Person, at any time, and in each case only to the extent such obligations are presented as liabilities on the face of the balance sheet of such Person in accordance with United States generally accepted accounting principles, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (b) obligations under capital leases (the amount of such obligations being the capitalized amount of such leases, determined in accordance with United States generally accepted accounting principles as provided in Section 1.02), (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit,  letters of guaranty and bankers’ acceptances, (e) guarantees by such Person of any Indebtedness of others of the type described in the foregoing clauses (a) through (d) and (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person.

“Indemnified Liabilities” has the meaning assigned to that term in Section 10.07 hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” and “Indemnitee” have the respective meanings assigned to those terms in Section 10.07 hereof.

“Index Debt” means senior, unsecured, non-credit-enhanced, publicly-held, long-term indebtedness for borrowed money of the Company.

 “Interest Payment Date” means (a) with respect to Alternate Base Rate Loans, the last day of each Calendar Quarter, commencing with the first of such dates to occur after the date of this Agreement, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of 6 months, also the day that would have been the Interest Payment Date for such Loan had an Interest Period of 3 months been applicable to such Loan, and (c) in the case of a Fixed Rate Loan, the last day of the Interest Period applicable thereto and in the case of a Fixed Rate Loan with an Interest Period of more than 90 days, each day within such Interest Period that would have been an Interest Payment Date had such Loan been a series of consecutive Fixed Rate Loans with 90-day Interest Periods.

“Interest Period” means (a) as to any Eurodollar Loan, the period commencing on the Borrowing Date of such Loan and ending one week later or 1, 2, 3 or 6 months later on the numerically corresponding day for 1, 2, 3 or 6 month Interest Periods (or if there is no such corresponding day, the last Business Day) in the calendar month, as the Company may elect, or other periods requested by the Company and acceptable to the Banks, (b) as to any Alternate Base Rate Loan, the period commencing on the Borrowing Date of such Loan and ending 90 days later or, if earlier, on the date of prepayment of such Loan, and (c) as to any Fixed Rate Loan, the period commencing on the Borrowing Date of such Loan and ending on the date specified in the Competitive Bid accepted by the Company with respect to such Fixed Rate Loan, which period shall not be less than 8 days or more than 360 days; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless (other than in the case of a one week Interest Period), with respect to Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period may be selected that ends later than the Maturity Date.

“Interest Rate” means the rate or rates of interest to be determined as provided in Article III hereof.

“Interpolated Rate” means, with respect to any Eurodollar Loan for any Interest Period, the rate per annum that results from interpolating on a linear basis between (a) the applicable Eurodollar Screen Rate for the longest maturity for which a Eurodollar Screen Rate is available that is shorter than such Interest Period and (b) the applicable Eurodollar Screen Rate for the shortest maturity for which a Eurodollar Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Issuing Bank” means (a) each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Wells Fargo Bank, National Association, HSBC Bank USA, National Association, Societe Generale, Royal Bank of Canada and MUFG Bank, Ltd. and (b) any other Bank that has agreed in writing (a copy of which has been delivered to the Administrative Agent) to issue Letters of Credit hereunder, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.03(i).  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such affiliate with respect to Letters of Credit issued by such affiliate.

“Issuing Bank Fees” has the meaning assigned to that term in Section 2.07(b) hereof.

“Joint Lead Arrangers” means each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Barclays Bank PLC, Citibank, N.A., HSBC Securities (USA) Inc., MUFG Bank, Ltd, RBC Capital Markets, Societe Generale, Sumitomo Mitsui Banking Corporation and Wells Fargo Securities, LLC, in its capacity as joint lead arranger and bookrunner.

“LC Commitment” means, as to each Issuing Bank, $200,000,000 or such other amount as such Issuing Bank and the Company may agree upon in writing from time to time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time.  For the avoidance of doubt, with respect to each Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the aggregate undrawn amount of such Letter of Credit shall be the maximum stated amount of such Letter of Credit after giving effect to all such increases.  The LC Exposure of any Bank at any time shall be its Proportional Share of the total LC Exposure at such time.

“LC Participation Fee” has the meaning assigned to that term in Section 2.07(b) hereof.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Loans” and “Loan” mean, respectively, (a) all loans made by the Banks or Competitive Bid Banks or a single Bank or Competitive Bid Bank (as the context may indicate) to the Company pursuant to this Agreement (including any such loan made as a result of the operation of Section 2.06, Section 2.08(e)(ii), Section 2.08(e)(iv), Section 2.12(c)(i), Section 2.13(i), Section 4.03(b)(ii) or Section 4.03(b)(iv) hereof, as the case may be), and (b) a single such loan made by any Bank or Competitive Bid Bank.

“Margin” means, as to any Competitive Bid relating to a Eurodollar Loan, the margin (expressed as a percentage rate per annum and rounded, if necessary, to the nearest 1/10,000 of one percent) to be added to or subtracted from the Eurodollar Rate to determine the interest rate offered by such Competitive Bid Bank with respect to such Eurodollar Loan.

“Maturity Date” means January 31, 2023 or such later date to which the Maturity Date may be extended in accordance with the terms of Section 4.01(c).

“Minimum Funding Standard” has the meaning assigned to that term in Section 302 of ERISA and Section 412 of the Code.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” has the meaning assigned to the term “multiemployer plan” in Section 3(37) of ERISA.

“Non-Defaulting Bank” means, at any time, any Bank that is not a Defaulting Bank at such time.

“Note” means a Competitive Note or a Revolving Credit Note executed and delivered by the Company as provided in Section 2.05 hereof (if any).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not published for any day that is a Business Day, the NYFRB Rate shall be the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided that NYFRB Rate shall in no event be less than zero.

“Officers’ Certificate” means a certificate executed on behalf of the Company by its President or one of its Vice Presidents and by one of its other Vice Presidents or its Treasurer or one of its Assistant Treasurers or its Controller or one of its Assistant Controllers.

 “Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Loan or Note).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.08(e), Section 2.12(c), Section 2.13, Section 4.01(c), Section 4.03(b) or Section 10.08).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by US-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day as an Overnight Bank Funding Rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participants” and “Participant” mean, respectively, (a) the banks and other entities referred to in Section 10.06(b) hereof, and (b) any one of such banks or other entities.

“Payment in Full” means the date on which the Total Commitment is terminated and all Loans and the unpaid interest accrued thereon and the Fees accrued hereunder are repaid or paid in full.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or a political subdivision thereof or a governmental agency.

“Plan” means (a) with respect to the Company, any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, under which the Company or any Related Person to the Company has contributed, and (b) with respect to any other Person, any employee benefit plan or other plan established or maintained by such Person for the benefit of such Person’s employees and to which Title IV of ERISA applies.

“Plan Administrator” has the meaning assigned to the term “administrator” in Section 3(16)(A) of ERISA.

“Plan Sponsor” has the meaning assigned to the term “plan sponsor” in Section 3(16)(B) of ERISA.

“Prime Rate” means the rate per annum publicly announced by the Administrative Agent from time to time as its prime rate in effect at its principal office in the City of New York.  Each change in the Prime Rate shall be effective on the date such change is announced as effective.

“Prohibited Transaction” has the respective meanings assigned to that term in Section 4975 of the Code and in Section 406 of ERISA.

“Proportional Share” means, at the time any determination thereof is to be made and when used with reference to any Bank and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction, the numerator of which shall be such Bank’s Revolving Credit Commitment at such time and the denominator of which shall be the Total Commitment at such time; provided, however, that if prior to the time of such determination the Total Commitment shall have been terminated pursuant to the terms hereof (including Section 8.01), any determination of Proportional Shares shall be based upon the amounts of Revolving Credit Commitments and Total Commitment in effect immediately prior to such termination.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Refinancing Loan” means (a) any Revolving Credit Loan (i) which is made on the date of repayment of any other Revolving Credit Loan and (ii) all of the proceeds of which are applied, in accordance with Section 2.06 hereof, to the repayment of such other Revolving Credit Loan, and (b) any Revolving Credit Loan (i) which is made on the date of prepayment of any other Revolving Credit Loan and (ii) all of the proceeds of which are applied, in accordance with Section 4.02 hereof, to the prepayment of such other Revolving Credit Loan.  A Refinancing Loan may be a Eurodollar Loan, an Alternate Base Rate Loan, or a combination thereof, irrespective of whether the Loan or Loans being refinanced with the proceeds of such Refinancing Loan were bearing interest based upon the same or a different interest rate basis as such Refinancing Loan.

“Register” has the meaning assigned to that term in Section 10.06(e) hereof.

“Regulation D” means Regulation D of the Board, as the same may at any time be amended or modified and in effect.

“Regulation U” means Regulation U of the Board, as the same may at any time be amended or modified and in effect.

“Regulation X” means Regulation X of the Board, as the same may at any time be amended or modified and in effect.

“Related Person” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code.

“Replacement Lender” means a lending institution designated by the Company pursuant to Section 2.08(e)(iv), Section 2.12(c)(ii), Section 2.13(b), or Section 4.03(b)(iv) hereof, which, at the time of such designation, is not a Bank.

“Reportable Event” means a “reportable event” described in Section 4043(b) of ERISA.

“Required Banks” means, at the time any determination thereof is to be made, Banks whose Revolving Credit Commitments aggregate more than 50% of the Total Commitment, or, if the Total Commitment shall have been terminated pursuant to the terms hereof (including pursuant to Section 8.01), Banks holding outstanding Loans and LC Exposures representing in the aggregate more than 50% of the sum of the aggregate outstanding principal amount of all Loans and LC Exposures.

“Revolving Credit Borrowing” means a Borrowing (a) pursuant to Section 2.01(a) or Section 2.06 hereof consisting of simultaneous Revolving Credit Loans from each of the Banks in accordance with their respective Proportional Shares of such Borrowing, or (b) made as a result of the operation of Section 2.08(e)(ii), Section 2.08(e)(iv), Section 2.12(c)(i), Section 2.13(i),  Section 4.03(b)(ii), or Section 4.03(b)(iv) hereof.

“Revolving Credit Borrowing Request” means a request made pursuant to Section 2.01(b) hereof substantially in the form of Exhibit E hereto.

“Revolving Credit Commitment” means, when used with reference to any Bank at the time any determination thereof is to be made, the amount of such Bank’s commitment hereunder to extend credit to the Company as set forth in Section 2.01(a) and Section 2.03 hereof, which Revolving Credit Commitment, subject to Section 8.01 hereof and the proviso below, shall be the total amount set forth opposite the name of such Bank on Schedule I hereto or the amount set forth in an Accession Agreement, as such commitment may from time to time be adjusted under Section 2.08(e)(ii), Section 2.08(e)(iii), Section 2.12(c)(i), Section 2.12(c)(ii), Section 2.13(i), Section 2.13(ii), Section 4.03(b)(ii) or Section 4.03(b)(iv) hereof, reduced by the amount of any permanent reduction(s) in such amount made pursuant to Section 4.01(a) or Section 4.03(a) hereof or increased from time to time pursuant to Section 4.01(b); provided, however, that (except for the purposes of Sections 2.07, 8.01, 10.01 and 10.06) the Revolving Credit Commitment of any Bank shall not include its Additional Commitments until and following the occurrence of the Additional Commitment Availability Date in accordance with Section 2.01.

“Revolving Credit Commitments” means each Revolving Credit Commitment, collectively.

“Revolving Credit Exposure” means, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Revolving Credit Loans and its LC Exposure at such time.

“Revolving Credit Loan” shall have the meaning assigned to that term in Section 2.01(a) hereof.

“Revolving Credit Notes” and “Revolving Credit Note” mean, respectively, (a) the promissory notes of the Company substantially in the form of Exhibit A-2 hereto, issued pursuant to and in accordance with this Agreement, as such promissory notes may at any time be amended or modified and in effect, and (b) a single such promissory note.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom.

“Specified Subsidiary” means, at any time, any Consolidated Subsidiary, a majority (by number of votes) of the Voting Securities of which is at such time owned directly by the Company or by one or more of its Specified Subsidiaries, or by the Company and one or more of its Specified Subsidiaries, and which is not at such time designated as an Excepted Subsidiary; provided that (i) at the time any Subsidiary of the Company is withdrawn from status as an Excepted Subsidiary, such Subsidiary shall not be liable with respect to any Indebtedness which it could not become liable with respect to hereunder on the date of such withdrawal if it were then a Specified Subsidiary, and (ii) immediately after giving effect to such withdrawal, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other Business Entity, a majority (by number of votes) of the Voting Securities of which is at the time owned by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

“Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Taxes” has the meaning assigned to that term in Section 2.12(a) hereof.

“Total Capitalization” means, as of the last day of any fiscal quarter, with respect to the Company and its Specified Subsidiaries on a consolidated basis, the sum of (a) Total Debt at such time; plus (b) total stockholders’ equity at such time, determined on a consolidated basis in accordance with United States generally accepted accounting principles.

“Total Commitment” means, at any time the determination thereof is to be made, the aggregate amount of the Revolving Credit Commitments of the Banks, as in effect at such time.

“Total Debt” means, at any time, the aggregate outstanding principal amount (or, in the case of a discount instrument, the accreted value thereof) of Indebtedness of the Company and its Specified Subsidiaries on a consolidated basis referred to in clauses (a) and (b), and guarantees thereof under clause (e), in each case of the definition of Indebtedness, excluding Indebtedness of the WES Entities that is nonrecourse to Anadarko or the Company.

“Transferee” has the meaning assigned to that term in Section 10.06(g) hereof.

“United States” means the United States of America.

“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Voting Securities” means stock or partnership interests of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership or other business entity in question, other than stock or partnership interests having the right so to vote solely by reason of the happening of a contingency.

“WES Entities” means Western Midstream Partners, LP (formerly known as Western Gas Equity Partners, LP), Western Midstream Operating, LP (formerly known as Western Gas Partners, LP) and their respective Subsidiaries and general partners.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles as in effect from time to time, including, without limitation, releases and bulletins issued by the Securities and Exchange Commission, applicable statements, interpretations and positions issued by the Financial Accounting Standards Board and standards and releases issued by the Public Company Accounting Oversight Board or their task forces and/or committees.  In the event that an actual or anticipated change (which term for all purposes of this Agreement includes, without limitation, the adoption of a new rule) in United States generally accepted accounting principles would affect the computation of any dollar amounts or ratios referred to in the financial covenants herein, then, if the Company, the Administrative Agent or the Required Banks, by notice to the other parties hereto, shall so request, whether before or at any time after such change in United States generally accepted accounting principles, (a) the parties to the Agreement will enter into negotiations in good faith in an effort to agree upon amendments which will most nearly preserve the original intent of such financial covenants, and (b) pending agreement on such amendments, such financial covenants will remain in effect but will be measured by reference to United States generally accepted accounting principles as in effect immediately prior to such change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under United States generally accepted accounting principles as in effect on December 31, 2016.  When used herein, the term “financial statements” shall include the notes and schedules thereto, but need not include such notes or schedules when used with reference to such statements of any Person as of any date other than the end of a fiscal year of such Person.

SECTION 1.03.  Divisions.  For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 1.04.  Eurodollar Screen Rate Notification.  The interest rate on Eurodollar Loans is determined by reference to the Eurodollar Screen Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.03 of this Agreement, such Section 3.03 provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will notify the Company, pursuant to Section 3.03, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of

“Eurodollar Screen Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.03, will be similar to, or produce the same value or economic equivalence of, the Eurodollar Screen Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

LOAN AND LETTER OF CREDIT PROVISIONS

SECTION 2.01.  Revolving Credit Commitments; Procedure for Requests.  (a)  Subject to the terms and conditions of this Agreement, each Bank, severally and not jointly, agrees to make revolving credit loans (“Revolving Credit Loans”) to the Company at any time and from time to time on and after the Effective Date (including, on and after the Additional Commitment Availability Date, with respect to the Additional Commitments, in accordance with Section 2.01(c) below) and until the Maturity Date; provided, however, that (i) at no time shall the sum of (A) the outstanding aggregate principal amount of all Revolving Credit Loans made by a Bank and (B) the LC Exposure of such Bank exceed the Revolving Credit Commitment of such Bank then in effect (notwithstanding the fact that the aggregate principal amount outstanding at any time of all Revolving Credit Loans and Competitive Loans made by a Bank plus the LC Exposure of such Bank may exceed the Revolving Credit Commitment of such Bank then in effect) and (ii) at no time shall the sum of (A) the outstanding aggregate principal amount of all Revolving Credit Loans and Competitive Loans and (B) the LC Exposure exceed the Total Commitment; provided further that nothing contained herein shall be deemed to prohibit the making of, or to relieve any Bank of its obligation to make, Revolving Credit Loans the proceeds of which are to be applied solely to the repayment of principal of any Loan pursuant to Section 2.06 hereof.  The Company may borrow, repay, prepay and reborrow Revolving Credit Loans on and after the Effective Date and prior to the Maturity Date.  The Revolving Credit Commitments shall automatically and permanently terminate on the Maturity Date.

(b)  To effect a Revolving Credit Borrowing, the Company shall give the Administrative Agent notice (by telephone (confirmed promptly in writing), facsimile or e-mail), substantially in the form of Exhibit E hereto, (i) in the case of a Revolving Credit Borrowing consisting of Eurodollar Loans, not later than 12:00 noon, New York City time, three Business Days before such Revolving Credit Borrowing and (ii) in the case of a Revolving Credit Borrowing consisting of Alternate Base Rate Loans, not later than 1:00 p.m., New York City time, on the Business Day of such Revolving Credit Borrowing.  Such notice shall be irrevocable (except as provided in Section 2.08(e)(i), Section 2.12(c)(iii), Section 3.03(b) or Section 4.03(b)(i) hereof) and shall in each case refer to this Agreement and specify (x) whether the Loans then being requested are to be Eurodollar Loans or Alternate Base Rate Loans, or a combination thereof, (y) the Borrowing Date with respect to such Loans (which shall be a Business Day) and the aggregate principal amount thereof, and (z) in the case of Eurodollar Loans, the Interest Period with respect thereto.  If no Interest Period with respect to any Eurodollar Loan is specified in any such notice, then the Company shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the other Banks by facsimile or e-mail of any notice given pursuant to this Section 2.01(b) and of each Bank’s portion of the requested Revolving Credit Borrowing.

(c)  On the Additional Commitment Availability Date, (A) the aggregate principal amount of the Revolving Credit Loans outstanding (for the purposes of this Section 2.01(c), the “Initial Loans”) immediately prior to the Additional Commitment Availability Date shall be deemed to be repaid, (B) upon the Additional Commitment Availability Date, the Company shall be deemed to have made new Revolving Credit Borrowings (for the purposes of this Section 2.01(c), the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the types and for the Interest Periods specified in a notice delivered to the Administrative Agent in accordance with this Section 2.01, (C) each Bank shall pay to the Administrative Agent in same day funds an amount equal to the difference, if positive, between (x) such Bank’s Proportional Share (calculated including the Additional Commitments) of the Subsequent Borrowings and (y) such Bank’s Proportional Share (calculated excluding the Additional Commitments) of the Initial Loans, (D) after the Administrative Agent receives the funds specified in clause (C) above, the Administrative Agent shall pay to each Bank the portion of such funds that is equal to the difference, if positive, between (1) such Bank’s Proportional Share (calculated excluding the Additional Commitments) of the Initial Loans and (2) such Bank’s Proportional Share (calculated including the Additional Commitments) of the amount of the Subsequent Borrowings, (E) each Bank shall be deemed to hold its Proportional Share of each Subsequent Borrowing (each calculated including the Additional Commitments) and (F) the Company shall pay each Bank any and all accrued but unpaid interest on the Initial Loans.  The Lenders hereby waive the right to deemed compensation pursuant to Section 3.04 hereof in respect of any deemed payments made pursuant to clause (A) above.

SECTION 2.02.  Competitive Loans; Procedure for Requests.  (a)  Subject to the terms and conditions of this Agreement, the Company may from time to time request Competitive Bid Banks to submit Competitive Bids, and the Competitive Bid Banks may submit such Competitive Bids and, from time to time on and after the Effective Date and prior to the Maturity Date, may make Competitive Loans in accordance with the procedures set forth in this Section 2.02.  At no time shall (i) the outstanding aggregate principal amount of all Competitive Loans made by a Competitive Bid Bank or (ii) the sum of the outstanding aggregate principal amount of all Revolving Credit Loans and Competitive Loans made by all Banks and the LC Exposure exceed the Total Commitment, notwithstanding the fact that the aggregate principal amount outstanding at any time of all Competitive Loans made by a Competitive Bid Bank may exceed the Revolving Credit Commitment of such Bank.

(b)  To request Competitive Bids, the Company shall give the Administrative Agent (by telephone (confirmed in writing no later than 5:00 p.m., New York City time, on the same day), facsimile or e-mail) a duly completed Competitive Bid Request substantially in the form of Exhibit B hereto, to be received by the Administrative Agent (i) in the case of Eurodollar Loans, not later than 12:00 noon, New York City time, five Business Days before a proposed Competitive Borrowing and (ii) in the case of Fixed Rate Loans, not later than 11:00 a.m., New York City time, one Business Day before a proposed Competitive Borrowing.  No Alternate Base Rate Loan shall be requested in, or made pursuant to, a Competitive Bid Request.  A Competitive Bid Request that does not conform substantially to the format of Exhibit B hereto may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the Company of such rejection by telephone (confirmed promptly in writing), facsimile or e-mail.  A Competitive Bid Request shall in each case refer to this Agreement and specify (x) whether the Loans then being requested are to be Eurodollar Loans or Fixed Rate Loans, (y) the Borrowing Date with respect to such Loans (which shall be a Business Day) and the aggregate principal amount thereof (which shall be in amounts such that the sum of the aggregate principal amount of all Loans outstanding immediately following the Borrowing of the Loans pursuant to such Competitive Bid Request and the LC Exposure shall not exceed the Total Commitment), and (z)  the requested Interest Period with respect thereto.  The aggregate principal amount of the Competitive Borrowing requested pursuant to any Competitive Bid Request shall not be less than $50,000,000.  Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite (in the form set forth in Exhibit C hereto) by facsimile or e-mail the Competitive Bid Banks to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.

(c)  Each Competitive Bid Bank may, in its sole discretion, make one or more Competitive Bids to the Company responsive to the Competitive Bid Request.  Each Competitive Bid by a Competitive Bid Bank must be in the form of Exhibit D hereto and must be received by the Administrative Agent by facsimile or e-mail, (i) in the case of Eurodollar Loans, not later than 2:00 p.m., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the Borrowing Date of the proposed Competitive Borrowing.  Competitive Bids that do not conform substantially to the format of Exhibit D hereto may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the Company, and the Administrative Agent shall notify the Competitive Bid Bank that submitted such Competitive Bid of such rejection as soon as practicable.  Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $l,000,000 and which may equal the entire aggregate principal amount of the Competitive Borrowing requested by the Company) of the Competitive Loan that the Competitive Bid Bank is willing to make to the Company, (y) the Competitive Bid Rate at which the Competitive Bid Bank is prepared to make the Competitive Loan, and (z) the offered Interest Period with respect thereto.  Except as provided in Section 2.08(e)(i), Section 2.12(c)(iii), and Section 4.03(b)(i) hereof, a Competitive Bid submitted by a Competitive Bid Bank pursuant to this Section 2.02(c) shall be irrevocable.  If any Competitive Bid Bank shall elect not to make a Competitive Bid with respect to a proposed Competitive Borrowing, such Competitive Bid Bank shall so notify the Administrative Agent by facsimile or e-mail (i) in the case of Eurodollar Loans, not later than 2:00 p.m., New York City time, four Business Days before such proposed Competitive Borrowing and (ii) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the Borrowing Date of such proposed Competitive Borrowing; provided, however, that the failure of any Competitive Bid Bank to give such notice shall not cause such Bank to be obligated to make any Competitive Loan as part of such Competitive Borrowing.

(d)  The Administrative Agent shall notify the Company of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each

Competitive Loan in respect of which a Competitive Bid was made and the identity of the Competitive Bid Bank that made each bid; such notice shall be given to the Company by telephone (confirmed immediately by facsimile or e-mail) not later than (i) 45 minutes (in the case of Competitive Bids for Fixed Rate Loans) and (ii) 2 hours (in the case of other Competitive Bids) after the latest time by which such Competitive Bids were required to be received by the Administrative Agent pursuant to Section 2.02(c) hereof.  The Administrative Agent shall send a copy of all Competitive Bids to the Company for its records as soon as practicable after completion of the bidding process set forth in this Section 2.02.

(e)  The Company may in its sole and absolute discretion, subject only to the provisions of this Section 2.02(e), accept or reject any Competitive Bid referred to in Section 2.02(d) hereof.  The Company shall notify the Administrative Agent (by telephone (confirmed in writing), facsimile or e-mail) whether and to what extent it has decided to accept or reject any or all of the Competitive Bids referred to in Section 2.02(d) hereof, (i) in the case of Eurodollar Loans, not later than 12:00 noon, New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of Fixed Rate Loans, not later than 10:30 a.m., New York City time, on the Borrowing Date of the proposed Competitive Borrowing; provided, however, that (v) the failure by the Company to give such notice shall be deemed to be a rejection of all the Competitive Bids referred to in Section 2.02(d) hereof, (w) the Company shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Company has rejected a Competitive Bid made at a lower Competitive Bid Rate, (x) the aggregate principal amount of the Competitive Borrowing to be made may not exceed the principal amount of Competitive Loans requested by the Company pursuant to the related Competitive Bid Request, (y) if the Company shall accept Competitive Bids made at a particular Competitive Bid Rate but shall be restricted by other conditions hereof from borrowing the aggregate principal amount of Competitive Loans in respect of which Competitive Bids at such Competitive Bid Rate have been made, then, to the extent of the aggregate principal amount of the Competitive Borrowing to be made, the Company shall accept a pro rata portion of each Competitive Bid made at such Competitive Bid Rate based as nearly as possible on the respective principal amounts of Competitive Loans for which such Competitive Bids were made (provided that if the available principal amount of Competitive Loans to be so allocated is not sufficient to enable Competitive Loans to be so allocated to each such Competitive Bid Bank in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000, the Company shall select the Competitive Bid Banks to be allocated such Competitive Loans and shall round allocations up or down to the next higher or lower multiple of $1,000,000 as it shall deem appropriate), and (z) no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000.  If telephonic notice of acceptance or rejection of a Competitive Bid is given by the Company to the Administrative Agent pursuant to the immediately preceding sentence, such notice shall be confirmed in writing no later than (A) in the case of Eurodollar Loans, 5:00 p.m., New York City time, on the day such notice is given, or (B) in the case of Fixed Rate Loans, 1:00 p.m., New York City time, on the day such notice is given.  Except as provided in Section 2.08(e)(i), Section 2.12(c)(iii), and Section 4.03(b)(i) hereof, a notice given by the Company pursuant to this Section 2.02(e) shall be irrevocable.

(f)  The Administrative Agent shall promptly notify by facsimile or e-mail each of the Competitive Bid Banks which has submitted a Competitive Bid whether or not their Competitive Bids have been accepted (and if so, in what amount and at what Competitive Bid Rate), and each successful Competitive Bid Bank shall thereupon become bound to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(g)  A Competitive Borrowing shall not be made within five Business Days of the Borrowing Date of any other Competitive Borrowing, unless the Company and the Administrative Agent shall mutually agree otherwise.

(h)  If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Competitive Bid Bank, it shall submit such bid to the Company one quarter of an hour earlier than the latest time at which the other Competitive Bid Banks are required to submit their bids to the Administrative Agent pursuant to Section 2.02(c) hereof.

SECTION 2.03.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Company may request any Issuing Bank to issue Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time on and after the Effective Date and until the fifth Business Day prior to the Maturity Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Notwithstanding anything to the contrary set forth herein, no Issuing Bank shall be required to issue, amend, renew or extend any Letters of Credit in contravention of the customary procedures of the applicable Issuing Bank, and no Issuing Bank shall be required to issue any commercial Letter of Credit if such issuance is inconsistent with such Issuing Bank’s internal policies.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to Section 2.03(c) hereof)), the Company shall hand deliver, fax or e-mail to an Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.03(c) hereof), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Company also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $2,000,000,000, (ii) the portion of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank shall not exceed such Issuing Bank’s LC Commitment and (iii) the sum of the outstanding aggregate principal amount of all Revolving Credit Loans and Competitive Loans made by all Banks and the LC Exposure shall not exceed the Total Commitments.  At the request of any Bank at any time, each Issuing Bank will advise such Bank of the amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank at such time.  If the Required Banks notify an Issuing Bank (with a copy to the Administrative Agent) that an Event of Default or an Unmatured Event of Default exists and instruct such Issuing Bank to suspend the issuance, amendment, renewal or extension of Letters of Credit, such Issuing Bank shall not issue, amend, renew (except pursuant to an automatic renewal permitted pursuant to Section 2.03(c) hereof unless such notice is received at least one Business Day prior to the date by which the election not to renew must be made by such Issuing Bank) or extend any Letter of Credit without the consent of the Required Banks until such notice is withdrawn by the Required Banks (and each Bank that shall have delivered such notice agrees promptly to withdraw it at such time as no Event of Default or Unmatured Event of Default exists).

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may provide for automatic renewals thereof for additional periods of one year in the absence of a notice from the applicable Issuing Bank to the contrary so long as the final expiry of such Letter of Credit is not later than the date referred to in clause (ii) of this sentence (and the applicable Issuing Bank is hereby directed to give any notice required in order that the expiry of any Letter of Credit will not be later than such date); provided further that no Letter of Credit may expire after the Existing Maturity Date applicable to any Declining Bank if, after giving effect to such issuance, renewal or extension the aggregate Commitments of the Consenting Banks (including any Replacement Lenders) that will be in effect following such Existing Maturity Date would be less than the portion of the LC Exposure attributable to Letters of Credit expiring after such Existing Maturity Date.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Banks, such Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Bank’s Proportional Share of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Bank’s Proportional Share of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in Section 2.03(e) hereof, or of any reimbursement payment required to be refunded to the Company for any reason.  Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of an Event of Default or Unmatured Event of Default or reduction or termination of the Revolving Credit

Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $10,000,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.01 that such payment be financed with a Borrowing consisting of Alternate Base Rate Loans in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing.  If the Company fails to make such payment when due, the Administrative Agent shall notify each Bank of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Bank’s Proportional Share thereof.  Promptly following receipt of such notice, each Bank shall pay to the Administrative Agent its Proportional Share of the payment then due from the Company, in the same manner as provided in Section 2.04 with respect to Loans made by such Bank (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Banks.  Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Banks have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Banks and such Issuing Bank as their interests may appear.  Any payment made by a Bank pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Alternate Base Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Company’s obligation to reimburse LC Disbursements as provided in Section 2.03(e) hereof shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder.  None of the Administrative Agent, the Banks or any Issuing Bank, or any of their affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, unless a court of competent jurisdiction shall have determined in a final, non-appealable judgement that an Issuing Bank acted (or failed to act) in gross negligence or willful misconduct, such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by facsimile or e-mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Banks with respect to any such LC Disbursement.

(h)  Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to Alternate Base Rate Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to Section 2.03(e) hereof, then Section 3.02 hereof shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to Section 2.03(e) hereof to reimburse such Issuing Bank shall be for the account of such Bank to the extent of such payment.

(i)  Replacement of Issuing Banks.  Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Banks of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.07(b) hereof.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and such previous Issuing Bank, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Banks (or, if the maturity of the Loans has been accelerated, Banks with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Banks, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (e) or (f) of Article VIII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option of the Administrative Agent, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Banks with LC Exposures representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement.  If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

(k)  Issuing Bank Reports.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of

Credit, the date of such issuance, amendment, renewal or extension and the aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that no Issuing Bank shall effect any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iii) on any Business Day on which the Company fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank, the date of such failure and the amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l)  Applicability of International Standby Practices and Uniform Customs and Practice.  Unless otherwise expressly agreed by an Issuing Bank and the Company at the time a Letter of Credit is issued, (i) the rules of the International Standby Practices shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice shall apply to Documentary Credits, in each case, as most recently published by the International Chamber of Commerce.

SECTION 2.04.  General Terms Relating to the Loans.  (a)  Each Borrowing made by the Company on any Borrowing Date shall be (i) in the case of Competitive Loans, in an integral multiple of $1,000,000 and in a minimum aggregate principal amount of $5,000,000 and (ii) in the case of Revolving Credit Loans, in an integral multiple of $10,000,000 and in a minimum aggregate principal amount of $50,000,000; provided that a Borrowing of Revolving Credit Loans that are Alternate Base Rate Loans may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.03(e) hereof.  Competitive Loans shall be made by the Competitive Bid Banks in accordance with Section 2.02(e) hereof, and Revolving Credit Loans shall be made by the Banks ratably in accordance with their respective Revolving Credit Commitments on the Borrowing Date of the Revolving Credit Borrowing; provided, however, that the failure of any Bank to make any Loan shall not in itself relieve any other Bank of its obligation to lend hereunder.

(b)  Each Competitive Loan shall be a Eurodollar Loan or a Fixed Rate Loan, and each Revolving Credit Loan shall be a Eurodollar Loan or an Alternate Base Rate Loan, as the Company may request subject to and in accordance with Section 2.01 or Section 2.02 hereof, as applicable.  Each Bank may at its option make any Eurodollar Loan by causing a foreign branch or affiliate of such Bank to make such Loan; provided, however, that (i) any exercise of such option shall not affect the obligation of the Company to repay such Loan to such Bank in accordance with the terms of this Agreement and any applicable Note, (ii) such Bank shall promptly advise the Company of the exercise of such option, the name and address of such foreign branch or affiliate and such other information with respect to such branch or affiliate as the Company may reasonably request, and (iii) the exercise of such option, as of the time of such exercise, shall not materially increase the amounts which would have been payable by the Company to such Bank under this Agreement and any applicable Notes.  Revolving Credit Loans of more than one interest rate option may be outstanding at the same time; provided, however, that, unless the Administrative Agent and the Company shall otherwise agree, the Company shall not be entitled to request any Revolving Credit Loan or Competitive Loan which, if made, would result in an aggregate of more than ten separate Revolving Credit Loans of any Bank and ten separate Competitive Loans being outstanding hereunder at any one time.  For purposes of the foregoing, Revolving Credit Loans having different Interest Periods, regardless of whether they commence on the same date, and Revolving Credit Loans having different interest rate options, shall be considered separate Loans.

(c)  Subject to Section 2.06 hereof, each Bank shall make available its portion, as appropriate, of each Competitive Borrowing and Revolving Credit Borrowing on the proposed Borrowing Date thereof by paying the amount required to the Administrative Agent in New York, New York, in Dollars, in immediately available funds not later than 11:00 a.m. (or 12:00 noon in the case of Fixed Rate Loans or 2:00 p.m. in the case of Alternate Base Rate Loans), New York City time, and the Administrative Agent shall by 1:00 p.m. (or 3:00 p.m. in the case of Alternate Base Rate Loans), New York City time, credit the amounts so received (or, subject to Section 2.04(d) hereof, its own funds but, in either case, in Dollars in immediately available funds) to such account of the Company as it shall designate in writing to the Administrative Agent or, if Loans are not made on such date because any condition precedent to a Borrowing herein specified shall not have been met, promptly return the amounts so received to the respective Banks.

(d)  Unless the Administrative Agent shall have been notified by a Bank prior to the Borrowing Date of any Loan that such Bank does not intend to make available to the Administrative Agent such Bank’s portion of the Loan to be made on such Borrowing Date, the Administrative Agent may assume that such Bank has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Company a corresponding amount.  If, and only if, such notice is not given and such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, from the Company) together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on (but excluding) the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of such Bank, the Federal Funds Effective Rate and (ii) in the case of the Company, the applicable Interest Rate in respect of such Loan.

SECTION 2.05.  Repayment of Loans; Evidence of Indebtedness.  (a)  The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Revolving Credit Loan and Competitive Loan of such Bank on the last day of the Interest Period applicable to such Loan (in the case of any Revolving Credit Loan, subject to the final sentence of Section 2.06 hereof) and, in any event, on the Maturity Date.

(b)  Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Company to such Bank resulting from each

Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.05 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(e)  Any Bank may request (i) that the Revolving Credit Loans made by it be evidenced by a Revolving Credit Note duly executed on behalf of the Company, dated the date of this Agreement, in substantially the form attached hereto as Exhibit A-2 with the blanks appropriately filled, payable to such Bank (or, if requested by such Bank, to such Bank or its registered assigns) in a principal amount equal to the Revolving Credit Commitment of such Bank, and (ii) that the Competitive Loans made by it be evidenced by a Competitive Note duly executed on behalf of the Company, dated the date of this Agreement, in substantially the form attached hereto as Exhibit A-1 with the blanks appropriately filled, payable to such Bank (or, if requested by such Bank, to such Bank or its registered assigns) in a principal amount equal to the Total Commitment.  In such event, the Company shall prepare, execute and deliver to such Bank the applicable Note or Notes.  Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more Notes in such form payable to the payee named therein (or, if required by such payee, to such payee or its registered assigns).  Each Bank shall, and is hereby authorized by the Company to, record on the schedule attached to the relevant Note held by such Bank (or on a continuation of such schedule attached to each such Note and made a part thereof) an appropriate notation evidencing the Borrowing Date and amount of each Loan of such Bank, each payment or prepayment (including any deemed repayment pursuant to Section 2.06 hereof) of principal of any Loan and the other information provided for on such schedule; provided, however, that the failure of any Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Company to repay the Loans made by such Bank in accordance with the terms of the relevant Note. Upon Payment in Full, each Note or, with respect to any Bank, on the date on which such Bank no longer holds any outstanding Loans or Revolving Credit Commitment, such Bank’s Note(s), shall be automatically deemed of no further force and effect and, upon the request of the Company, shall be promptly returned by the relevant Bank to the Company.

SECTION 2.06.  Refinancings.  The Company may refinance all or any part of any Loan with a Loan or Loans of the same or a different type made pursuant to Section 2.01 or

Section 2.02 hereof; provided, however, that the aggregate principal amount of the new Borrowings shall not exceed the aggregate principal amount of the Loans being refinanced.  Any Loan or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.05 hereof with the proceeds of a new Borrowing hereunder; provided, however, that with respect to any new Borrowing which results in any Bank extending a Loan in a different principal amount than such Bank extended in the Loan being refinanced (e.g., the refinancing of a Revolving Credit Loan with a Competitive Loan), (i) if the principal amount extended by a Bank in a refinancing is greater than the principal amount extended by such Bank in the Borrowing being refinanced, such Bank shall pay such difference to the Administrative Agent for distribution to the Banks described in clause (ii) below, and (ii) if the principal amount extended by a Bank in the Borrowing being refinanced is greater than the principal amount being extended by such Bank in the refinancing, the Administrative Agent shall return the difference to such Bank out of amounts received pursuant to clause (i) above. If the Company shall not have repaid any Revolving Credit Loan on the last day of the Interest Period with respect thereto and shall not have given notice with respect to the refinancing of such Loan in accordance with the applicable provisions of Section 2.01 or Section 2.02 hereof, as appropriate, it shall be deemed to have elected to refinance such Loan with a Revolving Credit Loan which is an Alternate Base Rate Loan to be made on the last day of the Interest Period of the Loan so refinanced.

SECTION 2.07.  Fees.  (a)  Facility Fee.  The Company agrees to pay to each Bank, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 (the first such payment to be made on March 31, 2018) and on the date on which the Revolving Credit Commitment (including any Additional Commitment) of such Bank shall be terminated or the Maturity Date, whichever shall first occur, in immediately available funds, a facility fee (a “Facility Fee”) at a rate per annum equal to the Applicable Facility Fee Percentage from time to time in effect on the average daily amount of the Revolving Credit Commitment of such Bank, whether used or unused, during the Calendar Quarter (or shorter period beginning on the Effective Date or ending on March 31, 2018 or the Maturity Date, as the case may be) then ended; provided, that if any Bank continues to have any Revolving Credit Exposure after its Revolving Credit Commitment terminates (including after the Maturity Date), then such Facility Fee shall continue to accrue on the daily amount of such Bank’s Revolving Credit Exposure from and including the date on which such Revolving Credit Commitment terminates to but excluding the date on which such Bank ceases to have any Revolving Credit Exposure; provided, further, that the amount payable by the Company under this paragraph shall be reduced by any amounts paid on account of the Facility Fees pursuant to Section 4.01(a) hereof and provided, further, that the Facility Fee shall not accrue with respect to the Additional Commitments prior to July 8, 2019.  All Facility Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) in a year of 365 or 366 days, as the case may be, and shall commence to accrue on the Effective Date.

(b)  Letter of Credit Fees.  The Company agrees to pay (i) to the Administrative Agent, for the account of each Bank, a participation fee with respect to its participations in Letters of Credit (the “LC Participation Fee”), which shall accrue at the Applicable Margin used to determine the interest rate applicable to Revolving Credit Loans that are Eurodollar Loans, on the average daily amount of such Bank’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Bank’s Revolving Credit Commitment terminates and the date on which such Bank ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.150% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (the fees provided for in this clause (ii) being collectively referred to as the “Issuing Bank Fees”).  Accrued participation fees and fronting fees shall be payable on each March 31, June 30, September 30 and December 31 (the first such payment to be made on March 31, 2018); provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.08.  Reserve Requirements; Change in Circumstances.  (a)  If after the date of this Agreement (or as provided in the last sentence of this Section 2.08(a)) any adoption, issuance or change in applicable law, rule or regulation, guideline, request or directive or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law but with respect to which similarly situated banks generally comply) (i) shall impose on any Bank or any Issuing Bank any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (ii) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank or any Issuing Bank or (iii)  shall impose on any Bank or any Issuing Bank or on the London interbank market any other cost or condition (other than Taxes), however denominated, affecting this Agreement or any Loan made by such Bank or any Letter of Credit issued by such Issuing Bank or any participations therein (any change referred to in any of the preceding clauses (i), (ii), or (iii) being called an “Increased Cost Change”), and the result of any of the foregoing shall be to increase the cost to such Bank or Issuing Bank of making or maintaining any Loan (or maintaining a Revolving Credit Commitment) or issuing or maintaining any Letter of Credit (or maintaining its obligation to issue Letters of Credit) or to reduce the amount of any sum received or receivable by such Bank or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed in good faith by such Bank or Issuing Bank to be material, then, subject to Section 2.08(d) hereof, such additional amount or amounts as will compensate such Bank or Issuing Bank for such increase or reduction will be paid by the Company to such Bank or Issuing Bank as provided in Section 2.08(c) hereof.  Any such amount determined pursuant to this Section 2.08(a) shall be computed on the basis of the net effect of any Increased Cost Changes incurred by such Bank or Issuing Bank from time to time after the Effective Date of this Agreement.  For all purposes of this Section 2.08, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall in each case, if they shall have any of the effects referred to in clauses (i), (ii) or (iii) of this Section 2.08(a), be deemed to be an “Increased Cost Change”, whether enacted, adopted, promulgated or issued before or after the date of this Agreement.

(b)  If any Bank or Issuing Bank shall have determined in good faith that the adoption or issuance, after the date of this Agreement, of any applicable law, rule, regulation, guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law but with respect to which similarly situated banks generally comply) (a “Capital Adequacy or Liquidity Rule”), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such adoption, issuance or change of a Capital Adequacy or Liquidity Rule being called a “Capital Adequacy or Liquidity Change”), or compliance therewith by any Bank or Issuing Bank (or any lending office of such Bank or Issuing Bank or any corporation controlling such Bank or Issuing Bank), has the net effect of reducing the rate of return on such Bank’s or Issuing Bank’s (or such controlling corporation’s) capital as a consequence of such Bank’s commitment to make, or the making or maintaining of, any Loans hereunder or such Bank’s participations in Letters of Credit, or such Issuing Bank’s issuance of Letters of Credit, or obligation to issue Letters of Credit, to a level below that which such Bank or Issuing Bank (or any such corporation controlling such Bank or Issuing Bank) would have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or Issuing Bank’s (or such controlling corporation’s) policies with respect to capital adequacy or liquidity and any Capital Adequacy or Liquidity Rule in effect as of the date of this Agreement) by an amount deemed by such Bank or Issuing Bank to be material, then from time to time the Company shall, subject to Section 2.08(d) hereof, pay to such Bank or Issuing Bank such additional amount or amounts as will compensate such Bank or Issuing Bank (or such controlling corporation) for such reduction as provided in Section 2.08(c) hereof; provided, however, that to the extent (i) a Bank or Issuing Bank (or such controlling corporation) shall increase its level of capital or liquidity above the level maintained by such Bank or Issuing Bank (or such controlling corporation) on the date of this Agreement and there has not been a Capital Adequacy or Liquidity Change, or (ii) there has been a Capital Adequacy or Liquidity Change and a Bank or Issuing Bank (or such controlling corporation) shall increase its level of capital or liquidity by an amount greater than the increase attributable (taking into consideration the same variables taken into consideration in determining the level of capital or liquidity maintained by such Bank or Issuing Bank (or such controlling corporation) on the date of this Agreement) to such Capital Adequacy or Liquidity Change, the Company shall not be required to pay any amount or amounts under this Agreement with respect to any such increase in capital or liquidity.  Thus, for example, a Bank which is “adequately capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Bank) may not require the Company to make payments in respect of increases in such Bank’s level of capital made under the circumstances described in clause (i) or (ii) above which improve its capital position from “adequately capitalized” to “well capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such

Bank).  For all purposes of this Section 2.08, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall in each case, if they shall have any of the effects referred to in the first sentence of this Section 2.08(b), be deemed to be a “Capital Adequacy Change”, whether enacted, adopted, promulgated or issued before or after the date of this Agreement.

(c)  A certificate of each Bank or Issuing Bank setting forth such amount or amounts as shall be necessary to compensate such Bank or Issuing Bank (or a Participant pursuant to Section 10.06(b) hereof) as specified in paragraph (a) or (b) of this Section 2.08, as the case may be, shall be delivered to the Company at the end of each Calendar Quarter during which such Bank is an Affected Bank or such Issuing Bank is affected by the events referred to in paragraph (a) or (b) of this Section 2.08, and upon the taking by the Company in respect of such Bank or Issuing Bank of one of the actions described in paragraph (e)(ii) or (e)(iv) of this Section 2.08 and shall, if submitted in good faith, be conclusive absent manifest error; provided that any certificate delivered by a Bank or Issuing Bank pursuant to this Section 2.08(c) shall (i) in the case of a certificate in respect of amounts payable pursuant to paragraph (a) of this Section 2.08, set forth in reasonable detail the basis for and the calculation of such amounts, and (ii) in the case of a certificate in respect of amounts payable pursuant to paragraph (b) of this Section 2.08, (A) set forth at least the same amount of detail in respect of the calculation of such amount as such Bank or Issuing Bank provides in similar circumstances to other similarly situated borrowers from such Bank or Issuing Bank, and (B) include a statement by such Bank or Issuing Bank that it has allocated to its Revolving Credit Commitment or outstanding Loans a proportionately equal amount of any reduction of the rate of return on such Bank’s or Issuing Bank’s capital or liquidity due to a Capital Adequacy or Liquidity Rule as it has allocated to each of its other commitments to lend or to each of its other outstanding loans that are affected similarly by such Capital Adequacy or Liquidity Rule.  The Company shall pay each Bank or Issuing Bank the amount shown as due on any such certificate upon the earlier of (i) the date on which the Company takes one of the actions in respect of any such Bank or Issuing Bank described in paragraph (e)(ii) or (e)(iv) of this Section 2.08 and (ii) 30 days after receipt by the Company of such certificate.

(d)  Subject to the following provisions of this Section 2.08(d), failure on the part of any Bank or Issuing Bank to demand compensation for any amounts payable pursuant to paragraphs (a) or (b) of this Section 2.08 with respect to any Interest Period or other period shall not constitute a waiver of such Bank’s or Issuing Bank’s rights to demand compensation for any such amounts with respect to any other Interest Period or other period.  In the case of any Increased Cost Change which is given retroactive effect to a date prior to the adoption thereof, a Bank or Issuing Bank shall be entitled to seek compensation in respect thereof pursuant to paragraph (a) of this Section 2.08 for the period commencing on such retroactive effective date and, in the case of any Bank, ending on the date on which the Company takes one of the actions in respect of such Bank described in paragraph (e)(ii) or (e)(iv) of this Section 2.08; provided, however, that (i) if such Bank or Issuing Bank shall fail to notify the Company within 30 days after the date of official promulgation of such Increased Cost Change occurring after the date hereof that it will demand such compensation, the period for which such Bank or Issuing Bank shall be entitled to seek compensation in respect thereof shall commence on the date which is 30 days prior to such Bank’s or Issuing Bank’s notice that it will demand compensation, and (ii) if any Increased Cost Change occurring after the date hereof is given retroactive effect to a date which is more than three months prior to the date of adoption thereof, the Company’s liability to pay compensation to such Bank or Issuing Bank in respect thereof for any period prior to the date which is three months prior to the adoption thereof shall, subject to the foregoing clause (i) of this proviso, be equal to 50% of the amount required to compensate such Bank or Issuing Bank in respect of such Increased Cost Change with respect to such period.  In the case of any Increased Cost Change occurring after the date hereof which is given only prospective effect, a Bank or Issuing Bank shall be entitled to seek compensation in respect thereof pursuant to paragraph (a) of this Section 2.08 for the period commencing on the later of (A) the date on which such Increased Cost Change becomes effective and (B) the date 30 days prior to the notice by such Bank or Issuing Bank that it will demand such compensation, and, in the case of any Bank, ending on the date on which the Company takes one of the actions in respect of such Bank described in paragraph (e)(ii) or (e)(iv) of this Section 2.08.  In the case of any Capital Adequacy or Liquidity Change occurring after the date hereof, a Bank or Issuing Bank shall be entitled to seek compensation in respect thereof pursuant to paragraph (b) of this Section 2.08 only with respect to costs or reductions commencing on the later of (A) the date on which such Capital Adequacy or Liquidity Rule becomes effective and (B) the date 45 days prior to the notice by such Bank or Issuing Bank that it will demand such compensation, and, in the case of any Bank, ending on the date on which the Company takes one of the actions in respect of such Bank described in paragraph (e)(ii) or (e)(iv) of this Section 2.08.

(e)  In the event that any Affected Bank shall have given notice that it is entitled to claim compensation pursuant to this Section 2.08, the Company may exercise any one or more of the following options:

(i)  If any such claim for compensation relates to Loans then being requested by the Company pursuant to a notice of Borrowing as provided in this Article II (or, in the case of claims for compensation pursuant to paragraph (f) of this Section 2.08, any such claim relates to Loans outstanding during the Interest Period most recently ended and the Company has requested Eurodollar Loans pursuant to such a notice of Borrowing), the Company may, not later than 12:00 noon, New York City time, on the day which is three (3) Business Days prior to the date on which the requested Loans were to have been made, in the case of Eurodollar Loans, or not later than 9:00 a.m., New York City time, on the date on which the requested Loans were to have been made, in the case of Alternate Base Rate Loans, by giving notice (by telephone (confirmed in writing promptly thereafter), facsimile or e-mail) to the Administrative Agent (which notice the Administrative Agent shall transmit to each of the Banks otherwise required to participate in the requested Loans as soon as practicable thereafter) irrevocably withdraw such notice of Borrowing.

(ii)  The Company may request one or more of the non-Affected Banks to take over all (but not part) of each or any Affected Bank’s then outstanding Loan(s) and to assume all (but not part) of each or any Affected Bank’s Revolving Credit Commitment and obligations hereunder.  If one or more Banks shall so agree in writing (in this Section 2.08(e)(ii), in Section 2.12(c)(i) hereof, in Section 2.13(i) hereof and in Section 4.03(b)(ii) hereof, collectively called the “Assenting Banks” and individually called an “Assenting Bank”) with respect to an Affected Bank, (x) the Revolving Credit Commitment of each Assenting Bank and the obligations of such Assenting Bank under this Agreement shall be increased by its respective Allocable Share of the Revolving Credit Commitment and of the obligations of such Affected Bank under this Agreement, and (y) each Assenting Bank shall make Loans to the Company, according to such Assenting Bank’s respective Allocable Share, in an aggregate principal amount equal to the outstanding principal amount of the Loan(s) of such Affected Bank, on a date mutually acceptable to the Assenting Banks and the Company.  The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loan(s) of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 hereof in connection with such prepayment), and, upon such assumption by the Assenting Bank and prepayment by the Company, such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07 hereof).

(iii)  Upon notice (by telephone (confirmed in writing promptly thereafter),  facsimile or e-mail) to the Administrative Agent (which shall advise each Bank thereof as soon as practicable thereafter), the Company may terminate the obligations of the Banks to make or maintain Loans which result in the Affected Banks making a demand for compensation pursuant to this Section 2.08 and, in such event, the Company shall refinance all such Loans with Loans which, at the time of such refinancing, would not result in such Banks making such demand for compensation, such refinancing to be conducted in the manner contemplated by and pursuant to Section 2.06 or Section 4.02 hereof.

(iv)  (A)  The Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent and each Issuing Bank (whose consent shall not be unreasonably withheld) to assume the Revolving Credit Commitment and the obligations of any such Affected Bank hereunder, and to purchase the outstanding Loans and Notes of such Affected Bank and such Affected Bank’s rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Affected Bank, for a purchase price equal to the outstanding principal amount of the Loan(s) of such Affected Bank plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Bank hereunder (including the amount which would be payable to such Affected Bank pursuant to Section 3.04 hereof if the purchase of its Loans and Notes constituted a prepayment thereof contemplated by clause (ii) of the first sentence of Section 3.04 hereof), and upon such assumption and purchase by the Replacement Lenders, each such Replacement Lender shall be deemed to be a “Bank” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07 hereof).

(B)  As an alternative, the Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) which shall upon a date mutually agreed upon by the Company and such Replacement Lenders assume the Revolving Credit Commitment and the obligations of such Affected Bank under this Agreement and shall upon such date make Loans to the Company in an aggregate principal amount equal to the outstanding principal amount of the Loan(s) of such Affected Bank.  The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loan(s) of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 hereof in connection with such prepayment), and, upon such Replacement Lenders making such Loans and such prepayment by the Company, such Replacement Lenders shall be deemed to be “Banks” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07 hereof).  Each such Replacement Lender shall execute and deliver to the Administrative Agent such documentation to evidence its status as a “Bank” hereunder as shall be mutually acceptable to the Company and the Administrative Agent.  The effectiveness of each Replacement Lender’s Revolving Credit Commitment, the making of such Loans by such Replacement Lenders and the prepayment by the Company of the Loan(s) of such Affected Bank shall be deemed to have occurred simultaneously for all purposes hereof.

(f)  If in respect of any Interest Period for a Eurodollar Loan made by a Bank under Section 2.01 hereof such Bank shall be required to maintain reserves against “Eurocurrency liabilities” under Regulation D, the Company shall pay to such Bank in accordance with this Section 2.08(f) an additional amount representing such Bank’s actual costs, if any, incurred during such Interest Period as a result of the applicability of the foregoing reserves to such Eurodollar Loan, which amount (i) shall be based on the effective rate at which such reserve requirements are imposed on such Bank for such Interest Period, (ii) shall be allocated to the Company in no proportionately greater amount than such Bank would allocate such costs to its other borrowers of Eurodollar Loans to which such costs are applicable if the provisions of this Section 2.08(f) applied to all such borrowers, and (iii) in any event shall not exceed the product of the following for each day of such Interest Period:

(A)  the principal amount of the Eurodollar Loan outstanding on such day made by such Bank to which such Interest Period relates; and

(B)  a percentage equal to (x) the result obtained by dividing the Eurodollar Rate applicable to such Eurodollar Loan by the number one minus the maximum rate (expressed as a decimal) at which such reserve requirements are imposed by the Board on such date, minus (y) the Eurodollar Rate applicable to such Eurodollar Loan; and

(C)  a fraction the numerator of which is one and the denominator of which is 360.

To be entitled to compensation pursuant to this Section 2.08(f) in respect of any Interest Period, such Bank must notify the Company of its demand for such compensation within 30 days after the end of such Interest Period.  A certificate of such Bank setting forth in reasonable detail the basis for and the calculation of such amount necessary to compensate such Bank pursuant to this Section 2.08(f) shall be delivered to the Company with such notice and shall be conclusive absent manifest error.  In no event shall the Company be obligated to make any payment to any Bank pursuant to this Section 2.08(f) if such payment would result in a duplication of payments pursuant to this Section 2.08(f) and any other provision of this Section 2.08.

(g)  In the event that any Affected Bank shall have given notice that it is entitled to claim compensation pursuant to paragraph (f) of this Section 2.08, the Company may exercise any one or more of the options set forth in Section 2.08(e) hereof.

(h)  In the event that the Company shall take any of the actions contemplated by Section 2.08(e)(ii) or Section 2.08(e)(iv) hereof, the Company shall provide replacement Notes at the request of any Assenting Bank or any Replacement Lender, as the case may be, to reflect the identity of, and/or the outstanding amount of the Loans of, and/or the principal amount of such Notes issued to, such Assenting Bank or such Replacement Lender, and Schedule I and Schedule II hereto shall be deemed amended to reflect the addition of such Replacement Lender and any increases or decreases in the Revolving Credit Commitments of the Affected Banks and the Assenting Banks, as the case may be.

SECTION 2.09.  Pro Rata Treatment.  Except as permitted under Section 2.06, Section 2.08, Section 2.12, Section 2.13, Section 4.01(b) and 4.01(c) and Section 4.03 hereof, (i) each payment by the Company on account of any fees pursuant to Section 2.07 hereof shall be made pro rata in accordance with the respective amounts due and owing, (ii) each payment by the Company on account of principal of and interest on the Loans shall be made pro rata according to the respective amounts due and owing, and (iii) each prepayment on account of principal of the Loans shall be applied to the Revolving Credit Loans and the Competitive Loans, as directed by the Company, pro rata according to the respective amounts outstanding.

SECTION 2.10.  Payments.  Except for payments made directly to a Bank or Banks or to an Issuing Bank under other provisions of this Agreement, the Company shall make each payment hereunder and under any instrument delivered hereunder not later than 12:00 noon, New York City time, on the day when due, in Dollars, to the Administrative Agent at its offices at 383 Madison Avenue, New York, NY 10179, for the account of the Banks, in immediately available funds (or to the applicable Issuing Bank, in the case of fees payable to it).  The Administrative Agent shall promptly distribute to each Bank its proper share of each payment so received.

SECTION 2.11.  Payments on Business Days.  Whenever any payment to be made hereunder shall be due on a day which is not a Business Day, then such payment shall be made on the next succeeding Business Day (unless, with respect to a payment relating to a

Eurodollar Loan, such day would fall in another calendar month, in which event payment shall be made on the next preceding Business Day).

SECTION 2.12.  Net Payments.  (a)   All payments under this Agreement shall be made without setoff or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding by the Company or the Administrative Agent for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof (herein collectively called the “Taxes”)) shall not be less than the amounts otherwise specified to be paid under this Agreement and the Notes had no such deduction or withholding been made on account of any Indemnified Taxes.  The Company shall indemnify the Administrative Agent for any Indemnified Taxes that are paid by the Administrative Agent in connection with this Agreement (including Indemnified Taxes imposed on payments made under this second sentence of this Section 2.12(a)) and any reasonable and necessary expenses  incurred.  For the Administrative Agent, a Bank or an Issuing Bank to be entitled to compensation for Indemnified Taxes pursuant to this Section 2.12, (i) in the case of compensation for United States Federal income or withholding Taxes in respect of any Interest Period, the Administrative Agent, such Bank or such Issuing Bank must notify the Company by the later of (x) 30 days after the end of such Interest Period or (y) 30 days after the Administrative Agent, such Bank or such Issuing Bank receives a written claim for such Tax from any government, political subdivision or taxing authority with respect to such Interest Period and (ii) in the case of compensation for any United States Tax other than a United States Federal income or withholding Tax in respect of any Interest Period, the Administrative Agent, such Bank or the Issuing Bank must notify the Company within 30 days after the Administrative Agent, such Bank or such Issuing Bank receives a written claim for such Tax from any government, political subdivision or taxing authority with respect to such Interest Period.  A certificate as to any additional amounts payable to the Administrative Agent, any Bank or any Issuing Bank under this Section 2.12 submitted to the Company by the Administrative Agent, such Bank or such Issuing Bank shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall be conclusive and binding upon the parties hereto, in the absence of manifest error.  With respect to each deduction or withholding by the Company for or on account of any Taxes, the Company shall promptly (and in any event not later than 45 days thereafter) furnish to the Administrative Agent such certificates, receipts and other documents as may be required (in the reasonable judgment of the Administrative Agent) to establish evidence of such payment of Taxes.

(b)  (i)  Each Bank and Issuing Bank agrees to deliver to the Administrative Agent and the Company, in duplicate, (A) on or before the later of (x) the Effective Date and (y) the date such Bank or Issuing Bank becomes a Bank or Issuing Bank under this Agreement and (B) thereafter, for each third taxable year of such Bank or Issuing Bank during which interest or fees arising under this Agreement are received, unless not legally able to do so as a result of a change in United States income tax law enacted, or treaty promulgated, after the date specified in the preceding clause (A), on or prior to the immediately following due date of any payment by the Company hereunder (or at any other time as required under United States income tax law or as reasonably requested by the Company or the Administrative Agent), a properly completed and executed copy of either Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or Internal Revenue

Service Form W-8ECI or Internal Revenue Service Form W-9 establishing an exemption from United States backup withholding tax and any additional form required by applicable law or reasonably requested by the Company or the Administrative Agent for claiming complete exemption from United States withholding taxes (or such other form as is required to claim complete exemption from or reduction in United States withholding taxes), if and as provided by the Code, regulations or other pronouncements of the United States Internal Revenue Service, and the Bank or Issuing Bank warrants to the Company that the form so filed will be true and complete.  In the event that the Company is required, or has been notified by the relevant taxing authority that it will be required, to either withhold or make payment of Taxes with respect to any payments to be made by the Company under this Agreement or the Notes to any transferor Bank and such requirement or notice arises as a result of the sale of a participation by such transferor Bank pursuant to Section 10.06(b) hereof, such transferor Bank shall, upon request by the Company, accompanied by a certificate setting forth in reasonable detail the basis for such request, provide to the Company copies of all tax forms required to be provided to such transferor Bank pursuant to Section 10.06(g) hereof by the Participant which purchased such participation.  The obligation of each transferor Bank to provide to the Company such tax forms shall survive the termination of this Agreement or, if earlier, the termination of the Revolving Credit Commitment of such transferor Bank. Each Bank and Issuing Bank agrees that if any form or certificate if previously delivered becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(ii)  On or before the date on which JPMorgan Chase Bank, N.A., (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Company two duly executed copies of either (A) Internal Revenue Service Form W-9, or (B) Internal Revenue Service Form W-8ECI with respect to any payments to be received on its own behalf and Internal Revenue Service Form W-8IMY (certifying that it is either a “qualified intermediary” within the meaning of Treasury Regulation Section 1.1441-1(e)(5) that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code, or a “U.S. branch” within the meaning of Treasury Regulation Section 1.1441-1(b)(2)(iv) that is treated as a U.S. person for purposes of withholding obligations under the Code) for the amounts the Administrative Agent receives for the account of others.  The Administrative Agent (or, upon assignment or replacement, any assignee or successor) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any material respect, it shall update such form or certification or promptly notify the Company in writing of its inability do so.

(iii)  If a payment made to any Bank or any Issuing Bank under this Agreement or the Notes would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank or such Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank or such Issuing Bank, as applicable, shall deliver to the Administrative Agent and the Company, in duplicate and at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Company, such documentation prescribed by applicable law (including as prescribed by

Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Company as may be necessary for the Administrative Agent and the Company to comply with their respective obligations under FATCA, to determine that such Bank or such Issuing Bank. as applicable, has or has not complied with its obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.12(b)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c)  In the event that any Affected Bank shall have given notice that it is entitled to claim compensation pursuant to this Section 2.12, the Company may at any time thereafter exercise any one or more of the following options:

(i)  The Company may request one or more of the non-Affected Banks to take over all (but not part) of each or any Affected Bank’s then outstanding Loan(s) and to assume all (but not part) of each or any Affected Bank’s Revolving Credit Commitment and obligations hereunder.  If one or more Banks shall so agree in writing with respect to an Affected Bank, (x) the Revolving Credit Commitment of each Assenting Bank and the obligations of such Assenting Bank under this Agreement shall be increased by its respective Allocable Share of the Revolving Credit Commitment and of the obligations of such Affected Bank under this Agreement, and (y) each Assenting Bank shall make Loans to the Company, according to such Assenting Bank’s respective Allocable Share, in an aggregate principal amount equal to the outstanding principal amount of the Loan(s) of such Affected Bank, on a date mutually acceptable to the Assenting Banks and the Company.  The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loan(s) of such Affected Bank, together with all interest accrued thereon, and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 hereof in connection with such prepayment), and, upon such assumption by the Assenting Banks and prepayment by the Company, such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07 hereof).

(ii)  (A)  The Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) to assume the Revolving Credit Commitment and the obligations of any such Affected Bank hereunder, and to purchase the outstanding Loans and Notes of such Affected Bank and such Affected Bank’s rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Affected Bank, for a purchase price equal to the outstanding principal amount of the Loan(s) of such Affected Bank plus all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including the amount which would be payable to such Affected Bank pursuant to Section 3.04 hereof if the purchase of its Loans and Notes constituted a prepayment thereof contemplated by clause (ii) of the first sentence of Section 3.04 hereof), and upon such assumption and purchase by the Replacement Lenders, each such Replacement Lender shall be declared to be a “Bank” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this

Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07 hereof).

(B)  As an alternative, the Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) which shall upon a date mutually agreed upon by the Company and such Replacement Lenders assume the Revolving Credit Commitment and the obligations of such Affected Bank under this Agreement and shall upon such date make Loans to the Company in an aggregate principal amount equal to the outstanding principal amount of the Loan(s) of such Affected Bank.  The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loan(s) of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 hereof in connection with such prepayment), and, upon such Replacement Lenders making such Loans and such prepayment by the Company, such Replacement Lenders shall be deemed to be “Banks” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07 hereof).  Each such Replacement Lender shall execute and deliver to the Administrative Agent such documentation to evidence its status as a “Bank” hereunder as shall be mutually acceptable to the Company and the Administrative Agent.  The effectiveness of each Replacement Lender’s Revolving Credit Commitment, the making of such Loans by such Replacement Lenders and the prepayment by the Company of the Loan(s) of such Affected Bank shall be deemed to have occurred simultaneously for all purposes hereof.

(iii)  If any such claim for compensation relates to Loans then being requested by the Company pursuant to a notice of Borrowing as provided in Article II hereof, the Company may, not later than 12:00 noon, New York City time, on the day which is three (3) Business Days prior to the date on which the requested Loans were to have been made, in the case of Eurodollar Loans, or not later than 9:00 a.m., New York City time, on the date on which the requested Loans were to have been made, in the case of Alternate Base Rate Loans, by giving notice (by telephone (confirmed in writing promptly thereafter), facsimile or e-mail) to the Administrative Agent (which notice the Administrative Agent shall transmit to each of the Banks otherwise required to participate in the requested Loans as soon as practicable thereafter) irrevocably withdraw such notice of Borrowing.

(d)  The Company shall provide replacement Notes at the request of any Assenting Bank or any Replacement Lender, as the case may be, to reflect the identity of, and/or the outstanding amount of the Loans of, and/or the principal amount of such Notes issued to, such Assenting Bank or such Replacement Lender, and Schedule I and Schedule II hereto shall be deemed amended to reflect the addition of such Replacement Lender and any increases or decreases in the Revolving Credit Commitments of the Affected Banks and the Assenting Banks, as the case may be.

(e)  Each Bank and each Issuing Bank shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Company has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Company to do so) attributable to such Bank or such Issuing Bank, as applicable, that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant government, political subdivision or taxing authority.  The indemnity under this Section 2.12(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Bank or such Issuing Bank a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.13.  Defaulting Banks; Failed and Credit-Impaired Banks; Declining Banks.  If (a) a Bank shall be a Defaulting Bank, (b) either of Moody’s or S&P shall assign a rating to the senior, unsecured, non-credit-enhanced, long-term indebtedness for borrowed money of a Bank which shall be classified by such rating agency as below investment grade, (c) Fitch shall assign an individual bank rating to a Bank which shall fall below C/D, (d) the Company shall deliver to the Administrative Agent a notice stating, as to any Bank which has senior, unsecured, non-credit-enhanced, long-term indebtedness for borrowed money which is not rated by any of the rating agencies referred to in the preceding clause (b), that it reasonably believes such Bank will become a Defaulting Bank or become unable to perform its obligations as a Bank hereunder or (e) a Bank shall become a Declining Bank, then the Company may at any time thereafter, subject to applicable law, exercise any one or more of the following options:

(i)  The Company may request one or more of the non-Affected Banks to take over all (but not part) of each or any Affected Bank’s then outstanding Loan(s) and to assume all (but not part) of each or any Affected Bank’s Revolving Credit Commitment and obligations hereunder.  If one or more Banks shall so agree in writing with respect to an Affected Bank, (x) the Revolving Credit Commitment of each Assenting Bank and the obligations of such Assenting Bank under this Agreement shall be increased by its respective Allocable Share of the Revolving Credit Commitment and of the obligations of such Affected Bank under this Agreement, and (y) each Assenting Bank shall make Loans to the Company, according to such Assenting Bank’s respective Allocable Share, in an aggregate principal amount equal to the outstanding principal amount of the Loan(s) of such Affected Bank, on a date mutually acceptable to the Assenting Banks and the Company.  The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loan(s) of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (excluding, in the case of an event referred to in clause (a) of this Section 2.13, any amounts payable pursuant to Section 3.04 hereof in connection with such prepayment), and, upon such assumption by the Assenting Bank and prepayment by the Company, such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07 hereof).

(ii)  (A)  The Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) to assume the Revolving Credit Commitment and the obligations of any such Affected Bank hereunder, and to purchase the outstanding Loans and Notes of such Affected Bank and such Affected Bank’s rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Affected Bank, for a purchase price equal to the outstanding principal amount of the Loan(s) of such Affected Bank plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Bank hereunder (including the amount which would be payable to such Affected Bank pursuant to Section 3.04 hereof if the purchase of its Loans and Notes constituted a prepayment thereof contemplated by clause (ii) of the first sentence of Section 3.04 hereof), and upon such assumption and purchase by the Replacement Lenders, each such Replacement Lender shall be deemed to be a “Bank” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07 hereof).

(B)  As an alternative, the Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) which shall upon a date mutually agreed upon by the Company and such Replacement Lenders assume the Revolving Credit Commitment and the obligations of such Affected Bank under this Agreement and shall upon such date make Loans to the Company in an aggregate principal amount equal to the outstanding principal amount of the Loan(s) of such Affected Bank.  The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loan(s) of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 hereof in connection with such prepayment), and, upon such Replacement Lenders making such Loans and such prepayment by the Company, such Replacement Lenders shall be deemed to be “Banks” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07 hereof).  Each such Replacement Lender shall execute and deliver to the Administrative Agent such documentation to evidence its status as a “Bank” hereunder as shall be mutually acceptable to the Company and the Administrative Agent.  The effectiveness of each Replacement Lender’s Revolving Credit Commitment, the making of such Loans by such Replacement Lenders and the prepayment by the Company of the Loan(s) of such Affected Bank shall be deemed to have occurred simultaneously for all purposes hereof.

The Company shall provide replacement Notes at the request of any Assenting Bank or any Replacement Lender, as the case may be, to reflect the identity of, and/or the outstanding amount of the Loans of, and/or the principal amount of such Notes issued to, such Assenting Bank or such Replacement Lender, and Schedule I and Schedule II hereto shall be deemed amended to reflect the addition of such Replacement Lender and any increases or decreases in the Revolving Credit Commitments of the Affected Banks and the Assenting Banks, as the case may be.

SECTION 2.14.  Defaulting Banks.  Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)  Facility Fees shall cease to accrue on the unused amount of the Revolving Credit Commitment of such Defaulting Bank pursuant to Section 2.07(a);

(b)  the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Bank shall not be included in determining whether the Required Banks or any other requisite Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided that any amendment, waiver or other modification requiring the consent of all Banks or all Banks affected thereby shall, except as otherwise provided in Section 10.01, require the consent of such Defaulting Bank in accordance with the terms hereof;

(c)  if any LC Exposure exists at the time such Bank becomes a Defaulting Bank then:

(i)  the LC Exposure of such Defaulting Bank (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Bank shall have funded its participation as contemplated by Sections 2.03(d) and 2.03(e)) shall be reallocated among the Non-Defaulting Banks in accordance with their respective Proportional Shares but only to the extent that the sum of all Non-Defaulting Banks’ Revolving Credit Exposures plus such Defaulting Bank’s LC Exposure (excluding the portion thereof referred to above) does not exceed the sum of all Non-Defaulting Banks’ Revolving Credit Commitments;

(ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Bank’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been reallocated, in accordance with the procedures set forth in Section 2.03(j), for so long as such LC Exposure is outstanding;

(iii)  if the Company cash collateralizes any portion of such Defaulting Bank’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay participation fees to such Defaulting Bank pursuant to Section 2.07(b) with respect to such portion of such Defaulting Bank’s LC Exposure for so long as such Defaulting Bank’s LC Exposure is cash collateralized;

(iv)  if any portion of the LC Exposure of such Defaulting Bank is reallocated pursuant to clause (i) above, then the participation fees payable to the Banks pursuant to Section 2.07(b) shall be adjusted to give effect to such reallocation; and

(v)  if all or any portion of such Defaulting Bank’s LC Exposure (other than any portion thereof referred to in the parenthetical in clause (i) above) is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Bank hereunder, all participation fees payable under Section 2.07(b) with respect to such Defaulting Bank’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Bank’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(vi)  so long as such Bank is a Defaulting Bank, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Bank’s then outstanding LC Exposure will be fully covered by the Revolving Credit Commitments of the Non-Defaulting Banks and/or cash collateral provided by the Company in accordance with Section 2.03(j), and participating interests in any such issued, amended, renewed or extended Letter of Credit will be allocated among the Non-Defaulting Banks in a manner consistent with Section 2.14(c)(i) (and such Defaulting Bank shall not participate therein).

In the event that the Administrative Agent, the Company and each Issuing Bank each agree that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the LC Exposures of the Banks shall be readjusted to reflect the inclusion of such Bank’s Revolving Credit Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Competitive Loans) as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Proportional Share.  Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a

Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased exposure following such reallocation.

ARTICLE III

INTEREST PROVISIONS

SECTION 3.01.  Interest on Loans.  (a)  Subject to the provisions of Section 3.02 hereof, each Eurodollar Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Eurodollar Rate for the Interest Period in effect for such Loan plus (i) in the case of each Competitive Loan, the Margin specified by a Bank with respect to such Loan in its Competitive Bid submitted pursuant to Section 2.02(c) hereof, and (ii) in the case of each Revolving Credit Loan, the Applicable Margin.  Interest on each Eurodollar Loan shall be payable on each Interest Payment Date applicable thereto.

(b)  Subject to the provisions of Section 3.02 hereof, each Alternate Base Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed (i) over a year of 365 or 366 days, as the case may be, if the Alternate Base Rate is based on the Prime Rate, and (ii) over a year of 360 days if the Alternate Base Rate is based on the NYFRB Rate or the Eurodollar Rate) equal to the Alternate Base Rate plus the Applicable Margin.  Interest on each Alternate Base Rate Loan shall be payable on each Interest Payment Date applicable thereto.

(c)  Subject to the provisions of Section 3.02 hereof, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Competitive Bid Bank making such Loan and accepted by the Company pursuant to Section 2.02 hereof.  Interest on each Fixed Rate Loan shall be payable on each Interest Payment Date applicable thereto.

(d)  Interest on each Loan shall accrue from and including the first day of the Interest Period with respect to such Loan to but excluding the last day of such Interest Period.

SECTION 3.02.  Interest on Overdue Amounts.  If the Company shall default in the payment when due of the principal of any Loan or of any other amount due hereunder (other than any amount not paid as a result of a Bank Funding Default for the period from which such Bank Funding Default commences to the date on which the failure to pay such amount due would become an Event of Default), the Company shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount from the date such amount shall have become due up to (but not including) the date of actual payment thereof (x) for other than Eurodollar Loans, accruing on a daily basis, at a rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, if the Alternate Base Rate is based on the Prime Rate or on the basis of a year of 360 days if the Alternate Base Rate is based on the NYFRB Rate or the Eurodollar Rate) which is equal to the sum of (i) the Alternate Base Rate from time to time in effect, plus (ii) the Applicable Margin applicable to Alternate Base Rate Loans plus (iii) two percent (2%) per annum, or (y) for any Eurodollar Loan, until the last day of the Interest Period therefor, accruing on a daily basis at a rate per annum (computed on the basis of a year of 360 days) which is equal to the sum of (i) the Interest Rate applicable thereto determined in accordance with the provisions of Section 3.01(a) hereof plus (ii) two percent (2%) per annum and, thereafter, in accordance with clause (x) above.  If the Company shall default in the payment when due of the principal of any Loan or of any other amount due hereunder as a result of a Bank Funding Default, for the period from which such Bank Funding Default commences to the date on which the failure to pay such amount due would become an Event of Default or, if earlier, to (but not including) the date of actual payment thereof, the Company shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount at a rate per annum equal to (x) for other than Eurodollar Loans, the Alternate Base Rate plus the Applicable Margin applicable to Alternate Base Rate Loans (computed on the basis of a year of 365 or 366 days, as the case may be, if the Alternate Base Rate is based on the Prime Rate or on the basis of a year of 360 days if the Alternate Base Rate is based on the NYFRB Rate or the Eurodollar Rate), or (y) for any Eurodollar Loan, until the last day of the Interest Period therefor, at the Interest Rate applicable to such Eurodollar Loan determined in accordance with the provisions of Section 3.01(a) hereof, and thereafter, in accordance with clause (x) above; provided, however, that interest payable by the Company for the period set forth above on defaulted amounts not paid to a Bank as a result of such Bank’s Bank Funding Default shall be payable at a rate per annum equal to the lesser of (i) the Interest Rate that would have been applicable to the Loan or Loans that were the subject of such Bank’s Bank Funding Default, and (ii) the applicable Interest Rate set forth in clause (x) or (y) above, as the case may be.

SECTION 3.03.  Inability to Determine Eurodollar Rate.  (a)  In the event, and on each occasion, that the Company has accepted a Competitive Bid with respect to a Eurodollar Loan and, on or before the date on which the Eurodollar Rate for the Interest Period relating to such Loan is to be determined, the Administrative Agent shall have determined that by reason of circumstances affecting the London Interbank Eurodollar market adequate and fair means do not exist for ascertaining the Interest Rate applicable to such Loan during such Interest Period, then, and in any such event, the Competitive Bid Request submitted by the Company with respect to such Loan and the Competitive Bid submitted by the Competitive Bid Bank and accepted by the Company with respect to such Loan shall both be deemed to be rescinded and of no force and effect whatsoever.  The Administrative Agent shall immediately give notice of such determination by telephone (confirmed by facsimile or e-mail) to the Company and to such Competitive Bid Bank.  Each such determination by the Administrative Agent shall be conclusive and binding upon the parties hereto in the absence of manifest error.

(b)  In the event, and on each occasion, that on or prior to the first day of any Interest Period for any Revolving Credit Loan that is a Eurodollar Loan:

(i)  the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that adequate and fair means do not exist for ascertaining the Eurodollar Rate (including, without limitation, because the Eurodollar Screen Rate is not available or published on a current basis) for such Interest Period; or

(ii)  the Required Banks advise the Administrative Agent that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Banks of funding Revolving Credit Loans that are Eurodollar Loans for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to the Company and the Banks, whereupon, until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, (A) any request for the conversion of any Revolving Credit Loan to, or continuation of any Revolving Credit Loan as, a Eurodollar Loan (including any such conversion or continuation arising from the refinancing provisions of Section 2.06 hereof) shall be ineffective, (B) any Eurodollar Loan that is requested to be continued (including any such continuation arising from the refinancing provisions of Section 2.06 hereof) shall be continued as an Alternate Base Rate Loan and (C) any request for a Revolving Credit Loan that is a Eurodollar Loan shall be (1) in the case of any such request or deemed request pursuant to Section 2.06 hereof, deemed to be a request for an Alternate Base Rate Loan and (2) otherwise, deemed to be rescinded and of no force and effect whatsoever.

(c)  If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (b)(i) of this Section 3.03 have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (b)(i) of this Section 3.03 have not arisen but the supervisor for the administrator of the Eurodollar Screen Rate or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to that based on the Eurodollar Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in Dollars in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as the Administrative Agent and the Company may determine to be appropriate (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.  Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the Banks, a written notice from the Required Banks stating that such Required Banks object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this paragraph (c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this paragraph (c), only to the extent the Eurodollar Screen Rate for such Interest Period is not available or published at such time on a current basis), clauses (A), (B) and (C) of paragraph (b) of this Section 3.03 shall be applicable.

SECTION 3.04.  Indemnity.  The Company shall compensate each Bank, upon written request by such Bank (which request shall set forth the basis for requesting such amounts), for all reasonable losses and expenses in respect of any interest paid by such Bank (or its lending branch or affiliate) to lenders of funds borrowed by it or deposited with it to make or maintain its Loans (other than Alternate Base Rate Loans) which such Bank (or its lending branch or affiliate) may sustain, to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds:  (i) if for any reason (other than a default by such Bank) a Borrowing of any Loan does not occur on a date specified therefor in a notice of Borrowing given pursuant to Article II hereof, (ii) if any prepayment (other than a prepayment under Section 2.13(i) resulting from an event referred to in clause (a) of Section 2.13 hereof) or repayment of its Loans (other than Alternate Base Rate Loans) occurs on a date which is not the expiration date of the relevant Interest Period, (iii) if any prepayment of its Loans (other than Alternate Base Rate Loans) is not made on any date specified in a notice of prepayment given by the Company (regardless of whether such notice may be revoked under Section 4.01 and is revoked in accordance therewith), or (iv) as a consequence of any default by the Company under this Agreement.  Without prejudice to the foregoing, the Company shall indemnify each Bank against any loss or expense which such Bank (or its lending branch or affiliate) may sustain or incur as a consequence of the default by the Company in payment of principal of or interest on any Loan (other than any Alternate Base Rate Loan), or any part thereof, or of any amount due under this Agreement, including, but not limited to, any premium or penalty incurred by such Bank (or its lending branch or affiliate), in respect of funds borrowed by it or deposited with it for the purpose of making or maintaining such Loan (other than any Alternate Base Rate Loan), as determined by such Bank in the exercise of its sole discretion.  A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how such Bank computed such loss or expense) shall be promptly submitted by such Bank to the Company (with a copy to the Administrative Agent) and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

SECTION 3.05.  Rate Determination Conclusive.  The applicable Interest Rate for each Interest Period with respect to each Loan (other than any Fixed Rate Loan) shall be determined by the Administrative Agent and shall be conclusive and, subject to Section 3.03 and Section 4.03 hereof, binding upon the parties hereto, in the absence of manifest error.  The Administrative Agent shall, at the request in writing of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Administrative Agent in determining any Interest Rate in respect of the Loans payable by the Company.

ARTICLE IV

REDUCTION, TERMINATION, INCREASE OR EXTENSION OF THE REVOLVING CREDIT COMMITMENTS AND PREPAYMENTS

SECTION 4.01.  Reduction, Termination, Increase or Extension of the Total Commitment.  (a)  The Company may, from time to time on at least five (5) Business Days’ prior notice (by telephone (confirmed in writing promptly thereafter) facsimile or e-mail) received by the Administrative Agent (which shall advise each Bank thereof as soon as practicable thereafter), permanently reduce the Total Commitment (such reduction shall reduce each Bank’s Revolving Credit Commitment ratably according to its respective Proportional Share of the amount of such reduction and Schedule I hereto shall be deemed amended to reflect the reduction in such Revolving Credit Commitments) but only upon (a) repayment of that portion of the aggregate unpaid principal amount of all Revolving Credit Loans which, together with the aggregate principal amount of all Competitive Loans then outstanding and the LC Exposure, exceeds the amount of the Total Commitment as so reduced (such repayment to be applied to each Bank’s Revolving Credit Loans in the same proportion as its Revolving Credit Commitment is reduced), and (b) payment to the Administrative Agent, for the ratable account of the Banks, of the Facility Fees on the portion of the Total Commitment so reduced which have accrued through the date of such reduction; provided, however, the Company may not so reduce the Total Commitment at any time to an amount less than the aggregate principal amount of all Competitive Loans then outstanding and the LC Exposure.  Any such reduction shall be in an aggregate amount of $50,000,000 or an integral multiple of $10,000,000 in excess of $50,000,000.  The Company may at any time, on like notice, terminate the Total Commitment (and each Bank’s Revolving Credit Commitment) upon payment in full of all Loans and the accrued interest thereon and the Facility Fees accrued through the date of such termination; provided, however, that the Company may not terminate the Total Commitment at any time that Competitive Loans are outstanding or there is any LC Exposure (unless arrangements satisfactory to the applicable Issuing Banks shall have been made with respect thereto).  Each notice delivered by the Company pursuant to this Section 4.01(a) shall be irrevocable; provided that a notice of termination of the Total Commitment delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)  (i)  The Company may, on one or more occasions, by written notice to the Administrative Agent, executed by the Company, each Issuing Bank and one or more financial institutions (any such financial institution referred to in this Section 4.01(b) being called an “Increasing Bank”), which may include any Bank, cause new Revolving Credit Commitments to be extended by the Increasing Banks or cause the existing Revolving Credit Commitments of the Increasing Banks to be increased, as the case may be (any such extension or increase, a “Commitment Increase”), in an amount for each Increasing Bank set forth in such notice; provided, that (A) the aggregate amount by which the Total Commitment is increased as a result of any Commitment Increase shall be an integral multiple of $50,000,000, (B) at no time shall the aggregate amount of all increases in the Total Commitment effected under this Section 4.01(b) exceed $1,000,000,000, (C) each Increasing Bank, if not already a Bank hereunder, shall be subject to the approval of the Administrative Agent and each Issuing Bank (which approval shall not be unreasonably withheld or delayed) and (D) each Increasing Bank, if not already a Bank hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and the Company (an “Accession Agreement”).  New Revolving Credit Commitments and increases in Revolving Credit Commitments under this Section 4.01(b) shall become effective on the date specified in the applicable notice delivered pursuant to this paragraph.  Upon the effectiveness of any Accession Agreement to which any Increasing Bank is a party, (A) such Increasing Bank shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Bank hereunder and subject to all obligations of a Bank hereunder and (B) Schedule I shall be deemed to have been amended to reflect the Revolving Credit Commitment of such Increasing Bank as provided in such Accession Agreement.  Upon the effectiveness of any increase pursuant to this Section in the

Revolving Credit Commitment of a Bank already a party hereto, Schedule I shall be deemed to have been amended to reflect the increased Revolving Credit Commitment of such Bank.

(ii)  On the effective date of any Commitment Increase pursuant to this paragraph (b) (the “Increase Effective Date”), (A) the aggregate principal amount of the Revolving Credit Loans outstanding (for the purposes of this Section 4.01(b)(ii), the “Initial Loans”) immediately prior to giving effect to the applicable Commitment Increase on the Increase Effective Date shall be deemed to be repaid, (B) after the effectiveness of the Commitment Increase, the Company shall be deemed to have made new Revolving Credit Borrowings (for the purposes of this Section 4.01(b)(ii), the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the types and for the Interest Periods specified in a notice delivered to the Administrative Agent in accordance with Section 2.01, (C) each Bank shall pay to the Administrative Agent in same day funds an amount equal to the difference, if positive, between (x) such Bank’s Proportional Share (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (y) such Bank’s Proportional Share (calculated without giving effect to the Commitment Increase) of the Initial Loans, (D) after the Administrative Agent receives the funds specified in clause (C) above, the Administrative Agent shall pay to each Bank the portion of such funds that is equal to the difference, if positive, between (1) such Bank’s Proportional Share (calculated without giving effect to the Commitment Increase) of the Initial Loans and (2) such Bank’s Proportional Share (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (E) each Increasing Bank and each other Bank shall be deemed to hold its Proportional Share of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase) and (F) the Company shall pay each Increasing Bank and each other Bank any and all accrued but unpaid interest on the Initial Loans.  The deemed payments made pursuant to clause (A) above in respect of each Eurodollar Loan shall be subject to indemnification by the Company pursuant to the provisions of Section 3.04 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

(iii)  Notwithstanding the foregoing, no increase in the Total Commitment (or in the Revolving Credit Commitment of any Bank) shall become effective under this paragraph (b) unless, on the date of such increase, (A) the conditions set forth in paragraphs (a) and (c) of Section 7.02 shall be satisfied (with all references in such paragraphs to the making of Loans being deemed to be references to such increase) and (B) the Administrative Agent shall have received an Officers’ Certificate to that effect dated such date.

(c)  The Company may, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Banks) within the period not less than 30 days and not more than 90 days prior to any anniversary of the date hereof, but on not more than two occasions during the term of this Agreement, request that the Banks extend the Maturity Date and the Revolving Credit Commitments for an additional period of one year.  Each Bank shall, by notice to the Company and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Company’s extension request, advise the Company whether or not it agrees to the requested extension (each Bank agreeing to a requested extension being called a “Consenting Bank” and each Bank declining to agree to a requested extension being called a “Declining Bank”).  Any Bank that has not so advised the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Bank.  If Banks constituting the Required Banks shall have agreed to an extension request, then the Maturity Date shall, as to the Consenting Banks, be extended to the first anniversary of the Maturity Date theretofore in effect.  The decision to agree or withhold agreement to any Maturity Date extension shall be at the sole discretion of each Bank.  The Commitment of any Declining Bank shall terminate on the Maturity Date in effect as to such Bank prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”).  The principal amount of any outstanding Loans made by Declining Banks, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Banks hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Company shall also make such other prepayments of Loans as shall be required in order that, after giving effect to the termination of the Revolving Credit Commitments of, and all payments to, Declining Banks pursuant to this sentence, the sum of (A) the outstanding aggregate principal amount of all Revolving Credit Loans and Competitive Loans and (B) the LC Exposure will not exceed the Total Commitment.  Notwithstanding the foregoing provisions of this paragraph, the Company shall have the right, at any time prior to the Existing Maturity Date, to take any of the actions set forth in Section 2.13 with respect to any Declining Bank, and any such Assenting Bank or Replacement Lender that shall have consented to the Company’s extension request shall for all purposes constitute a Consenting Bank.  Notwithstanding the foregoing, (A) the Maturity Date (without taking into consideration any extension pursuant to this paragraph (c)), as such term is used in reference to any Issuing Bank or any Letters of Credit issued by such Issuing Bank, may not be extended without the prior written consent of such Issuing Bank (it being understood and agreed that, in the event any Issuing Bank shall not have consented to any such extension, (i) such Issuing Bank shall continue to have all the rights and obligations of an Issuing Bank hereunder through the Existing Maturity Date, and thereafter shall have no obligation to issue, amend, extend or renew any Letter of Credit (but shall, in each case, continue to be entitled to the benefits hereof as to Letters of Credit issued by it prior to such time), and (ii) the Company shall cause the LC Exposure attributable to Letters of Credit issued by such Issuing Bank to be zero no later than the day on which such LC Exposure would have been required to have been reduced to zero in accordance with the terms hereof without giving effect to any effectiveness of the extension of the applicable Existing Maturity Date pursuant to this paragraph (c) (and, in any event, no later than the Existing Maturity Date)) and (B) no extension of the Maturity Date pursuant to this paragraph (c) shall become effective unless (i) on the anniversary of the date hereof that immediately follows the date on which the Company delivers the applicable request for extension of the Maturity Date, the conditions set forth in paragraphs (a) and (c) of Section 7.02 shall be satisfied (with all references in such paragraphs to the making of Loans being deemed to be references to such extension) and (ii) the Administrative Agent shall have received an Officers’ Certificate to that effect dated such date.

SECTION 4.02.  Prepayments.  (a)  The Company may from time to time, upon at least (i) one (1) Business Day’s prior notice (in the event such notice pertains to Alternate Base Rate Loans) or (ii) three (3) Business Days’ prior notice (in the event such notice pertains to Eurodollar Loans) (by telephone (confirmed in writing promptly thereafter), facsimile or e-mail) received by the Administrative Agent (prior to 12:00 noon, New York City time, in the event such notice pertains to Alternate Base Rate Loans) (which shall advise each Bank thereof as soon as practicable thereafter), prepay any Revolving Credit Borrowing in whole or in part, without, except as provided in Section 3.04 hereof, premium or penalty (such prepayment to be pro rata to the Banks according to the respective unpaid principal amounts of the Revolving Credit Loans made by them); provided, however, that each such partial prepayment shall be in an aggregate amount of $50,000,000 or an integral multiple of $10,000,000 in excess of $50,000,000.  Except as provided in Section 2.08(e)(ii), Section 2.08(e)(iii), Section 2.12(c)(i), Section 2.12(c)(ii), Section 2.13(i), Section 2.13(ii), Section 4.03(a), Section 4.03(b)(ii) or Section 4.03(b)(iii) hereof, the Company shall not have the right to prepay any Competitive Borrowing.

(b)  Each notice of prepayment shall specify the Borrowing to be prepaid, the prepayment date and the aggregate principal to be prepaid, and shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Total Commitment as contemplated by Section 4.01(a), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 4.01(a).  All prepayments under this Section 4.02 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

SECTION 4.03.  Required Termination of the Revolving Credit Commitments and Prepayment.  (a)  In the event that at any time any Affected Bank shall have reasonably determined in good faith (which determination shall be conclusive and binding upon the parties hereto, in the absence of manifest error) that the making or continuation of its Revolving Credit Commitment to make Eurodollar Loans or its Eurodollar Loans have become unlawful under any applicable law, governmental rule, requirement, regulation, guideline or order, then, and in any such event, such Affected Bank shall as soon as practicable give notice (by telephone (confirmed in writing promptly thereafter), facsimile or e-mail) to the Company and to the Administrative Agent (which shall transmit such notice to each of the Banks as soon as practicable thereafter), of such determination.  Thereupon, the Revolving Credit Commitment of such Affected Bank and the obligation of such Affected Bank to make or maintain its Loan(s) shall be terminated and the Company shall forthwith, and in any event no later than the earlier of (x) the next succeeding Interest Payment Date with respect to such Loan(s) or (y) ten (10) days after receipt of notice from such Affected Bank under this Section 4.03(a), prepay the outstanding Loan(s) of such Affected Bank without premium or penalty, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 hereof in connection with such prepayment).

(b)  In lieu of prepaying the Loan(s) of the Affected Bank as required by Section 4.03(a) hereof, the Company may exercise any one or more of the following options:

(i)  If such determination by an Affected Bank relates to Eurodollar Loans then being requested by the Company pursuant to a notice of Borrowing as provided in Section 2.01, 2.02 or 2.06 hereof, the Company may, not later than 9:00 a.m., New York City time, on the day which is three (3) Business Days prior to the date on which such Loans were to have been made by giving notice (by telephone (confirmed in writing promptly thereafter), facsimile or e-mail) to the Administrative Agent (which shall transmit such notice to each of the Banks otherwise required to participate in such Loans as soon as practicable thereafter) irrevocably withdraw such notice of Borrowing.

(ii)  The Company may request one or more of the non-Affected Banks to take over all (but not part) of each Affected Bank’s then outstanding Loan(s) and to assume all (but not part) of each Affected Bank’s Revolving Credit Commitment and obligations hereunder.  If one or more Banks shall so agree in writing with respect to an Affected Bank, (x) the Revolving Credit Commitment of each Assenting Bank and the obligations of such Assenting Bank under this Agreement shall be increased by its respective Allocable Share of the Revolving Credit Commitment and of the obligations of such Affected Bank under this Agreement, and (y) each Assenting Bank shall make Loans to the Company, according to such Assenting Bank’s respective Allocable Share, in an aggregate principal amount equal to the outstanding principal amount of the Loan(s) of such Affected Bank, on a date mutually acceptable to the Assenting Banks, such Affected Bank and the Company.  The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loan(s) of such Affected Bank, together with all interest accrued thereon, and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 hereof in connection with such prepayment), and, upon such assumption by the Assenting Banks and prepayment by the Company, such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07 hereof).  Any such prepayment shall occur prior to the time any prepayment pursuant to Section 4.03(a) hereof is required to be made.

(iii)  Upon notice (by telephone (confirmed in writing promptly thereafter), facsimile or e-mail) to the Administrative Agent (which shall advise each Bank thereof as soon as practicable thereafter), the Company may terminate the obligations of the Banks to make or maintain Loans as Eurodollar Loans and, in such event, the Company shall, prior to the time any prepayment pursuant to Section 4.03(a) hereof is required to be made, refinance all of the Eurodollar Loans with Alternate Base Rate Loans, or prepay such Eurodollar Loans, in the manner contemplated by and pursuant to Section 2.06 or Section 4.02 hereof, respectively.

(iv)  (A)  The Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) to assume the Revolving Credit Commitment and the obligations of each such Affected Bank hereunder, and to purchase, prior to the time any prepayment pursuant to Section 4.03(a) hereof is required to be made, the outstanding Loans and Notes of such Affected Bank and such Affected Bank’s rights hereunder and with respect thereto, without recourse upon, or warranty by, or expense to, such Affected Bank, for a purchase price equal to the outstanding principal amount of the Loan(s) of such Affected Bank plus all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including the amount which would be payable to such Affected Bank pursuant to Section 3.04 hereof if the purchase of its Loans and Notes constituted a prepayment thereof contemplated by clause (ii) of the first sentence of

Section 3.04 hereof), and upon such assumption and purchase by the Replacement Lenders, each such Replacement Lender shall be deemed to be a “Bank” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07 hereof).

(B)  As an alternative, the Company may designate one or more Replacement Lenders mutually acceptable to the Company and the Administrative Agent (whose consent shall not be unreasonably withheld) which shall upon a date mutually agreed upon by the Company and such Replacement Lenders assume the Revolving Credit Commitment and the obligations of such Affected Bank under this Agreement and shall upon such date make Loans to the Company in an aggregate principal amount equal to the outstanding principal amount of the Loan(s) of such Affected Bank.  The proceeds of such Loans, together with funds of the Company, shall be used to prepay the Loan(s) of such Affected Bank, together with all interest accrued thereon and all other amounts owing to such Affected Bank hereunder (including any amounts payable pursuant to Section 3.04 hereof in connection with such prepayment), and, upon such Replacement Lenders making such Loans and such prepayment by the Company, such Replacement Lenders shall be deemed to be “Banks” for purposes of this Agreement and such Affected Bank shall cease to be a “Bank” for purposes of this Agreement and shall no longer have any rights or obligations hereunder (except as provided in Section 2.08, Section 2.12, Section 10.02, Section 10.04 and Section 10.07 hereof).  Each such Replacement Lender shall execute and deliver to the Administrative Agent such documentation to evidence its status as a “Bank” hereunder as shall be mutually acceptable to the Company and the Administrative Agent.  The effectiveness of each Replacement Lender’s Revolving Credit Commitment, the making of such Loans by such Replacement Lenders and the prepayment by the Company of the Loan(s) of such Affected Bank shall be deemed to have occurred simultaneously for all purposes hereof.

The Company shall provide replacement Notes at the request of any Assenting Bank or any Replacement Lender, as the case may be, to reflect the identity of, and/or the outstanding amount of the Loans of, and/or the principal amount of such Notes issued to, such Assenting Bank or such Replacement Lender, and Schedule I and Schedule II hereto shall be deemed amended to reflect the addition of such Replacement Lender and any increases or decreases in the Revolving Credit Commitments of the Affected Banks and the Assenting Banks, as the case may be.

SECTION 4.04.  Mandatory Termination of the Additional Commitments upon the Additional Commitment Termination Date.  (a) Unless previously terminated, the Additional Commitments shall automatically terminate on the Additional Commitment Termination Date.

(b)  Any termination of the Additional Commitments pursuant to this Section 4.04 shall be permanent. The Company shall notify the Administrative Agent within one Business Day of the termination of the Additional Commitments pursuant to this Section 4.04 and the Administrative Agent shall promptly notify each Bank upon receipt of such notice.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01.  Representations and Warranties of the Company.  The Company represents and warrants to the Banks, the Issuing Banks and the Agents as follows:

(a)  Company’s Organization; Corporate Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; the Company is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each other jurisdiction where, because of the nature of its activities or properties, such qualification or licensing is required, except for such jurisdictions where the failure to be so qualified or licensed will not materially adversely affect the financial condition, business or operations of the Company and its Consolidated Subsidiaries, taken as a whole, or prevent the enforcement of contracts to which the Company is a party; and the Company has all requisite corporate power and authority (i) to own its assets and to carry on the business in which it is engaged, (ii) to execute, deliver and perform its obligations under this Agreement and the Notes, (iii) to borrow in the manner and for the purpose contemplated by this Agreement, (iv) to issue Notes in the manner and for the purpose contemplated by this Agreement, and (v) to execute, deliver and perform its obligations under all other agreements and instruments executed and delivered by the Company pursuant to or in connection with this Agreement.

(b)  Domestic Specified Subsidiaries; Organization; Corporate Power.  As of the Effective Date, each domestic Specified Subsidiary is a corporation or other entity (as the case may be) duly incorporated or formed, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation or formation; and, as of the Effective Date, each domestic Specified Subsidiary has all requisite corporate power and authority to own its assets and to carry on the business in which it is engaged.

(c)  Company’s Corporate Authority; No Conflict.  The execution and delivery by the Company of this Agreement and the Notes, the performance by the Company of its obligations under this Agreement and the Notes, the Borrowings by the Company in the manner and for the purpose contemplated by this Agreement, the issuance by the Company of the Notes in the manner and for the purpose contemplated by this Agreement, the execution and delivery by the Company of all other agreements and instruments which shall have been executed and delivered by the Company pursuant hereto or in connection herewith, and the performance by the Company of its obligations under all other agreements and instruments which shall have been executed and delivered by the Company pursuant hereto or in connection herewith, have been duly authorized by all necessary corporate action (including any necessary stockholder action) on the part of the Company, and do not and will not (i) violate any provision of any law, rule or regulation (including, without limitation, Regulation U and Regulation X) presently in effect having applicability to the Company (or any Specified Subsidiary), or of any order, writ, judgment, decree, determination or award (which is, individually or in the aggregate, material to the consolidated financial condition, business or operations of the Company and its Consolidated Subsidiaries) presently in effect having applicability to the Company (or any Specified Subsidiary) or of the charter or by-

laws of the Company (or any Specified Subsidiary), or (ii) subject to the Company’s compliance with any applicable covenants pertaining to its incurrence of unsecured indebtedness, result in a breach of or constitute a default under any indenture or loan or credit agreement, or result in a breach of or constitute a default under any other agreement or instrument (which is, individually or in the aggregate, material to the consolidated financial condition, business or operations of the Company and its Consolidated Subsidiaries), to which the Company or any Specified Subsidiary is a party or by which the Company or any Specified Subsidiary or its respective properties may be bound or affected, or (iii) result in, or require, the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Company (other than any right of setoff or banker’s lien or attachment that any Bank or other holder of a Note may have under applicable law), and the Company is not in default under or in violation of its charter or by-laws.

(d)  Valid and Binding Obligations of the Company.  This Agreement constitutes, and (when executed and delivered by the Company) the Notes and each other agreement or instrument executed and delivered by the Company pursuant hereto or in connection herewith will each constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)  Company’s Financial Condition.  The Company’s audited consolidated financial statements as at December 31, 2018, copies of which have been furnished to each Bank, have been prepared in conformity with United States generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year and fairly present the consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the results of their operations for the period then ended.  As of the Effective Date, since December 31, 2018, there has been no material adverse change in the consolidated financial condition, business or operations of the Company and its Consolidated Subsidiaries, except as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2018, or its quarterly report on Form 10-Q for the quarter ended March 31, 2019 in each case to the Securities and Exchange Commission (copies of each of which have been furnished to each Bank) or as disclosed in writing to the Banks prior to the Effective Date.

(f)  Litigation with Respect to the Company or Its Subsidiaries.  As of the Effective Date, no litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company which are likely (to the extent not covered by insurance) materially and adversely to affect the consolidated financial condition of the Company and its Consolidated Subsidiaries or materially to impair the Company’s ability to perform its obligations under this Agreement and the Notes, except as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2016, or its quarterly reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, to the Securities and Exchange Commission, or as disclosed in writing to the Banks prior to the Effective Date.

(g)  Regulatory Approvals with Respect to This Agreement.  No authorization, consent, approval, license or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority (Federal, state, local or foreign), including, without limitation, the Securities and Exchange Commission, or with any securities exchange, is or will be required in connection with the execution and delivery by the Company of this Agreement or the Notes, the performance by the Company of its obligations under this Agreement and the Notes, the Borrowings by the Company in the manner and for the purpose contemplated by this Agreement, or the issuance by the Company of the Notes in the manner and for the purpose contemplated by this Agreement (except for such authorizations, consents, approvals, licenses, exemptions, filings, declarations or registrations, if any, which may be required to be obtained or made subsequent to the Effective Date, all of which, if then required, will have been duly obtained or made on or before each date on which the foregoing representation and warranty shall be made, deemed made or reaffirmed, as the case may be, will be sufficient for all purposes thereof and will be in full force and effect on each such date).

(h)  ERISA.  As of the Effective Date, no material liability to the PBGC has been, or is expected by the Company or any Related Person to the Company to be, incurred by the Company or any Related Person to the Company.  No Reportable Event which presents a material risk of termination of any Plan maintained by the Company or a Related Person to the Company has occurred and is continuing at the Effective Date.  No Plan maintained by the Company or a Related Person to the Company has failed to meet the applicable Minimum Funding Standard, whether or not waived, as of the last day of the most recent fiscal year of such Plan ending prior to the Effective Date.  Neither the Company nor any Related Person to the Company has engaged in a Prohibited Transaction prior to the Effective Date.

(i)  Investment Company Act.  The Company is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(j)  Regulation U; Regulation X.  The Company is not engaged principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U, and no part of the proceeds of any Loan will be used for any purpose which would be in violation of such regulations or in violation of Regulation U or Regulation X.

(k)  Company’s Tax Returns and Tax Liability.  The Company and its Subsidiaries, except for any Subsidiary (x) incorporated under the laws of any jurisdiction other than the United States or any State thereof or the District of Columbia or (y) having substantially all of its properties and assets or conducting substantially all of its business outside the United States and having assets immaterial in comparison to the assets of the

Company and its Consolidated Subsidiaries, have filed all tax returns required to be filed by them and have paid or provided adequate reserves or obtained adequate indemnity for the payment of all taxes and assessments payable by them which have become due, other than (i) those not yet delinquent, (ii) those the nonpayment of which would not be reasonably likely to result in a material adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries, (iii) those being contested in good faith or (iv) those involving foreign taxes and assessments which are involved in a good faith dispute.

(l)  Environmental and Public and Employee Health and Safety Matters.  As of the Effective Date, the Company and each Subsidiary has complied with all applicable Federal, state, and other laws, rules and regulations relating to environmental pollution or to environmental regulation or control or to public or employee health or safety, except (i) to the extent that the failure to so comply would not be reasonably likely to result in a material and adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries or (ii) as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2016, or its quarterly reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, to the Securities and Exchange Commission, or as disclosed in writing to the Banks prior to the Effective Date.  As of the Effective Date, the Company’s and the Subsidiaries’ facilities do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants regulated under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or public or employee health and safety, in violation of any such law, or any rules or regulations promulgated pursuant thereto, except (A) for violations that would not be reasonably likely to result in a material and adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries or (B) as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2016, or its quarterly reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, to the Securities and Exchange Commission, or as disclosed in writing to the Banks prior to the Effective Date.  As of the Effective Date, the Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or public or employee health or safety, in each case applicable to it or its Subsidiaries, that would be reasonably likely to result in a material and adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries except as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2016, or its quarterly reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, to the Securities and Exchange Commission, or as disclosed in writing to the Banks prior to the Effective Date.

(m)  True and Complete Disclosure.  To the best of the Company’s knowledge and belief, all factual information heretofore or contemporaneously furnished by or on behalf of the Company or any Subsidiary of the Company to any Bank, any Issuing Bank or any Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Company or any Subsidiary of the Company to any Bank, any Issuing Bank or any Agent will be, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

(n)  Anti-Corruption Laws and Sanctions.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and authorized agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, its directors and authorized agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of the Company, any of its Subsidiaries or any of their respective directors or officers or, to the knowledge of the Company, employees is a Sanctioned Person.  The Company has not directly or, to the Company’s knowledge, indirectly used the proceeds of the Loans or any Letters of Credit, or loaned, contributed or otherwise made available such proceeds to any of its Subsidiaries, any joint venture, any partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is or was, or whose government is or was, the subject of Sanctions, or (ii) to fund payments to any officer or employee of a governmental authority, or any Person controlled by a governmental authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of any of the foregoing that, at the time of such funding was, in violation of applicable Anti-Corruption Laws.

ARTICLE VI

COVENANTS

SECTION 6.01.  Affirmative Covenants of the Company.  So long as any Loan or LC Disbursement shall remain unpaid, any Bank shall have any Revolving Credit Commitment hereunder or any Letter of Credit shall remain outstanding, the Company will, unless the Required Banks shall have otherwise consented in writing:

(a)  Reports, Certificates and Other Information.  Furnish to each Bank:

(i)  Interim Reports.  Within 15 days after the date by which the Company is required to file any periodic report containing the financial statements referred to in this Section 6.01(a)(i) with the Securities and Exchange Commission for each of the first three quarterly fiscal periods in each fiscal year of the Company, a consolidated balance sheet of the Company as at the end of such period (setting forth in comparative form the consolidated figures as of the end of the previous fiscal year), the related consolidated statement of operations for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period (setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year) and the related consolidated statement of cash flows for the period from the beginning of the current fiscal year to the end of such quarterly period (setting forth in comparative form the consolidated figures from the corresponding period of the previous fiscal year), all in reasonable detail and certified, subject to changes resulting from year-end audit adjustments, by a financial officer of the Company (it being understood that the delivery of (A) the Company’s Form 10-Q setting forth such statements for each such period and (B) a certification by a financial officer of the Company to the effect that such statements fairly present in all material respects the financial condition and results of operations of the Company on a consolidated basis in accordance with the United States generally accepted accounting principles (subject to changes resulting from year-end audit adjustments) shall satisfy the requirements of this Section 6.01(a)(i)).

(ii)  Annual Reports.  Within 15 days after the date by which the Company is required to file any periodic report containing the financial statements referred to in this Section 6.01(a)(ii) with the Securities and Exchange Commission for each fiscal year of the Company, a consolidated balance sheet of the Company as at the end of such year, and the related consolidated statements of operations and cash flows for such year, setting forth in each case in comparative form the consolidated figures for the previous fiscal year, accompanied by the opinion thereon of independent public accountants of recognized national standing selected by the Company, which opinion shall be prepared in accordance with United States generally accepted auditing standards relating to reporting and shall be based upon an audit by such accountants of the relevant accounts (it being understood that the delivery of the Company’s Form 10-K setting forth such statements for such year shall satisfy the requirements of this Section 6.01(a)(ii)).

(iii)  Officers’ Certificates.  Within 30 days after each date by which the Company is required to file financial statements referred to in Section 6.01(a)(i) or 6.01(a)(ii) hereof with the Securities and Exchange Commission, an Officers’ Certificate (A) stating that the signers have reviewed the relevant terms of this Agreement and of the form of Notes and have made, or caused to be made under their supervision, a review of the transactions and condition of the corporation or corporations covered by such financial statements during the accounting period in question, and that such review has not disclosed the existence during such accounting period, and that the signers do not otherwise have knowledge of the existence as at the date of such Officers’ Certificate, of any Event of Default or Unmatured Event of Default, or, if any such Event of Default or Unmatured Event of Default existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto and (B) demonstrating in reasonable detail compliance during such accounting period with Sections 6.02(b), 6.02(c) and 6.02(d) hereof.

(iv)  Accountants’ Reports.  Within 30 days after each date by which the Company is required to file financial statements referred to in Section 6.01(a)(ii) hereof with the Securities and Exchange Commission, a report signed by the independent public accountants reporting thereon (A) briefly setting forth the scope of their examination of such financial statements and the information provided pursuant to Section 6.01(a)(iii)(B) above and (B) stating whether or not such examination has disclosed any failure by the Company to comply with the terms, covenants, provisions and conditions of this Section 6.01(a) and of Sections 6.01(b), 6.01(e), and 6.02 (other than Section 6.02(e)) insofar as they relate to accounting matters.

(v)  Reports to SEC and to Stockholders.  Promptly upon their becoming publicly available, copies of all financial statements, reports, notices and proxy statements sent by the Company to its stockholders, and of all regular and periodic reports filed by the Company or any of its Specified Subsidiaries with the Securities and Exchange Commission or any governmental authority succeeding to any of its functions, which in each case have not been delivered under paragraph (a)(i) or (a)(ii) of this Section 6.01.

(vi)  Officers’ Certificates as to Status of Excepted Subsidiaries.  (A)  Promptly after the designation of a Subsidiary of the Company as an Excepted Subsidiary or the withdrawal of such designation, an Officers’ Certificate setting forth the name of the Subsidiary and whether it is being designated as, or withdrawn from designation as, an Excepted Subsidiary, and (B) as soon as practicable after the designation of a Subsidiary of the Company as an Excepted Subsidiary or the withdrawal of such designation, or, at the option of the Company, together with the next delivery of any financial statements to the Banks pursuant to Section 6.01(a)(i) or Section 6.01(a)(ii) hereof, an Officers’ Certificate setting forth in reasonable detail, and certifying the correctness of, all facts and computations required in order to establish that such designation or withdrawal of designation is permitted in accordance with this Agreement, and listing all Subsidiaries of the Company that are designated as Excepted Subsidiaries at such time.

(vii)  Notice of Default.  Forthwith upon any principal officer of the Company obtaining knowledge of the occurrence of an Event of Default or an Unmatured Event of Default, an Officers’ Certificate specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto.

(viii)  USA Patriot Act. Promptly following a request therefor, all documentation and other information that a Bank reasonably requests as necessary in order for it to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(ix)  Other Information.  With reasonable promptness, such other information and data with respect to the Company or any of its Specified Subsidiaries as from time to time may be reasonably requested by any Bank.

Information required to be delivered pursuant to this Section 6.01(a) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Banks have been granted access (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Banks providing notice of such posting or availability) or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov.  Information required to be delivered pursuant to this Section 6.01(a) may also be delivered by electronic communications pursuant to procedures to be approved by the Administrative Agent.

(b)  Taxes.  Pay or provide adequate reserves or obtain adequate indemnity for the payment of, and cause each Subsidiary to pay or provide adequate reserves or obtain adequate indemnity for the payment of, all taxes and assessments payable by it which become due, other than (i) those not yet delinquent, (ii) those the nonpayment of which would not be reasonably likely to result in a material adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries, (iii) those being contested in good faith or (iv) those involving foreign taxes and assessments which are involved in a good faith dispute with respect to tax or other matters.

(c)  Preservation of Corporate Existence, etc.  Subject to Section 6.02(a) hereof, do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence and the rights (charter and statutory) of the Company and each Specified Subsidiary; provided, however, that the Company shall not be required to preserve any such existence (in the case of any Specified Subsidiary), right or franchise if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or any Specified Subsidiary and that the loss thereof is not disadvantageous in any material respect to the Banks under this Agreement.

(d)  Inspections; Discussions.  Permit any authorized representatives designated by a Bank, at such Bank’s expense, to make reasonable inspections of any of the properties of the Company or any of its Specified Subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such reasonable times and as often as may be reasonably requested by such Bank; provided that if required by the Company, any such Bank shall, as a condition to being permitted to make any such inspection, certify to the Company that the same is being made solely in order to assist such Bank in evaluating its extension of credit to the Company hereunder.

(e)  Books and Records.  Maintain, and cause each of its Consolidated Subsidiaries to maintain, a system of accounting established and administered in accordance with United States generally accepted accounting principles applied on a consistent basis, and set aside, and cause each of its Consolidated Subsidiaries to set aside, on its books all such proper reserves as shall be required by United States generally accepted accounting principles.

(f)  Maintenance of Properties.  Cause all properties used or useful in the conduct of its business or the business of a Specified Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 6.01(f) shall prevent the Company from discontinuing the operation or maintenance, or both the operation and maintenance, of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Specified Subsidiary and not disadvantageous in any material respect to the Banks under this Agreement.

(g)  Maintenance of Insurance.  Insure and keep insured, and cause each Specified Subsidiary to insure and keep insured, with reputable insurance companies, so much of its respective properties, to such an extent and against such risk (including fire), as companies engaged in similar businesses and of similar size customarily insure properties of a similar character; or, in lieu thereof, in the case of itself or of any one or more of its Specified Subsidiaries, maintain or cause to be maintained a system or systems of self-insurance which will accord with the approved practices of companies owning or operating properties of a similar character in maintaining such systems.

(h)  Compliance with Laws, etc. Not violate any laws, rules, regulations, or governmental orders to which it is subject (including Anti-Corruption Laws and Sanctions and any such laws, rules, regulations or governmental orders relating to the protection of the environment or to public or employee health or safety), which violation would be reasonably likely to result in a material adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries; and not permit any Subsidiary of the Company to violate any laws, rules, regulations, or governmental orders of Federal, state or local governmental entities within the United States to which it is subject (including Anti-Corruption Laws and Sanctions and any such laws, rules, regulations or governmental orders relating to the protection of the environment or to public or employee health or safety), which violation would be reasonably likely to result in a material adverse effect on the consolidated financial condition of the Company and its Consolidated Subsidiaries.

(i)  Delivery of Certain Documentation with Respect to Plans.  (i)  As soon as possible and in any event within 30 days after it knows or has reason to know that, regarding any Plan with respect to the Company or a Related Person to the Company, a Prohibited Transaction or a Reportable Event which presents a material risk of termination of any Plan maintained by the Company or a Related Person to the Company has occurred (whether or not the requirement for notice of such Reportable Event has been waived by the PBGC), deliver to the Administrative Agent and each Bank a certificate of a responsible officer of the Company setting forth the details of such Prohibited Transaction or Reportable Event, (ii) upon request of the Administrative Agent or any Bank made from time to time after the occurrence of any such Prohibited Transaction or Reportable Event, deliver to the Administrative Agent and each Bank a copy of the most recent actuarial report and annual report completed with respect to any Plan maintained by the Company or a Related Person to the Company, and (iii) as soon as possible, and in any event within 10 days, after it knows or has reason to know that any of the following have occurred with respect to any Plan maintained by the Company or a Related Person to the Company:  (A) any such Plan has been terminated, (B) the Plan Sponsor intends to terminate any such Plan, (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate any such Plan, or (D) the Company or any Related Person to the Company withdraws from any such Plan, deliver to the Administrative Agent and each Bank a written notice thereof.  For purposes of this Section 6.01(i), the Company shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan or Employee Benefit Plan of which the Company or any Related Person to the Company is the Plan Sponsor.

(j)  Contributions to Plans.  Pay, and use its best efforts to cause each Related Person with respect to the Company to pay, when due, all contributions required to meet the minimum funding standards set forth in Sections 302 through 308 of ERISA with respect to each Plan maintained by the Company or a Related Person to the Company.

(k)  Use of Proceeds.  (i) Use the proceeds of the Loans for general corporate purposes, and not for any purpose which is in violation of Regulation U or Regulation X and (ii) not use the proceeds of any Loans or Letters of Credit directly or, to the Company’s knowledge, indirectly or loan, contribute or otherwise make available such proceeds to any of its Subsidiaries, joint ventures, partners or any other Person (x) to fund any activities or business of any Person, or in any country, region or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (y) to fund payments to any officer or employee of a governmental authority, or any Person controlled by any governmental authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of any of the foregoing that, at the time of such funding, is in violation of applicable Anti-Corruption Laws.

SECTION 6.02.  Negative Covenants of the Company.  So long as any Loan or LC Disbursement shall remain unpaid, any Bank shall have any Revolving Credit Commitment hereunder or any Letter of Credit shall remain outstanding, the Company will not, without the prior written consent of the Required Banks:

(a)  Mergers, Consolidations, Sales.  Consolidate with or merge into any other Business Entity or convey or transfer its properties and assets substantially as an entirety to any Business Entity, unless:

(i)  the Business Entity formed by such consolidation or into which the Company is merged or the Business Entity that acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety, shall be a Business Entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and shall expressly assume the due and punctual payment of the principal of and interest on all the Loans and the performance of every covenant of this Agreement on the part of the Company to be performed or observed; and

(ii)  immediately after giving effect to such transaction, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

Upon any consolidation or merger by the Company with or into any other Business Entity, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety to any Business Entity which is permitted by this Section 6.02(a), the successor Business Entity formed by such consolidation or into which the Company is merged or the Business Entity to which such conveyance or transfer is made shall, upon receipt by the Administrative Agent of documentation of the type described in Sections 7.01(b), 7.01(c), 7.01(d) and Section 7.01(i) with respect to such Business Entity, succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor Business Entity had been named as the Company herein; and, in the event of such conveyance or transfer, the Company (which term shall for this purpose mean the Person named as the “Company” in the introduction to this Agreement or any successor corporation which shall theretofore become such in the manner described in this Section 6.02(a)) shall be discharged from all obligations and covenants under this Agreement and the Notes, if any.

(b)  Limitation on Liens.  The Company will not, and will not permit any Consolidated Subsidiary to, incur, create, assume, guarantee or otherwise become liable with respect to any Secured Debt, unless (x) the Company secures or causes such Consolidated Subsidiary to secure the Obligations equally and ratably with (or prior to) such Secured Debt or (y) after giving effect thereto, the aggregate amount of all Secured Debt, together with all Discounted Rental Value in respect of sale and leaseback transactions involving Principal Domestic Properties (excluding sale and leaseback transactions exempted from the prohibition of Section 6.02(c)(i) hereof by Section 6.02(c)(ii) hereof), would not exceed 15% of Consolidated Net Tangible Assets; provided, however, that for purposes of this Section there shall be excluded from Secured Debt all Indebtedness secured by:

(i)  Liens existing on the Effective Date;

(ii)  Liens existing on property of, or on any shares of Capital Stock or Indebtedness of, any Business Entity at the time such Business Entity becomes a Consolidated Subsidiary or at the time such Business Entity is merged into or consolidated with the Company or any Consolidated Subsidiary or at the time of sale, lease or other disposition of the properties of such Business Entity (or a division of such Business Entity) to the Company or a Consolidated Subsidiary as an entirety or substantially as an entirety;

(iii)  Liens in favor of the Company or a Consolidated Subsidiary;

(iv)  Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(v)  Liens existing on property, shares of Capital Stock or Indebtedness at the time of acquisition thereof (including acquisition through merger or consolidation) or Liens (A) to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, expansion, renovation, improvement or development on or of such property or (B) to secure any Indebtedness incurred prior to, at the time of, or within two years after the later of the acquisition, the completion of such construction, installation, expansion, renovation, improvement or development or the commencement of full operation of such property or within two years after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price or cost thereof;

(vi)  Liens on any specific oil or gas property to secure Indebtedness incurred by the Company or any Consolidated Subsidiary to provide funds for all or any portion of the cost of exploration, production, gathering, processing, marketing, drilling or development of such property;

(vii)  Liens on any Principal Domestic Property securing Indebtedness incurred under industrial development, pollution control or other revenue bonds issued or guaranteed by the United States or any State thereof or any department, agency, instrumentality or political subdivision of either;

(viii)  Liens on any Principal Domestic Property securing Indebtedness arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead;

(ix)  any extension, renewal or refunding of any Liens referred to in the foregoing clauses (i) through (viii), inclusive, provided, however, that (A) such extension, renewal or refunding Lien shall be limited to all or part of the same property, shares of Capital Stock or Indebtedness that secured the Lien extended, renewed or refunded (plus improvements on or replacements of such property) and (B) such Secured Debt at such time is not increased; and

(x)  Liens existing on property or shares of Capital Stock of any WES Entity.

(c)  Restrictions on Sale and Leaseback Transactions. (i)  The Company will not, and will not permit any Consolidated Subsidiary to, sell or transfer any Principal Domestic Property, with the Company or any Consolidated Subsidiary taking back a lease of such Principal Domestic Property, unless: (x) such Principal Domestic Property is sold within 360 days from the date of acquisition of such Principal Domestic Property or the date of the completion of construction or commencement of full operations on such Principal Domestic Property, whichever is later; or (y) the Company or such Consolidated Subsidiary could subject such Principal Domestic Property to a Lien pursuant to Section 6.02(b) in an amount equal to the Discounted Rental Value with respect to such sale and leaseback transaction without equally and ratably securing the Obligations; or (z) the Company or such Consolidated Subsidiary, within 360 days after such sale, applies or causes to be applied to the retirement of its Funded Debt an amount not less than the greater of (A) the net proceeds of the sale of such Principal Domestic Property or (B) the fair value (as determined in any manner approved by the Board of Directors) of such Principal Domestic Property; provided, however, that the amount to be applied to the retirement of Funded Debt of the Company or such Consolidated Subsidiary shall be reduced by the principal amount of Funded Debt of the Company or such Consolidated Subsidiary voluntarily retired by the Company or such Consolidated Subsidiary within 360 days after such sale.

(ii)  The provisions of this clause (c) shall not prevent (i) a sale and leaseback transaction between the Company and a Consolidated Subsidiary or between Consolidated Subsidiaries or (ii) a sale or transfer of any Principal Domestic Property with a lease for a period, including renewals, of not more than 36 months.

(d)  Total Debt to Total Capitalization.  Permit, as of the last day of each fiscal quarter, the ratio of Total Debt as of such date to Total Capitalization as of such date to exceed 0.65:1.00.

(e)  Change in Control.  Permit any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) beneficially to own more than 50% (by number of votes) of the Voting Securities of the Company unless such Voting Securities shall have been acquired in a transaction or series of transactions approved prior to such acquisition by the Board of Directors of the Company, and the directors so approving shall include directors who constitute a majority of the Board of

Directors and who are persons either (i) who are directors on the date hereof or (ii) who were nominated or elected by a majority of the directors who (A) are directors on the date hereof or (B) shall have been nominated or elected as described in this clause (ii).

ARTICLE VII

CONDITIONS OF CREDIT

The obligations of the Banks to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to (a) the Revolving Credit Commitments having become effective as provided in Section 7.01 below, (b) the satisfaction of the conditions set forth in Section 7.02 below and (c) with respect to any Loans or Letters of Credit utilizing the Additional Commitment, the satisfaction (or waiver pursuant to Section 10.1) of the conditions set forth in Section 7.03 below on or prior to the Additional Commitment Termination Date.

SECTION 7.01.  Conditions to Effectiveness of Commitments.  The Revolving Credit Commitments shall become effective at such time as the following conditions shall have been satisfied:

(a)  The Company shall have executed and delivered to the Administrative Agent for the account of each Bank that shall have requested the same at least three Business Days prior to the date hereof in accordance with Section 2.05 a Revolving Credit Note and Competitive Note (appropriately completed).

(b)  The Administrative Agent shall have received the signed Certificate or Certificates of the Secretary of State of the State of Delaware, in regular form (as of a date shortly before the Effective Date), listing the Restated Certificate of Incorporation of the Company and each amendment, if any, thereto, together with the certificates of designation of preferences of preferred stock and the certificates of merger or ownership, on file in the office of such Secretary of State and stating that such documents are the only charter documents of the Company on file in such office filed on the date the Restated Certificate of Incorporation was filed or thereafter and that the Company is duly incorporated and in good standing in the State of Delaware.

(c)  The Administrative Agent shall have received the signed certificate of the President or a Vice President and the Secretary or an Assistant Secretary of the Company, dated the Effective Date in form and substance reasonably acceptable to the Administrative Agent and special counsel to the Administrative Agent, certifying, among other things, (i) a true and correct copy and/or extract of resolutions adopted by the Board of Directors of the Company which authorize, among other credit arrangements, the execution, delivery and performance by the Company of this Agreement and the Notes and authorizing the issuance by the Company of Notes in the manner and for the purpose contemplated by this Agreement, (ii) a true and complete copy of the Restated Certificate of Incorporation of the Company as in effect on the Effective Date, (iii) a true and complete copy of the By-laws of the Company as in effect on the Effective Date, and (iv) the incumbency and specimen signatures of officers of the Company executing (x) the documents specified in clause (i)

above and (y) any other documents delivered to the Administrative Agent on the Effective Date.

(d)  The Administrative Agent shall have received the signed opinion of Cravath, Swaine & Moore LLP, dated the Effective Date and given upon the express instructions of the Company, as to the enforceability of this Agreement and the Notes to be delivered on the Effective Date (if any) and as to such other matters as the Administrative Agent may reasonably request, in form and substance reasonably acceptable to the Administrative Agent and special counsel to the Administrative Agent.

(e)  The Administrative Agent shall have received such other instruments and documents as the Administrative Agent may have reasonably requested at least three Business Days prior to the date hereof.

(f)  Each of the Agents, the Banks and the Company shall have executed one or more counterparts of this Agreement.

(g)  The Administrative Agent shall have received satisfactory evidence that banks with Revolving Credit Commitments which cause the Total Commitment (including the Additional Commitments) to equal $5,000,000,000 have executed one or more counterparts of this Agreement.

(h)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company hereunder or under any other agreement entered into by any of the Joint Lead Arrangers, the Agents and the Banks, on the one hand, and the Company or any of its Subsidiaries, on the other hand.

(i)  The Banks shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that shall have been reasonably requested at least five Business Days prior to the Effective Date.

SECTION 7.02.  Conditions Precedent to All Extensions of Credit.  The obligation of each Bank to make each Loan, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, shall be subject to the fulfillment at or prior to the time of the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit of each of the following further conditions; provided that the initial Loan or Letter of Credit utilizing the Additional Commitments shall also be subject to the conditions precedent set forth in Section 7.03:

(a)  The representations and warranties on the part of the Company contained in this Agreement (other than, after the Effective Date, the representations and warranties set forth in the second sentence of Section 5.01(e) hereof, in Section 5.01(f) hereof and in Section 5.01(l) hereof) shall be true and correct in all material respects at and as of the Borrowing Date for such Loan (other than any Refinancing Loan) or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

(b)  Both before and after giving effect to such Loan or such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Company shall be in compliance with the requirements of any applicable covenants pertaining to its incurrence of unsecured indebtedness.

(c)  No Event of Default and no Unmatured Event of Default (other than any Unmatured Event of Default which occurs as a result of a Bank Funding Default) shall have occurred and be continuing on the Borrowing Date for such Loan (other than any Refinancing Loan) or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or would result from the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to be a representation and warranty by the Company on the date of such Borrowing or such issuance, amendment, renewal or extension that each of the conditions contained in this Section 7.02 has been satisfied.

SECTION 7.03.  Additional Conditions Precedent to Additional Commitment Utilization.  The initial utilization of the Additional Commitments for the making of Loans or issuance, amendment, renewal or extension of any Letter of Credit shall be subject to the fulfillment (or waiver pursuant to Section 10.01) of the following further conditions on or prior to the Additional Commitment Termination Date:

(a)  The Anadarko Acquisition shall have been consummated in all material respects in accordance with the Anadarko Acquisition Agreement, and no provision of the Anadarko Acquisition Agreement as in effect on May 9, 2019 shall have been amended or modified by the Company, and no condition therein shall have been waived or consent granted by the Company, in each case, in any respect that is materially adverse to the Banks in their capacities as such without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Administrative Agent; provided, that (i) any increase in the purchase price shall not be deemed to be materially adverse to the interests of the Banks and shall not require the consent of the Administrative Agent if such purchase price increase does not exceed 10.0% in aggregate (other than increases in the purchase price in the form of common stock of the Company, which shall not be deemed to be materially adverse to the interests of the Banks and shall not require the consent of the Administrative Agent) and (ii) no decrease below the purchase price in the Anadarko Acquisition Agreement shall, in and of itself, be deemed to be materially adverse to the interests of the Banks and shall not require the consent of the Administrative Agent.

(b)  Except as disclosed (i) in the Company SEC Documents or the MLP SEC Documents filed or furnished to the Joint Lead Arrangers prior to May 14, 2019 (excluding any disclosures in such Company SEC Documents or MLP SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature) or (ii) in the correspondingly numbered section of the disclosure schedules delivered by Anadarko to the Company simultaneously with the execution of the Anadarko Acquisition Agreement (the “Anadarako Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Anadarko Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection of the Anadarko Acquisition Agreement as in effect on May 9, 2019 to which the relevance of such item is reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsection), from December 31, 2018, there shall not have been any event, occurrence, change or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect (terms used in this clause (b) but not defined herein shall have the meaning assigned to such terms in the Anadarko Acquisition Agreement as in effect on May 9, 2019).

(c)  The Administrative Agent shall have received (to the extent also provided to the lead arrangers under the Anadarko Bridge Facility) (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Anadarko, in each case, as of and for each of the last three full fiscal years ended at least 60 days prior to the Additional Commitment Availability Date, and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and Anadarko, in each case, as of and for each subsequent fiscal quarter (other than any fourth fiscal quarter) ended at least 40 days prior to the Additional Commitment Availability Date (and the corresponding period(s) of the prior fiscal year), in each case prepared in accordance with United States generally accepted accounting principles (it being understood that, with respect to such financial information for each such fiscal period, such condition shall be deemed satisfied through the public filing of financial statements complying with the foregoing requirements on Form 10-K or Form 10-Q, as the case may be, by the Company or Anadarko with the SEC); and (ii) pro forma financial statements of the Company giving effect to the Transactions and any other recent, probable or pending acquisitions or Dispositions, in each case under this clause (ii), solely to the extent required by Rule 3.05 and Article 11 of Regulation S-X (“Regulation S-X”), and only to the extent the Company will be required to file such financial statements with the SEC, regardless of the timing of such filing, which, pro forma financial statements shall be prepared in accordance with Regulation S-X and all other accounting rules and regulations of the SEC promulgated thereunder applicable to registration statements on Form S-3. The condition precedent set forth in this clause (c) shall be deemed to have been satisfied on the date on which the Form S-4 to be filed by the Company under the Securities Act of 1933, as amended, relating to its issuance of common stock in connection with the Anadarko Acquisition, is declared effective by the SEC until such time as more current financial statements are required as set forth in this clause (c).

(d)  The Administrative Agent shall have received (i) the signed Certificate or Certificates of the Secretary of State of the State of Delaware, in regular form (as of a date shortly before the Additional Commitment Availability Date), listing the Restated Certificate of Incorporation of the Company and each amendment, if any, thereto, together with the certificates of designation of preferences of preferred stock and the certificates of merger or ownership, on file in the office of such Secretary of State and stating that such documents are the only charter documents of the Company on file in such office filed on the date the Restated Certificate of Incorporation was filed or thereafter and that the Company is duly incorporated and in good standing in the State of Delaware and (ii) the signed certificate of the President or a Vice President and the Secretary or an Assistant Secretary of the Company, dated the Additional Commitment Availability Date in form and substance reasonably acceptable to the Administrative Agent and special counsel to the Administrative Agent, certifying, (A) that there has been no change to the matters previously certified pursuant to Section 7.01(c) (or otherwise providing updates to such certifications) and (B) that the conditions precedent contained in Sections 7.03(a) and (g) have been satisfied as of the Additional Commitment Availability Date (each of the foregoing to be in form and substance that is customary for financings of this type).

(e)  The Administrative Agent shall have received a solvency certificate from the treasurer or another financial officer of the Company substantially in the form of Exhibit G hereto.

(f)  The Joint Lead Arrangers, the Administrative Agent and the Banks shall have received all fees and invoiced expenses required to be paid on or prior to the Additional Commitment Availability Date pursuant to each Fee Letter or this Agreement (solely with respect to expenses) to the extent invoiced at least two business days prior to the Additional Commitment Availability Date.

(g)  (i) No Event of Default and no Unmatured Event of Default (other than any Unmatured Event of Default which occurs as a result of a Bank Funding Default) shall have occurred and be continuing,

or would result from the Additional Commitment Availability Date occurring and (ii) the representations and warranties on the part of the Company contained in this Agreement shall be true and correct in all material respects on the Additional Commitment Availability Date, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01.  Events of Default.  If any of the following events, acts or occurrences (herein called an “Event of Default”) shall occur and be continuing:

(a)  default, and continuance thereof for three (3) Business Days or, in the case of any default which results from a Bank Funding Default, five (5) Business Days after the Company shall have been advised by the Administrative Agent of such Bank Funding Default, in the payment when due of any amount owing by the Company hereunder or under the Notes in respect of the principal of, or interest on, any Loan or in respect of any Fee or any LC Disbursement; or

(b)  any representation or warranty on the part of the Company contained in this Agreement or in any certificate, letter or other writing or instrument furnished or delivered to any Bank or the Administrative Agent pursuant hereto or in connection herewith shall at any time prove to have been incorrect in any material respect when made, deemed made or reaffirmed, as the case may be; or

(c)  the Company shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed under Section 6.02(b), 6.02(c), 6.02(d) or 6.02(e) hereof (other than a default which would not have occurred or would not be continuing if the calculations pursuant to the aforesaid Sections were made without giving effect to changes in United States generally accepted accounting principles which require implementation after the Effective Date); or

(d)  the Company shall default in any material respect in the performance or observance of any other term, covenant, condition or agreement on its part to be performed or observed hereunder (and not constituting an Event of Default under any other clause of this Section 8.01), and such default shall continue unremedied for thirty (30) days after written notice thereof shall have been given to the Company by the Administrative Agent, any Bank or any Issuing Bank; or

(e)  either (i) the Company or any Specified Subsidiary shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any case or proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Specified Subsidiary), or shall file any answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against it in any bankruptcy, insolvency or similar case or proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business, or (ii) corporate action shall be taken by the Company or any Specified Subsidiary for the purpose of effectuating any of the foregoing; or

(f)  involuntary proceedings or an involuntary petition shall be commenced or filed against the Company or any Specified Subsidiary under any bankruptcy, insolvency or similar law or seeking the dissolution, liquidation or reorganization of the Company or such Specified Subsidiary (as the case may be) or the appointment of a receiver, trustee, custodian or liquidator for the Company or such Specified Subsidiary (as the case may be) or of a substantial part of the property, assets or business of the Company or such Specified Subsidiary (as the case may be), or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assets or business of the Company or any Specified Subsidiary, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be; or

(g)  (i) the Company or any Specified Subsidiary shall default (as principal or guarantor or other surety) in the payment when due (subject to any applicable notice or grace period), whether at stated maturity or otherwise, of any principal of or interest on (howsoever designated) any Indebtedness for borrowed money, whether such Indebtedness now exists or shall hereafter be created, or (ii) an event of default (of the Company or any Specified Subsidiary) as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money of, or guaranteed by, the Company or any Specified Subsidiary, whether such Indebtedness now exists or shall hereafter be created, shall occur and shall permit such Indebtedness to become due and payable prior to its stated maturity or due date; provided that no default under this subsection (g) shall be deemed to exist as a result of a default or event of default (as described in clause (i) or clause (ii) above) in respect of any such Indebtedness (1) which is payable solely out of the property or assets of a partnership, joint venture or similar entity of which the Company or any Specified Subsidiary is a participant (but which is not itself a Specified Subsidiary), or is secured by a mortgage on, or other security interest in, the property or assets owned or held by such entity, in either case without any further recourse to or liability of the Company or any Specified Subsidiary as a participant in such entity, (2)(x) in respect of which the only liability of the Company or any Specified Subsidiary is under a guarantee of obligations under a joint venture agreement in favor of a Person which is, or whose affiliate is, party to such joint venture agreement and (y) owed to lenders which have agreed that they will not have recourse to such guarantee, or (3) if the principal of and interest on such Indebtedness, when added to the principal of and interest on all other such Indebtedness then in default (exclusive of Indebtedness under clauses (1) and (2) above), does not exceed $200,000,000; or

(h)  with respect to any Plan (other than a Multiemployer Plan) as to which the Company or any Related Person to the Company may have any liability, there shall exist an unfunded current liability under the Code which is material to the consolidated financial condition of the Company and its Consolidated Subsidiaries, and (x) steps are undertaken to terminate such Plan or (y) such Plan is terminated or (z) any Reportable Event which presents a material risk of termination with respect to such Plan shall occur;

then, and in any such event (x) if such event relates to the Company and is described in clause (e) or clause (f) of this Section 8.01, (i) the Revolving Credit Commitments shall immediately terminate, and (ii) all sums then owing by the Company hereunder and under the Notes (and, in the event payment is to be made on a day which is not the expiration date of the relevant Interest Period, together with such amounts as will compensate each Bank in such Bank’s sole discretion for any losses incurred by it (or its lending branch or affiliate) in respect of funds borrowed by it or deposited with it for the purpose of making or maintaining its Loans hereunder) shall become and be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company, and (y) in the case of any other such event, the Administrative Agent shall, at the direction of the Required Banks, at the same or different times, take one or more of the following actions:  (i) declare the Revolving Credit Commitments to be terminated, whereupon the Revolving Credit Commitments shall forthwith terminate, or (ii) declare all sums then owing by the Company hereunder and under the Notes to be forthwith due and payable, whereupon all such sums (and, in the event payment is to be made on a day which is not the expiration date of the relevant Interest Period, together with such amounts as will compensate each Bank in such Bank’s sole discretion for any losses incurred by it (or its lending branch or affiliate) in respect of funds borrowed by it or deposited with it for the purpose of making or maintaining its Loans hereunder) shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company.  Promptly following the making of any such declaration, the Administrative Agent shall give notice thereof to the Company and each Bank, but failure to do so or any delay in so doing shall not impair the effect of such declaration.

ARTICLE IX

THE AGENTS, THE BANKS AND THE ISSUING BANKS

SECTION 9.01.  Appointment and Powers of the Administrative Agent.  Each Bank and Issuing Bank hereby irrevocably designates and appoints the Administrative Agent its agent hereunder and hereby authorizes the Administrative Agent to take such action on its behalf and to exercise such rights, remedies, powers and privileges hereunder as are specifically authorized to be exercised by the Administrative Agent by the terms hereof, together with such rights, remedies, powers and privileges as are reasonably incidental thereto.  The Administrative Agent may execute any of its respective duties as the Administrative Agent hereunder by or through agents or attorneys-in-fact and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to the agency hereby created and its duties hereunder, and shall not be liable for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent, the Syndication Agent and the Documentation Agents shall have no duties or responsibilities to any Bank or

Issuing Bank, except those expressly set forth in this Agreement, or any fiduciary relationship with any Bank or Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent, the Syndication Agent or any Documentation Agent.

SECTION 9.02.  Exculpatory Provisions.  Neither any Bank, Issuing Bank or Agent, nor any of their respective directors, officers or employees shall be liable for any action taken or omitted to be taken by them hereunder or in connection herewith, except for their own gross negligence or willful misconduct, as determined in a final, non-appealable judgment by a court of competent jurisdiction; nor shall any Bank, Issuing Bank or Agent be responsible in any manner to any Person for the representations, warranties or other statements made by any other Person or for the due execution or delivery, validity, effectiveness, genuineness, value, sufficiency or enforceability against the Company or any other obligor of this Agreement, the Notes or any other document furnished pursuant thereto or in connection herewith.  Neither the Agents nor any of their respective officers shall be under any obligation to any Bank or Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company or any of its Subsidiaries.

SECTION 9.03.  Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, statement, order, electronic communication or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other documents executed and delivered in connection herewith unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall not be liable to any Bank or Issuing Bank for acting, or refraining from acting, under this Agreement or any other documents executed and delivered in connection herewith in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

SECTION 9.04.  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless it has received notice from a Bank or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Banks.  The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as shall be reasonably directed by the Required Banks; provided, however, that unless and until the

Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable in the best interests of the Banks; provided further that the Administrative Agent shall have the right, power and authority to take the affirmative action specified in Section 8.01 hereof only upon the direction of the Required Banks.

SECTION 9.05.  Indemnification.  Each Bank hereby agrees to indemnify and hold harmless each Agent, as an agent hereunder, from and against such Bank’s Proportional Share of any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred or suffered by such Agent in such capacity as a result of any action taken or omitted to be taken by such Agent in such capacity or otherwise incurred or suffered by, made upon, or assessed against such Agent in such capacity; provided that no Bank shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs or expenses resulting from or attributable to gross negligence or willful misconduct on the part of such Agent or its officers, employees or agents, as determined in a final, non-appealable judgment by a court of competent jurisdiction.  Without limiting the generality of the foregoing, to the extent each Agent is not otherwise reimbursed by the Company pursuant to Section 10.07, each Bank hereby agrees to reimburse such Agent promptly following its demand for such Bank’s Proportional Share of any out-of-pocket expenses (including, without limitation, attorneys’ fees and expenses) incurred by such Agent hereunder.  Each Bank’s obligations under this paragraph shall survive the termination of this Agreement or, if earlier, the termination of the Revolving Credit Commitment of such Bank, and the discharge of the Company’s obligations hereunder.

SECTION 9.06.  Nonreliance on the Agents and Other Banks.  Each Bank expressly acknowledges that neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any such Agent hereafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by such Agent to any Bank.  Each Bank represents to each Agent that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Bank also represents that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company.

SECTION 9.07.  The Agents in Their Individual Capacities.  Each of the Agents and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though such Agent were not an Agent hereunder.  With respect to its Loans made or renewed by it, any Note issued to it and any Letter of Credit issued by it, each Agent shall have the same rights and powers under this Agreement as any Bank or

Issuing Bank, as applicable and may exercise the same as though it were not an Agent, and the terms “Bank” and “Banks” shall include each Agent in its individual capacity.

SECTION 9.08.  Excess Payments.  Except for payments made pursuant to Section 2.08, Section 2.12, Section 2.13 or Section 4.03 hereof, if any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Revolving Credit Loan or its participations in any Letter of Credit in excess of its pro rata share of payments and other recoveries obtained by all Banks on account of principal of and interest on Revolving Credit Loans and participations in Letters of Credit then held by them, such Bank shall purchase from the other Banks such participations in the Revolving Credit Loans and subparticipations in Letters of Credit held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that (i) if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Person that is an Eligible Assignee.  The Company agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 9.08 may, to the fullest extent permitted by law, exercise all its rights of payment (including offset) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation.

SECTION 9.09.  Obligations Several.  The obligations of the Banks hereunder are several, and neither any Bank nor the Agents shall be responsible for the obligations of any other Person hereunder, nor will the failure of any Bank to perform any of its obligations hereunder relieve the Administrative Agent or any other Bank from the performance of its respective obligations hereunder.  Nothing contained in this Agreement, and no action taken by the Banks or any Agent pursuant hereto or in connection herewith or pursuant to or in connection with the Notes, shall be deemed to constitute the Banks, together or with the Agents, a partnership, association, joint venture or other entity.

SECTION 9.10.  Resignation by any Agent.  (a)  Any Agent may resign as such at any time upon at least 30 days’ prior notice to the Company, the other Agents, the Banks and the Issuing Banks.  In the event of such resignation by the Administrative Agent, the Required Banks (with the consent of the Company (which shall not be unreasonably withheld) in the event that there then does not exist an Event of Default or Unmatured Event of Default), shall as promptly as practicable appoint a successor Administrative Agent.

(b)  If the Person serving as the Administrative Agent (i) is a Defaulting Bank, the Borrower may, or (ii) is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Required Banks may, in each case, to the extent permitted by applicable law, by notice in writing to such Person (and to the Company, if such removal is by the Required Banks) remove such Person as the Administrative Agent. In such event, the Required Banks (with the consent of the Company (which shall not be unreasonably withheld) in the event that there then does not exist an Event of Default or Unmatured Event of Default) shall as promptly as practicable thereafter appoint a successor Administrative Agent.

SECTION 9.11.  Titles.  The Documentation Agents and the Syndication Agent, in their capacities as such, shall have no rights, powers, duties, liabilities, fiduciary relationships or obligations under this Agreement.

SECTION 9.12.  ERISA Representations by the Banks.  (a)  Each Bank represents and warrants, as of the date such Person became a Bank party hereto, to, and from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agents and the Joint Lead Arrangers and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that at least one of the following is and will be true:

(i)  such Bank is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Credit Commitments,

(ii)  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement,

(iii)  (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b)  In addition, unless sub-clause (i) in paragraph (a) of this Section 9.12 is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in paragraph (a) of this Section 9.12, such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agents and the Joint Lead Arrangers and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, that:

(i)  none of the Agents or Joint Lead Arrangers or any of their respective affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by any Agent under this Agreement or any documents related to hereto or thereto),

(ii)  the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)  the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,

(iv)  the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)  no fee or other compensation is being paid directly to any Agent or Joint Lead Arranger or any of their respective affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Revolving Credit Commitments or this Agreement.

(c)  The Agents and the Joint Lead Arrangers hereby inform the Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolving Credit Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Revolving Credit Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Revolving Credit Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.  No Waiver; Modifications in Writing.  No failure or delay on the part of the Administrative Agent, any other Agent, any Bank or any Issuing Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Administrative Agent, any other Agent, any Bank or any Issuing Bank at law, in equity or otherwise.  Each request by the Company for any amendment, modification, supplement, termination or waiver of or to any provision of this Agreement shall be directed to the Administrative Agent, and no such amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, nor consent to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Company and by or on behalf of the Administrative Agent and the Required Banks; provided, however, that no such amendment, modification, supplement, termination, waiver or consent, as the case may be, which has the effect of (x) reducing the rate or amount, or extending the stated maturity or due date, of any sum payable by the Company to any Bank hereunder or under such Bank’s Notes, or (y) except as provided in Section 2.08(e)(ii), Section 2.12(c)(i), Section 2.13(i), Section 4.03(b)(ii) and Section 10.06(c) hereof, increasing the amount, or extending the stated expiration or termination date, of any Bank’s Revolving Credit Commitment hereunder, or (z) changing this Section 10.01, Section 10.06 or Section 10.07 hereof or the definitions of the terms “Allocable Share”, “Additional Commitment”, “Applicable Facility Fee Percentage”, “Applicable Margin”, “Event of Default”, “Proportional Share”, “Required Banks”, “Revolving Credit Commitment”, “Total Commitment” and “Unmatured Event of Default”, or changing the designation of the “Required Banks” as the Banks entitled to direct the Administrative Agent pursuant to Section 8.01 hereof shall be effective unless the same shall be signed by or on behalf of each Bank; provided further that (i) no such amendment, modification, supplement, termination, waiver or consent, as the case may be, which has the effect of (x) increasing the duties or obligations of any Agent or any Issuing Bank hereunder, (y) increasing the standard of care or performance required on the part of any Agent or Issuing Bank hereunder, or (z) reducing or eliminating the indemnities or immunities to which any Agent or Issuing Bank is entitled hereunder (including, without limitation, any amendment or modification of this Section 10.01) shall be effective unless the same shall be signed by or on behalf of the Agent or Issuing Bank affected thereby, as the case may be and (ii) notwithstanding anything to the contrary in this Section 10.01, this Agreement may be amended as provided in Section 3.03(c).  Any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

SECTION 10.02.  Confidentiality.  (a)  Each Bank and Issuing Bank shall maintain in confidence and not publish, disseminate or disclose in any manner or to any Person and shall not use (x) any material, nonpublic information relating to the Company and its Subsidiaries or (y) any technical, nonfinancial information, data or know-how which is identified in writing as confidential by the Company, in either case which may be furnished pursuant to this Agreement, including any such information which may be furnished pursuant to Article VI hereof (hereinafter collectively called “Confidential Information”), in each case, other than as permitted by the Company in writing and subject to each Bank’s and Issuing Bank’s (A) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (B) right to disclose any such Confidential Information to (i) bank examiners (and other regulatory authorities having jurisdiction over it or its affiliates), (ii) its affiliates, auditors, counsel, other professional advisors, other Banks, and other banks or other entities in connection with an offer by such Bank to sell a Participation to such other bank or other entity or to make an assignment pursuant to Section 10.06(c) hereof or (iii) market data collectors, similar service providers to the lending industry, and service providers to such Bank in connection with the administration and management of this Agreement, (C) right to use any such Confidential Information in connection with the transactions set forth herein, and (D) right to disclose any such Confidential Information in connection with (i) any litigation or dispute involving the Banks or the Issuing Banks and the Company or any of its Subsidiaries or (ii) any transfer or other disposition by such Bank of any of its loans or other extensions of credit to the Company or any of the Company’s Subsidiaries; provided, however, that Confidential Information disclosed pursuant to clause (B)(ii), (B)(iii) or (D)(ii) of this sentence shall be so disclosed subject to such procedures as are reasonably calculated to maintain the confidentiality thereof; and provided further that Confidential Information disclosed pursuant to applicable laws, regulations, subpoenas or other legal process shall be so disclosed subject to such confidentiality provisions, if any, as may be provided under applicable law.  The Banks and the Issuing Banks agree, to the extent permitted by applicable law, to use their best efforts promptly to notify the Company in writing of each order, subpoena or other legal process providing for the disclosure and/or production of Confidential Information and shall, to the extent permitted by applicable law, use their best efforts promptly to supply the Company with a copy of such order, subpoena or other legal process, in order that the Company may intervene in the relevant administrative or legal proceeding or take other appropriate legal action to protect the confidentiality of such Confidential Information.  Notwithstanding the foregoing provisions of this Section 10.02, (i) the foregoing obligation of confidentiality shall not apply to any such Confidential Information that was known to such Bank or Issuing Bank or any of their affiliates prior to the time it received such Confidential Information from the Company or its Subsidiaries pursuant to this Agreement, other than as a result of the disclosure thereof by a Person who, to the knowledge or reasonable belief of such Bank or Issuing Bank, was prohibited from disclosing it by any duty of confidentiality arising (under this Agreement or otherwise) by contract or law, and (ii) the foregoing obligation of confidentiality shall not apply to any such Confidential Information that becomes part of the public domain independently of any act of such Bank or Issuing Bank not permitted hereunder (through publication, the issuance of a patent disclosing such information or otherwise) or when identical or substantially similar information is received by such Bank or Issuing Bank without restriction as to its disclosure or use, from a Person who, to the knowledge or reasonable belief of such Bank or Issuing Bank, was not prohibited from disclosing it by any duty of confidentiality arising (under this Agreement or otherwise) by contract or law.  The obligations of each Bank and Issuing Bank under this Section 10.02 shall survive the termination of this Agreement or, if earlier, the termination of the Revolving Credit Commitment of such Bank or the replacement of such Issuing Bank.

(b)  Each Bank acknowledges that information furnished to it pursuant to this Agreement may include material non‑public information concerning the Company and its Subsidiaries or the Company’s or its Subsidiaries’ securities, and it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.  In addition, all information, including requests for waivers and amendments, furnished by the Company or any Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Company and its Subsidiaries or the Company’s or its Subsidiaries’ securities.  Each Bank hereby advises the Company and the Agents that (i) it has developed compliance procedures regarding the use of material non‑public information and that it will handle material non‑public information concerning the Company and its Subsidiaries or the Company’s or its Subsidiaries’ securities in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive material non‑public information concerning the Company and its Subsidiaries or the Company’s or its Subsidiaries’ securities in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

SECTION 10.03.  Notices, etc.  (a)  Except where telephonic instructions or notices are authorized herein to be given, and except as provided in Section 10.03(c), all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and (except for financial statements and other documents to be furnished pursuant to Article VI hereof (with the exception of notices of the occurrence of an Event of Default or an Unmatured Event of Default which is continuing), which, if sent by mail, may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by facsimile or e-mail, and shall be deemed to be given for purposes of this Agreement (i) on the day that such writing is delivered or sent by facsimile to the intended recipient thereof in accordance with the provisions of this Section 10.03 (except that, in the case of facsimile, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient) and (ii) in the case of e-mail, except as provided in Section 10.03(c), upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 10.03, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers or e-mail addresses) indicated on Schedule II hereto, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party on such Schedule. Any notice delivered by e-mail shall be accompanied by copy of such notice delivered by mail or by facsimile (provided that failure to deliver such copy shall not invalidate the giving of such notice).

(b)  Anything herein to the contrary notwithstanding, notices from the Company pursuant to Sections 2.01, 2.02, 2.03, 2.06, 2.08, 2.12, 2.13, 2.14, 4.01, 4.02 and 4.03 hereof shall be effective, for the purposes of this Agreement, only when actually received by all Persons to whom such notices are required to be sent or given.

(c)  Notices and other communications to the Banks or Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or III unless otherwise agreed by the Administrative Agent and the applicable Bank.  Each Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)  Any party hereto may change its address, e-mail address or fax number for notices, demands, instructions and other communications hereunder by notice to the other parties hereto or, in the case of any Bank, the Company and the Administrative Agent.

(e)  The Company agrees that the Administrative Agent may, but shall not be obligated to, make any Communication (as defined below) by posting such Communication on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available”.  None of the Administrative Agent or any of its affiliates warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its affiliates in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its affiliates have any liability to the Company, any Bank, any Issuing Bank or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of transmission of Communications through the Platform.  For purposes of this paragraph, “Communications” means, collectively, any notice, demand, instruction, other communication, information, document or other material provided by or on behalf of the Company or the Administrative Agent pursuant hereto or the transactions contemplated hereby.  Notwithstanding the foregoing, in the event that the Platform is unavailable for any reason, the Administrative Agent will provide Communications as provided in Section 10.03(a) promptly after learning of the Platform’s unavailability; and, in such event, any applicable notice period  with respect to such Communication will be begin to run only when given pursuant to Section 10.03(a).

SECTION 10.04.  Costs, Expenses and Other Taxes.  The Company agrees to pay all reasonable out-of-pocket costs and expenses of the Agents and the Joint Lead Arrangers in connection with the arrangement of the credit facility provided for herein and the negotiation, preparation, printing, reproduction, execution and delivery of this Agreement, the Notes, any amendments or modifications of (or supplements to) any of the foregoing and any and all other documents furnished in connection with the execution and delivery of this Agreement, including the reasonable fees and out-of-pocket expenses of outside counsel to the Agents and the Joint Lead Arrangers relative thereto (limited, however, to such fees and expenses of only one outside counsel who shall represent the Agents and the Joint Lead Arrangers), and all costs and expenses (whether of the Agents and the Joint Lead Arrangers or Issuing Bank or otherwise and including, without limitation, attorneys’ fees and expenses), if any, in connection with the enforcement of this Agreement, the Notes or any other agreement furnished pursuant hereto or in connection herewith.  The Company further agrees to pay to each Issuing Bank all out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.   The Company shall timely pay Other Taxes to the relevant governmental authority in accordance with applicable law. If any action, suit or proceeding arising from any of the foregoing is brought against any Agent, any Bank, any Issuing Bank or any other Person indemnified or intended to be indemnified pursuant to this Section 10.04, the Company, to the extent and in the manner directed by the Person or Persons indemnified or intended to be indemnified, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Company (which counsel shall be satisfactory to the Person or Persons indemnified or intended to be indemnified).  If the Company shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of the Company contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose.  Any and all amounts so expended by the Administrative Agent shall be repayable to it by the Company immediately upon the Administrative Agent’s demand therefor, with interest at a rate per annum (computed on the basis of a year consisting of 365 or, when appropriate, 366 days) equal to the sum of (i) the Alternate Base Rate in effect from time to time during the period from and including the date so expended by the Administrative Agent to the date of repayment, plus (ii) two percent (2%) per annum.  The obligations of the Company under this Section 10.04 shall survive the termination of this Agreement and the discharge of the Company’s other obligations hereunder.

SECTION 10.05.  Confirmations.  The Company and each Bank agree from time to time, upon written request received by one from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans of such Bank then outstanding hereunder or under any Note or Notes held by it, and each such Bank agrees from time to time, upon written request received by it from the Company, to make any Note or Notes held by it (including the schedule attached thereto) available for reasonable inspection by the Company at the office of such Bank.

SECTION 10.06.  Successors and Assigns; Participations. (a)  This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Agents, the Issuing Banks (including any affiliate of any Issuing Bank that issues any Letter of Credit) and their respective successors and permitted assigns; provided, however, that any assignment or transfer by a Bank of any or all of its rights hereunder shall not materially increase the amount which would have been payable to the Bank making such assignment or transfer by the Company under this Agreement and the Notes in the absence of such assignment or transfer; and provided further that except in accordance with the provisions of Section 6.02(a) hereof, the Company may not assign its rights or obligations hereunder or in connection herewith or any interest herein without the prior written consent of all of the Banks.  This Agreement shall not be construed so as to confer any right or benefit upon any Person, other than the parties to this Agreement, each of their respective successors and permitted assigns, the Syndication Agent, the Documentation Agents, the Joint Lead Arrangers and the other Indemnitees and, to the extent set forth in Section 10.06(b), the Participants.

(b)  Any Bank may without the consent of the Company sell participations to one or more banks or other entities that, in the ordinary course of their business, regularly extend credit of the types and in the amounts extended by Banks under this Agreement (such banks and other entities hereinafter referred to, collectively, as “Participants”) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment and the Loan or Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Participants shall be entitled to the cost protection provisions contained in Section 2.08, Section 2.12, and Section 3.04 hereof (provided that no Participant shall be entitled to receive any greater amount pursuant to such provisions than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred and provided further that, such Participant shall have fully complied with the provisions of Section 10.06(g) hereof and the requirements and limitations set forth in Section 2.12), (iv) the Company, the Agents, the Issuing Banks and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and in connection with the cost protection provisions of this Agreement to which any Participant is entitled pursuant to this Section 10.06(b), (v) such Bank shall retain the sole right and responsibility to enforce the obligations of the Company relating to the Loans, (vi) such Bank shall not, except with respect only to changes in the amount of the Revolving Credit Commitment of such Bank, or the principal amount of its Loans outstanding or amounts owed to it in respect of LC Disbursements or the Interest Rate or Interest Period with respect thereto, or the amount of any fees payable to it hereunder or extension of the Maturity Date, enter into any agreement with any Participant that would require the consent of such Participant with respect to the exercise by such Bank of its voting rights under this Agreement, and (vii) each such sale shall be made in the ordinary course of such Bank’s commercial banking business and in compliance with all applicable laws.  Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments, Loans, Letters of Credit, Notes or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Credit Commitment, Loan, Letter of Credit, Note or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or any other applicable or successor regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)  Any Bank may assign, with the prior written consent of the Company, the Administrative Agent and each Issuing Bank (which consent shall not unreasonably be withheld) and after using reasonable efforts to identify an Eligible Assignee reasonably acceptable to the Company, to one or more Eligible Assignees, or without the consent of the Company or the Administrative Agent but with the consent of each Issuing Bank (which consent shall not unreasonably be withheld) to one or more Banks, all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment and the same portion of the applicable Loan or Loans at the time owing to it and any applicable Note or Notes held by it, other than any Competitive Loans or Competitive Notes held by it, which may, but need not, be assigned); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank’s rights and obligations under this Agreement, the Loan or Loans at the time owing to such assigning Bank and any Note or Notes held by it, other than any Competitive Loans or Competitive Notes held by it, which may, but need not, be assigned, (ii) except in the case of an assignment of a Bank’s entire interest hereunder, the amount of the Revolving Credit Commitment of the assigning Bank which it retains shall be in a principal amount of not less than $15,000,000 and the amount of such Revolving Credit Commitment which it assigns (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be an integral multiple of $5,000,000; provided, however, that no assignment may be made that, taken together with any simultaneous assignments, would result in any Bank having a Revolving Credit Commitment which is less than $15,000,000, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance with respect to such assignment, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 (except that such fee shall not be payable if the Eligible Assignee is an affiliate of the assignor Bank), (iv) each such assignment shall be made in the ordinary course of the assigning Bank’s commercial banking business and in compliance with all applicable laws, (v) no such assignment shall be effective unless the Eligible Assignee to which such assignment is made has fully complied with the provisions of Section 10.06(g) hereof, and (vi) the Company shall have received a copy of the Assignment and Acceptance signed by the parties thereto.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (x) the Eligible Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, (y) the assignor Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released (except as provided in Section 2.12(b), Section 10.02 and Section 10.07 hereof) from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto, but shall continue to be entitled to the benefits of Section 2.08, Section 2.12, Section 10.04 and Section 10.07 hereof), and (z) Schedule I and Schedule II hereto shall be deemed amended to reflect the assignment pursuant to this Section 10.06(c) and the decrease in the Revolving Credit Commitment of the assignor Bank.  Each assignee of an interest under this Agreement and any Note shall take such interest subject to any request made, waiver or consent given or other action taken hereunder prior to the effective date of the Assignment and Acceptance related to such assignment, and, until the effective date of such Assignment and Acceptance, the Administrative Agent, the Issuing Banks and the Company shall be entitled conclusively to assume that no assignment of any interest under this Agreement and any Note has been made by any Bank or any assignee.  Notwithstanding any other provision of this Section 10.06, any Bank may at any time assign all or any portion of its rights under this Agreement and any Note or Notes held by it to a Federal Reserve Bank or other central bank authority; provided that no such assignment shall release a Bank from any of its obligations hereunder.

(d)  By executing and delivering an Assignment and Acceptance, the assignor Bank and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) the assignor Bank represents and warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) such assignor Bank makes no representation or warranty, and assumes no responsibility with respect to any statements, warranties or representations made by the Company in or in connection with this Agreement or with the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, (iii) such assignor Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of its obligations under this Agreement or any other instrument or document furnished pursuant hereto, (iv) such Eligible Assignee confirms that it has received a copy of this Agreement together with copies of the financial statements and other documents referred to in Section 5.01(e), Section 6.01(a)(i), Section 6.01(a)(ii) and Section 6.01(a)(v) hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (v) such Eligible Assignee will, independently and without reliance upon any Agent, such assignor Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (vi) such Eligible Assignee appoints and authorizes the Administrative Agent to take such action as the Administrative Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto, (vii) such Eligible Assignee agrees that it will perform all of the obligations, in accordance with the terms thereof, of the assignor Bank under this Agreement which are assumed by such Eligible Assignee under such Assignment and Acceptance and (viii) such Eligible Assignee confirms that it is an Eligible Assignee.

(e)  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at its address listed on Schedule II hereto a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks and the Revolving Credit Commitment of, and

principal amount (and stated interest) of the Loans owing to, each Bank from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agents, the Banks and the Issuing Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Company, any Bank or any Issuing Bank at any reasonable time and from time to time upon reasonable prior notice.

(f)  Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an Eligible Assignee, together with any Note or Notes subject to such assignment and the written consent of the Company to such assignment, if required hereunder, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in the form of Exhibit F hereto (or as agreed upon by the Company and the Administrative Agent), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, (iii) give prompt notice thereof to the Company, and (iv) deliver a copy of such Assignment and Acceptance to the Company.  Within five Business Days after receipt of such Assignment and Acceptance, the Company, at its own expense, shall execute and deliver to the Administrative Agent in exchange for any surrendered Note or Notes a new Note or Notes to such Eligible Assignee in an amount equal to its portion of the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained any Revolving Credit Commitment hereunder, a new Note or Notes to the assigning Bank in an amount equal to the Revolving Credit Commitment retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or Exhibit A-2 hereto, as appropriate.  Any Notes surrendered by the assigning Bank shall be marked “canceled” and returned by the Administrative Agent or the assigning Bank to the Company.

(g)  If, pursuant to this Section 10.06, any interest in this Agreement, any Loan or any Note is transferred to any Participant (a “Transferee”) that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code), the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Administrative Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Company or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Bank in duplicate, for each taxable year of such Transferee during which interest arising under or in connection with this Agreement is received, and before payment by the Company of any such interest during such year (or at any other time as required under United States income tax law), a properly completed and executed copy of either Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or Internal Revenue Service Form W-8ECI and any additional form (or such other form) as is necessary to claim complete exemption from or reduction in United States withholding taxes (wherein such Transferee claims entitlement to complete exemption from or reduction in United States withholding taxes on all payments hereunder), (iii) to agree (for the benefit of the transferor Bank, the Administrative Agent and the Company) to provide to the transferor Bank a new Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or Internal Revenue Service

Form W-8ECI and any such additional form (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption, and (iv) to represent to the transferor Bank (for the benefit of the transferor Bank, the Administrative Agent and the Company) that the form or forms so filed will be true and complete.  If a Transferee is a “United States person” (within the meaning of Section 7701(a)(30) of the Code), the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to furnish to the transferor Bank in duplicate, for each taxable year of such Transferee during which interest arising under or in connection with this Agreement is received, and before payment by the Company of any such interest during such year (or at any other time as required under United States income tax law), a properly completed and executed copy of Internal Revenue Service Form W-9 establishing an exemption from United States backup withholding, (ii) to agree (for the benefit of the transferor Bank, the Administrative Agent and the Company) to provide to the transferor Bank a new Internal Revenue Service Form W-9 and any such additional form (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such backup withholding tax exemption, and (iii) to represent to the transferor Bank (for the benefit of the transferor Bank, the Administrative Agent and the Company) that the form or forms so filed will be true and complete.

SECTION 10.07.  Indemnification.  In consideration of the execution and delivery of this Agreement by the Banks and the Issuing Banks and the agreement to extend and maintain the credit provided hereunder, the Company hereby agrees to indemnify, exonerate and hold each of the Banks, the Agents, the Joint Lead Arrangers, the Issuing Banks, their respective affiliates and each of the officers, directors, employees and agents of each of the Banks, the Agents, the Joint Lead Arrangers, the Issuing Banks and such affiliates (herein collectively called the “Indemnitees” and individually called an “Indemnitee”), free and harmless from and against any and all actions, claims, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (herein collectively called the “Indemnified Liabilities”), which may be incurred by or asserted against the Indemnitees or any Indemnitee as a result of, or arising out of, or relating to, or in connection with, any investigation, litigation or proceeding (whether brought by a third party or by the Company or any of its affiliates, it being understood that nothing herein shall relieve any Bank of liability for a breach of its agreements contained herein) related to this Agreement, including (i) any use made or proposed to be made by the Company of the proceeds of any Loan or any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (ii) the consummation of the transactions contemplated by any such use or proposed use, (iii) any untrue statement or alleged untrue statement of any material fact made by the Company in connection therewith, or (iv) the omission or alleged omission by the Company to state in connection therewith a material fact required to be so stated or necessary to make the statements made, in light of the circumstances under which they were made, not misleading, whether or not any such Indemnitee is a party thereto, and, to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law; provided, however, that there shall be no right to indemnification or contribution under this Section 10.07 for Indemnified Liabilities based upon or arising out of actions or omissions by any Bank or Issuing Bank in a capacity other than that of a lender to the Company or an issuer of letters of credit for the account of the Company, by any Agent in its capacity other than that as agent for the Banks and the Issuing Banks hereunder or by any Joint Lead Arranger other than in its capacity as a joint lead arranger hereunder.  Each Indemnitee will use its best efforts to promptly notify the Company of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 10.07.  If any action, suit or proceeding arising from any of the foregoing is brought against any Agent, Bank or Issuing Bank or any other Person indemnified or intended to be indemnified pursuant to this Section 10.07, the Company, to the extent and in the manner directed by the Person or Persons indemnified or intended to be indemnified, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Company (which counsel shall be reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified).  Each Indemnitee will cooperate in the defense of any such action, suit or proceeding.  If the Company shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of the Company contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose.  Any and all amounts so expended by the Administrative Agent shall be repayable to it by the Company immediately upon the Administrative Agent’s demand therefor, with interest at a rate per annum (computed on the basis of a year consisting of 365 or, when appropriate, 366 days) equal to the sum of (i) the Alternate Base Rate in effect from time to time during the period from and including the date so expended by the Administrative Agent to the date of repayment, plus (ii) two percent (2%) per annum.  The Company shall have no obligation to any Indemnitee under this Section 10.07 to the extent that Indemnified Liabilities result from gross negligence or willful misconduct on the part of such Indemnitee, as determined in a final, non-appealable judgment by a court of competent jurisdiction.  The obligations of the Company under this Section 10.07 shall survive the termination of this Agreement and the discharge of the Company’s other obligations hereunder.  The obligations of each Bank and Issuing Bank (and of each other Indemnitee with respect to such Bank or Issuing Bank) under this Section 10.07 shall survive the termination of this Agreement or, if earlier, the termination of the Revolving Credit Commitment of such Bank or the replacement of such Bank or Issuing Bank. This Section 10.07 shall not apply with respect to Taxes (other than Taxes that represent Indemnified Liabilities arising from a non-Tax claim), which shall be governed solely by Sections 2.08, 2.12 and 10.04.

SECTION 10.08.  Replacement of Banks.  If any Bank or Issuing Bank shall fail to execute and deliver any amendment, consent or waiver to this Agreement requested by the Company (i) that under Section 10.01 requires the consent of all Banks and (ii) with respect to which the Required Banks shall have granted their consent by the date specified by the Company (each such Bank or Issuing Bank being called a “Non-Consenting Bank”), then, notwithstanding any other provision of this Agreement to the contrary, the Company shall have the right to take any of the actions set forth in Section 2.13 with respect to such Non-Consenting Bank.

SECTION 10.09.  USA Patriot Act.  Each Bank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the USA Patriot Act.

SECTION 10.10.  Headings.  Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

SECTION 10.11.  Circumstances Requiring Consultation.  In the event that (i) additional amounts have become payable to an Affected Bank as a result of the occurrence of circumstances referred to in Section 2.08 hereof, (ii) any Affected Bank shall have made a determination pursuant to Section 4.03(a) hereof, or (iii) additional amounts have become payable to any Bank or any Participant pursuant to Section 2.12 hereof, then, and in any such event, such Affected Bank, Bank or Participant, as the case may be, shall promptly consult with the Administrative Agent and the Company in order to endeavor, and such Affected Bank, Bank or Participant, as the case may be, shall use its best efforts, to take such action as, in the good faith judgment of such Affected Bank, Bank or Participant, is then reasonable and practicable under the circumstances (including, without limitation, changing the location of its lending office or participating office, as the case may be, in order to move the situs of such Affected Bank’s or Bank’s Loans or such Participant’s participation to another jurisdiction, if possible without material liability, cost or expense to such Affected Bank, Bank or Participant and without material reduction to such Affected Bank or Bank of any amount otherwise receivable by such Affected Bank or Bank under this Agreement and such Affected Bank’s or Bank’s Notes or receivable by such Participant under its participation), to mitigate or eliminate the effect of such event.  In addition, in the event that (i) any Bank or Participant shall, as a result of reserves maintained by such Bank or Participant with any Federal Reserve Bank of the United States in connection with any of the Loans or participations, be entitled to receive, and receive, amounts from such Federal Reserve Bank (in the form of interest or otherwise) in respect of such reserves, or (ii) any Bank or Participant shall receive any similar (or other) benefit as a result of actions taken by such Bank or Participant with respect to any Capital Adequacy or Liquidity Rule, then, and in any such event, to the extent such Bank or Participant shall have received compensation under Section 2.08 in connection with such reserves or Capital Adequacy or Liquidity Rule, such Bank or Participant shall promptly consult with the Administrative Agent and the Company in order to endeavor, and such Bank or Participant shall use its best efforts, to take such action as, in the good faith judgment of such Bank or Participant, is then reasonable and practicable under the circumstances, to give the benefit of such amounts or benefits to the Company.

SECTION 10.12.  Execution in Counterparts; Integration.  This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same

Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement and the Notes constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (other than provisions of any commitment letter or fee letter entered into in connection with the credit facility established hereunder that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect).

SECTION 10.13.  Governing Law.  THIS AGREEMENT AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A “COMPANY MATERIAL ADVERSE EFFECT” HAS OCCURRED OR WOULD REASONABLY BE EXPECTED TO OCCUR) FOR THE PURPOSES OF SECTION 7.03(B), AND (B) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

SECTION 10.14.  CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY WITH RESPECT TO THIS AGREEMENT OR ANY NOTE MAY BE BROUGHT (AND ALL JUDICIAL PROCEEDINGS BROUGHT BY THE COMPANY WITH RESPECT TO THIS AGREEMENT OR ANY NOTE SHALL BE BROUGHT EXCLUSIVELY) IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE.  THE COMPANY IRREVOCABLY AGREES THAT ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH ON SCHEDULE II HERETO OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT HERETO, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE COMPANY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  EACH OF THE COMPANY, THE AGENTS, THE BANKS AND THE ISSUING BANKS IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH IT

MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH JURISDICTION.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR LIMIT THE RIGHT OF ANY AGENT, ANY BANK OR ISSUING BANK TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURT OF ANY OTHER COMPETENT JURISDICTION.

SECTION 10.15.  Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.16.  [Reserved].

SECTION 10.17.  Maximum Interest.  Nothing contained in this Agreement shall be deemed to establish or require the payment of interest at a rate in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid to any of the Banks under this Agreement exceeds the maximum rate permitted by applicable law, the rate of interest required to be paid to such Banks hereunder shall be automatically reduced to the maximum rate permitted by applicable law.

SECTION 10.18.  No Fiduciary Relationship.  The Company, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, its Subsidiaries and their Affiliates, on the one hand, and the Agents, the Joint Lead Arrangers, the Banks, the Issuing Banks and their affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Joint Lead Arrangers, the Banks, the Issuing Banks or their affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 10.19.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in the Agreement, each party hereto acknowledges that any liability of any Bank that is an EEA Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)   the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank party hereto that is an EEA Financial Institution; and

(b)   the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 10.20.  Amendment and Restatement.  (a) This Agreement shall not extinguish the Loans or any other obligations outstanding under the Existing Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the Loans or any other obligations outstanding, if any, under the Existing Credit Agreement, which shall remain outstanding after the Effective Date as modified hereby. Notwithstanding any provision of this Agreement, the provisions of Sections 2.08, 2.12 and 10.07 of the Existing Credit Agreement as in effect immediately prior to the Effective Date will continue to be effective as to all matters arising out of or in any way related to facts or events existing or occurring prior to the Effective Date.

(b)  The Existing Credit Agreement is, and the obligations of the Company thereunder are, hereby ratified and confirmed and shall remain in full force and effect according to its terms (as amended hereby).  The Company acknowledges and confirms that as of the date hereof the Company’s obligation to repay the outstanding principal amount of the Loans, if any, and reimburse each Issuing Bank for any drawing on a Letter of Credit outstanding on the date hereof, if any, is unconditional and not subject to any offsets, defenses or counterclaims.  Each party hereto acknowledges and confirms that by entering into this Agreement, each party does not waive or release any term or condition of the Existing Credit Agreement or any of their rights or remedies under such agreement or applicable Law or any of the obligations of such party thereunder, except as expressly set forth herein.

(c)  On and after the Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement shall mean and be a reference to the Existing Credit Agreement as modified by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

OCCIDENTAL PETROLEUM CORPORATION,

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., in its individual capacity as a Bank, an Issuing Bank and as Administrative Agent,

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., in its individual capacity, as a Bank and an Issuing Bank,

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, in its individual capacity, as a Bank and an Issuing Bank,

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

CITIBANK, N.A., in its individual capacity, as a Bank and an Issuing Bank,

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, in its individual capacity, as a Bank and an Issuing Bank,

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

MUFG BANK, LTD, in its individual capacity, as a Bank and an Issuing Bank

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA, in its individual capacity, as a Bank and an Issuing Bank

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

SOCIETE GENERALE, in its individual capacity, as a Bank and an Issuing Bank

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its individual capacity, as a Bank and an Issuing Bank,

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

[__________], in its individual capacity, as a Bank

By
Name:
Title:

[Signature Page to Amended and Restated Credit Agreement]

SCHEDULE 1.01 TO
AMENDED AND RESTATED CREDIT AGREEMENT

Capitalized terms used in Section 6.02(b) or Section 6.02(c) of the Amended and Restated Credit Agreement shall have the meanings indicated below.  Capitalized terms used in the definitions set forth below and not defined in this Schedule 1.01 shall have the meanings indicated in Section 1.01 of the Amended and Restated Credit Agreement.

“Board of Directors” means either the board of directors (or any similar governing body) of the Company or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Consolidated Net Tangible Assets” means the total of the Net Tangible Assets of the Company and its Consolidated Subsidiaries, included in their financial statements prepared on a consolidated basis in accordance with United States generally accepted accounting principles, after eliminating all intercompany items.

“Consolidated Subsidiary” means any Subsidiary of the Company included in the financial statements of the Company and its Subsidiaries prepared on a consolidated basis in accordance with United States generally accepted accounting principles.

“Current Liabilities” means all Indebtedness that may properly be classified as current liabilities in accordance with United States generally accepted accounting principles.

“Discounted Rental Value” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent (after deducting the amount of rent to be received by such Person under noncancelable subleases) required to be paid by such Person under such lease during the remaining noncancelable term thereof (including any such period for which such lease has been extended or may, at the option of the lessor, be extended), discounted from the respective due dates thereof to such date at a rate per annum of 11 3/4%. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. If and to the extent the amount of any rent during any future period is not definitely determinable under the lease in question, the amount of such rent shall be estimated in such reasonable manner as the Board of Directors of the Company may in good faith determine.

“Funded Debt” means all Indebtedness maturing one year or more from the date of the creation thereof, all Indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Indebtedness under a revolving credit, term loan or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Indebtedness” means, with respect to any Person, at any time, and in each case only to the extent such obligations are presented as liabilities on the face of the balance sheet of such Person in accordance with United States generally accepted accounting principles (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (b) obligations under capital leases (the amount of such obligations being the capitalized amount of such leases, determined in accordance with United States generally accepted accounting principles as provided in Section 1.02), (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit,  letters of guaranty and bankers’ acceptances, (e) guarantees by such Person of any Indebtedness of others of the type described in the foregoing clauses (a) through (d) and (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person.

“Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance to secure Indebtedness for borrowed money, but excluding (i) any security interest which a lessor may be deemed to have under a lease and (ii) any lien which may be deemed to exist under a Production Payment or under any subordination arrangement.

“Net Tangible Assets” of any specified Person means the total of all assets properly appearing on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles, after deducting from such total, without duplication of deductions, (a) all Current Liabilities of such Person, (b) that portion of the book amount of all such assets which would be treated as intangibles under United States generally accepted accounting principles, including without limitation, all such items as goodwill, trademarks, trade names, brands, copyrights, patents, licenses and rights with respect to the foregoing and unamortized debt discount and expense, and (c) the amount, if any, at which any Capital Stock of such Person appears on the asset side of such balance sheet.

“Obligations” means the due and punctual payment by the Company of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made under the Amended and Restated Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursements of LC Disbursements and interest thereon and (c) all other monetary obligations of the Company to the Banks under the Amended and Restated Credit Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Domestic Property” means any (i) developed oil or gas producing property or (ii) processing or manufacturing plant, in each case which is now or hereafter owned or leased by the Company or any Consolidated Subsidiary and which is located in the continental United States (provided, however, that any such property or plant declared by the Board of Directors by Board Resolution not to be of material importance to the business of the Company and its Consolidated Subsidiaries taken as a whole will be excluded from the foregoing definition).

“Production Payment” means any economic interest in oil, gas or mineral reserves which (i) entitles the holder thereof to a specified share of future production from such reserves, free of the costs and expenses of such production, and (ii) terminates when a specified quantity of such share of future production from such reserves has been delivered or a specified sum has been realized from the sale of such share of future production from such reserves.

“Secured Debt” means any Indebtedness of the Company or any Consolidated Subsidiary for borrowed money, secured by a Lien on any Principal Domestic Property or on any shares of Capital Stock or on any Indebtedness of any Consolidated Subsidiary which owns any Principal Domestic Property.

“Subsidiary” means a Business Entity more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

“Voting Stock” means, with respect to any Business Entity, any class or series of Capital Stock of such Business Entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or to appoint or to approve the appointment of, the directors, trustees or managing members of, or other persons holding similar positions with, such Business Entity.

SCHEDULE I to
AMENDED AND RESTATED CREDIT AGREEMENT
 A

AMOUNTS OF REVOLVING CREDIT COMMITMENTS

NAME OF BANK	EXISTING REVOLVING CREDIT COMMITMENT	ADDITIONAL COMMITMENT	TOTAL REVOLVING CREDIT COMMITMENT
BANK OF AMERICA, N.A.	$205,000,000	$95,000,000	$300,000,000
BARCLAYS BANK PLC	$205,000,000	$95,000,000	$300,000,000
CITIBANK, N.A.	$205,000,000	$95,000,000	$300,000,000
HSBC BANK USA, NATIONAL ASSOCIATION	$205,000,000	$95,000,000	$300,000,000
JPMORGAN CHASE BANK, N.A.	$205,000,000	$95,000,000	$300,000,000
MUFG BANK, LTD.	$120,000,000	$180,000,000	$300,000,000
ROYAL BANK OF CANADA	$120,000,000	$180,000,000	$300,000,000
SOCIETE GENERALE	$120,000,000	$180,000,000	$300,000,000
SUMITOMO MITSUI BANKING CORPORATION	$120,000,000	$180,000,000	$300,000,000
WELLS FARGO BANK, N.A.	$205,000,000	$95,000,000	$300,000,000
BANCO BILBAO VIZCAYA AGRENTARIA, S.A. NEW YORK BRANCH	$120,000,000	$29,000,000	$149,000,000
BANK OF CHINA, NEW YORK BRANCH	$75,000,000	$74,000,000	$149,000,000
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH	$120,000,000	$29,000,000	$149,000,000
MIZUHO BANK, LTD.	$120,000,000	$29,000,000	$149,000,000
PNC BANK, NATIONAL ASSOCIATION	$120,000,000	$29,000,000	$149,000,000
STANDARD CHARTERED BANK	$120,000,000	$29,000,000	$149,000,000
THE BANK OF NEW YORK MELLON	$120,000,000	$29,000,000	$149,000,000
THE BANK OF NOVA SCOTIA, HOUSTON BRANCH	$120,000,000	$29,000,000	$149,000,000
THE TORONTO-DOMINION BANK, NEW YORK BRANCH	$0	$149,000,000	$149,000,000
U.S. BANK NATIONAL ASSOCIATION	$120,000,000	$29,000,000	$149,000,000
BNP PARIBAS	$75,000,000	$45,000,000	$120,000,000
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK	$0	$120,000,000	$120,000,000
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	$120,000,000	$0	$120,000,000
BMO HARRIS BANK, N.A.	$0	$50,000,000	$50,000,000
FIRST ABU DHABI BANK USA N.V.	$30,000,000	$20,000,000	$50,000,000
RIYAD BANK, HOUSTON AGENCY	$30,000,000	$20,000,000	$50,000,000
TOTAL COMMITMENT AMOUNT	$3,000,000,000	$2,000,000,000	$5,000,000,000

SCHEDULE II to
AMENDED AND RESTATED CREDIT AGREEMENT

Addresses, Facsimile and Telephone Numbers

If to Occidental	OCCIDENTAL PETROLEUM CORPORATION
Petroleum Corporation:	5 Greenway Plaza, Suite 110
Houston, TX 77046
Attention: Treasurer
Tel. No. (713) 215-7000
Facsimile No. (713) 985-1995

If to JPMorgan Chase	JPMORGAN CHASE BANK, N.A.
Bank, N.A.:	500 Stanton Christian Road
Floor 01, NCC5
Newark, DE 19713
Tel. No.: 302-634-1836
Facsimile No.: 302-634-1417
Attention: Michelle Carey
Email:	michelle.x.carey@jpmorgan.com

With a copy to:

JPMORGAN CHASE BANK, N.A.
500 Stanton Christian Road
Floor 01, NCC 5
Newark, DE 19713
Tel. No.: 302-634-2633
Attention: Kristen Bazink
Email: kristen.bazink@chase.com

If to any other Bank:	Contact information on file with the Administrative Agent.